Exhibit 10.1

FACILITY AGREEMENT

dated as of April 3, 2017

by and among

Endologix, Inc.,

as the Borrower,

the other Loan Parties party hereto from time to time,

the Lenders

and

Deerfield Private Design Fund IV, L.P.,

as agent for itself and the Lenders

i

Annex

Annex A	Disbursement Amount and Warrants

Schedules

Schedule P-1	Existing Investments
Schedule 2.4	List of Agreement Date Lenders and Such Lenders’ Wire Instructions and Information for Notices
Schedule 3.1(d)	Existing Liens
Schedule 3.1(f)	Existing Indebtedness
Schedule 3.1(h)	Litigation
Schedule 3.1(m)	Real Estate
Schedule 3.1(x)	Borrower’s Subsidiaries
Schedule 3.1(z)	Borrower’s Outstanding Shares of Stock, Options and Warrants
Schedule 3.1(aa)	Material Contracts
Schedule 3.1(dd)	Environmental
Schedule 3.1(ff)	Labor Relations
Schedule 3.1(gg)	Jurisdiction of Organization, Legal Name, Organizational Identification Number and Chief Executive Office
Schedule 5.1(y)	Post-Closing Requirements
Schedule 5.2(iv)	Contingent Obligations
Schedule 5.2(vii)	Transactions with Affiliates

ii

Exhibits

Exhibit A	Form of Loan Note
Exhibit B	Form of Perfection Certificate
Exhibit C	Form of Warrant
Exhibit D	Closing Checklist
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Compliance Certificate

iii

FACILITY AGREEMENT

This FACILITY AGREEMENT (this “Agreement”), dated as of April 3, 2017, by and among Endologix, Inc., a Delaware corporation (the “Borrower”), the other Loan Parties (as defined below) party hereto from time to time, the lenders set forth on the signature page of this Agreement (together with their successors and permitted assigns, the “Lenders”), Deerfield Private Design Fund IV, L.P. (“Deerfield Facility Entity”), as agent for itself and the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent,” and, together with the Lenders, the Borrower and the other Loan Parties party hereto, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Borrower desires that the Lenders extend a term loan to the Borrower to provide funds necessary (i) to refinance certain of the existing Indebtedness (including a certain amount of the existing 2.25% Convertible Notes), (ii) to provide funds for the Borrower’s working capital and general corporate purposes, and (iii) to pay a portion of the fees, costs and expenses related to this Agreement;

WHEREAS, Borrower desires to secure all of the Obligations (other than those Obligations under the Warrant, any Stock and the Registration Rights Agreement) by granting to Agent, for the benefit of the Secured Parties, a first priority (subject only to the prior priority of the Permitted Priority Liens) perfected Lien upon substantially all of its personal and real property including all of the issued and outstanding Stock of its direct Subsidiaries (in each case, other than Excluded Property); and

WHEREAS, each of the Loan Parties is willing to guaranty all of the Obligations (other than those Obligations under the Warrant, any Stock and the Registration Rights Agreement), and to grant to Agent, for the benefit of the Secured Parties, a first priority (subject only to the prior priority of the Permitted Priority Liens) perfected Lien upon all of its respective personal and real property, including all of the issued and outstanding Stock of its direct Subsidiaries (in each case, other than Excluded Property) which are issued to a Loan Party.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 General Definitions. Wherever used in this Agreement, the Exhibits or the Schedules attached hereto, unless the context otherwise requires, the following terms have the following meanings:

“2.25% Convertible Note Documents” means the 2.25% Convertible Notes, the 2.25% Senior Note Indenture and each other document or agreement from time to time entered into in connection with the foregoing.

“2.25% Convertible Notes” means those certain 2.25% senior unsecured notes, governed by the terms of a base indenture, as supplemented by the first supplemental indenture relating to the 2.25% senior notes (together, the “2.25% Senior Notes Indenture”), between the Borrower and Wells Fargo Bank, National Association, as trustee, each of which were entered into on December 10, 2013.

“2.25% Senior Notes Indenture” has the meaning provided therefor in the definition of “2.25% Convertible Notes.”

“3.25% Convertible Notes” means those certain 3.25% senior unsecured notes, governed by the terms of a base indenture, as supplemented by the second supplemental indenture relating to the 3.25% senior notes (together, the “3.25% Senior Notes Indenture”), between the Borrower and Wells Fargo Bank, National Association, as trustee, each of which were entered into on November 2, 2015, as the same may be amended, restated, refinanced, supplemented or otherwise modified in connection with a Permitted 3.25% Convertible Note Refinancing.

“3.25% Convertible Note Documents” means the 3.25% Convertible Notes, the 3.25% Senior Note Indenture and each other document or agreement from time to entered into in connection with the foregoing, as the same may be amended, restated, refinanced, supplemented or otherwise modified in on with a Permitted 3.25% Convertible Note Refinancing.

“3.25% Senior Notes Indenture” has the meaning provided therefor in the definition of “3.25% Convertible Notes.”

“10-K” means an annual report on Form 10-K (or successor form thereto), as required to be filed pursuant to the Exchange Act.

“10-Q” means a quarterly report on Form 10-Q (or successor form thereto), as required to be filed pursuant to the Exchange Act.

“ABL Agent” has the meaning assigned to such term in the definition of “ABL Credit Facility” herein or the agent for the facility referenced in clause (ii) of the definition of “ABL Credit Facility.”

“ABL Credit Facility” means (i) that certain Credit and Security Agreement, dated as of the Agreement Date, by and among the Borrower, the other Persons party thereto from time to time as “Borrowers” (as defined therein) or guarantors therein, Deerfield ELGX Revolver, LLC, in its capacity as Agent (as defined therein (including any Third Party Agent (as defined therein)), in such capacity, together with its successors and assigns in such capacity, the “ABL Agent”) and the financial institutions or other entities from time to time parties thereto, each as a Lender (as defined therein), as amended, restated, supplemented or otherwise modified in accordance and in compliance with the Intercreditor Agreement and (ii) any credit agreement that replaces or refinances the agreement set forth in clause (i) or in this clause (ii), provided, that any such replacement or refinancing meets the following conditions: (A) has an aggregate commitment amount not greater than the commitments under the facility referred to in clause (i) unless otherwise agreed in writing by the Agent, (B) is secured on a senior basis to the applicable Obligations hereunder with respect to either all assets securing the applicable Obligations or with respect to accounts receivable, inventory, equipment, cash and/or related assets, and the agent therefor enters into an intercreditor agreement reflecting the foregoing lien priority and other provisions that are mutually acceptable to such agent and the Agent in their reasonable good faith discretion (such intercreditor agreement, the “Refinancing ICA”), (C) does not have one or more obligors that are not obligors under this Agreement, (D) is not secured by assets and property that do not also comprise Collateral, (E) does not prohibit payments, repayments or prepayments under the Loan Documents (provided that, for the avoidance of doubt, the foregoing shall not preclude the ability of the agent and lenders under such facility to have liens senior to those of the Agent in accordance with clause (B) above), (F) has a final maturity date equal to or later than the final maturity date of the replaced or refinanced asset based loan facility, and (G) either (x) contains terms that are prevailing market terms at the time of the establishment of such facility for the type of financing and for the quality of borrower, as mutually determined by Borrower and Agent in their reasonable good faith judgment (provided, that if the parties cannot mutually agree that the terms of the refinancing facility are then prevailing market terms for the type of financing and for the quality of borrower, then Borrower and Agent shall mutually agree in their reasonable good faith judgment to select one third-party investment bank or debt advisory firm reasonably acceptable to each of Borrower and Agent to make such determination for both parties based on debt term sheets provided to such entity by unaffiliated potential lenders (which determination need not be made in writing), the determination of which shall be binding on both parties; provided further, that if Borrower and Agent cannot reasonably agree in good faith upon one third-party investment bank or debt advisory firm reasonably acceptable to each of them, then the parties shall select a retired judge or justice by mutual written consent of the parties (and if the parties do not agree within five days of a written request to do so by any party, then upon the request of any party, the referee shall be selected by the presiding judge of the state or federal court in the county or district where venue is otherwise appropriate under applicable law), the determination of which shall be binding on both parties or (y) contains terms (1) that are substantially identical to the ABL Credit Facility as of the Agreement Date or (2) with respect to pricing, amounts, types and timing of prepayments and payments, and borrowing base components (including advance rates, eligibility criteria and reserves), in each case, that individually are not less favorable to the Loan Parties and, with respect to all other terms, that are not, when taken as a whole, less favorable to the Loan Parties in any material respect.

“ABL Debt” means “ABL Obligations” as defined in the Intercreditor Agreement (or similar term in the Refinancing ICA).

“ABL Debt Documents” means “ABL Documents” as defined in the Intercreditor Agreement (or similar term in the Refinancing ICA).

“ABL Financial Covenant” has the meaning set forth in Section 5.4(s).

“ABL Lenders” means the lenders under the ABL Debt Documents.

“Accounts” means, collectively, (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any “account” (as defined in the UCC), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as defined in the UCC), any “payment intangibles” (as defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all accounts, “general intangibles” (as defined in the UCC), Intellectual Property, rights, remedies, Guarantees, “supporting obligations” (as defined in the UCC), “letter-of-credit rights” (as defined in the UCC) and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Loan Documents in respect of the foregoing, (d) all information and data compiled or derived by any Loan Party or to which any Loan Party is entitled in respect of or related to the foregoing, and (e) all proceeds of any of the foregoing.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock of any Person or otherwise causing any Person to become a Subsidiary of the Borrower, (c) a merger or consolidation or any other combination with another Person or (d) the acquisition (including through licensing) of any Product or Intellectual Property of or from another Person if the Acquisition Consideration paid in connection with such acquisition is in excess of $5,000,000 individually or in the aggregate with respect to all such acquisitions in any twelve (12) month period.

“Acquisition Consideration” has the meaning set forth in the definition of “Permitted Acquisitions.”

“Additional Amounts” has the meaning set forth in Section 2.5(a).

“Affiliate” means, with respect to any Person, (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person, and (c) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles) and the spouses, parents, descendants and siblings of such officers, directors or other Persons. As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote five percent (5%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” has the meaning set forth in the preamble to this Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Agreement Date” means the date of this Agreement.

“All-in Yield” means the interest rate (including margins and floors), original issue discount and fees paid to all lenders (or consenting lenders) of such debt or their Affiliates (based on the remaining life to maturity), but not including any fees not paid to all lenders (such as fees to initial purchasers (i.e., investment banks in Rule 144A offerings), underwriters or lead agents).

“Amortization Payments” means the three principal payments due on April 2, 2021, April 2, 2022 and on the Maturity Date that are set forth in the table in Section 2.3(a).

“Announcing Form 8-K” has the meaning set forth in Section 5.1(q).

“Anti-Corruption Laws” has the meaning set forth in Section 3.1(jj).

“Anti-Money Laundering Laws” has the meaning set forth in Section 3.1(jj).

“Applicable Laws” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject. “Applicable Laws” includes Healthcare Laws and Environmental Laws.

“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit, or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Authorizations” means, with respect to any Person, any permits (including Regulatory Required Permits), approvals, authorizations, licenses, registrations, certificates, clearances, concessions, grants, franchises, variances or permissions from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, and any supplements or amendments with respect to the foregoing.

“Authorized Officer” means the chief executive officer, the president or the chief financial officer of the Borrower or any other officer having substantially the same authority and responsibility.

“Bank of America Cash Collateral Account” means that certain deposit account #1453234066 of Borrower at Bank of America, N.A. (or such replacement deposit account provided by Bank of America, N.A. or by another commercial bank) established and maintained for the sole purpose of providing cash collateral in favor of Bank of America, N.A. (or such replacement commercial bank) for obligations of the Borrower in respect of certain commercial credit cards (or with respect to a replacement commercial bank, similar commercial credit cards to those provided by Bank of America, N.A. as of the Agreement Date) provided to the Borrower by Bank of America, N.A. (or such replacement commercial bank); provided that the aggregate amount on deposit in such deposit account (or such replacement deposit account) shall not at any time exceed $2,500,000.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Bloomberg” has the meaning set forth in the definition of “Volume Weighted Average Price.”

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Business Day” means a day other than Saturday or Sunday on which banks are open for business in New York, New York.

“Capital Lease” means, with respect to any Person, any lease of or other arrangement conveying the right to use, any property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capped Call” means the capped call transactions referenced in Schedule 5.2(iv) in respect of the 2.25% Convertible Notes and any like transactions that are economically similar to such transactions entered into in connection with any Indebtedness contemplated under clause (k) of the definition of Permitted Indebtedness.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any United States dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000, (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed one year and (f) investments made in accordance with the Borrower’s investment policy in effect as of the Agreement Date that was provided to the Agent’s counsel on March 14, 2017 at 12:15 p.m. New York time, and any amendments thereto that do not, when taken as a whole, materially increase the risk of the investments made by the Borrower from time to time from such Borrower’s investment policy in effect as of the Agreement Date.

“Change in Control” means any of the following events: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, voting Stock of the Borrower (or other securities convertible into such voting Stock) representing more than 50% of the combined voting power of all voting Stock of the Borrower; (b) the Borrower shall have ceased to own, directly or indirectly, 100% of the Stock of any of its Subsidiaries (with the exception of any Subsidiaries permitted to be dissolved or merged to the extent otherwise permitted by this Agreement and other than, solely with respect to Foreign Subsidiaries, directors qualifying shares as necessary to comply with foreign law); (c) the occurrence of a “Change of Control”, “Change in Control”, “Fundamental Change” or terms of similar import under the 2.25% Convertible Note Documents, the 3.25% Convertible Note Documents or the ABL Debt Documents; or (d) the occurrence of any “Major Transaction” (as defined in any Warrant). As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the SEC under the Exchange Act.

“CMS” means the federal Centers for Medicare and Medicaid Services (formerly the federal Health Care Financing Administration), and any successor Governmental Authority.

“CoC Fee” means:

(a) if both (1) principal on the Loans are (or are obligated or required to be) prepaid, repaid, redeemed or paid (in each case, for the avoidance of doubt, other than any Amortization Payments) in full (or in part) prior to the Maturity Date and (2) a Change in Control is consummated (or a first public announcement of a potential Change in Control is made) prior to the Maturity Date (and, for the avoidance of doubt, with respect to any such public announcement, where a Change in Control is ultimately consummated (whether before, on the date of or after the Maturity Date)), $4,200,000 (or, if such amount is prepaid, repaid, redeemed or paid in connection with a partial (as opposed to full) prepayment, repayment, redemption or payment of the Loans (in each case, for the avoidance of doubt, other than any Amortization Payments), then such ratable portion of such amount based on the principal amount of such Loans prepaid, repaid, redeemed or repaid (in each case, for the avoidance of doubt, other than any Amortization Payments));

(b) if both (1) principal on the Loans are (or are obligated or required to be) prepaid, repaid, redeemed or paid (in each case, for the avoidance of doubt, other than any Amortization Payments) in full (or in part) prior to the Maturity Date and (2) a potential Change in Control is first publicly announced (or a Change in Control is consummated) both (A) on or after the Maturity Date and (B) within 150 days after such prepayment, repayment, redemption or payment in full (or in part) of principal on the Loans (in each case, for the avoidance of doubt, other than any Amortization Payments) prior to the Maturity Date, an amount in cash equal to all interest payments that would have been required on the prepaid, repaid, redeemed or paid Loans (or the Loans obligated or required to be prepaid, repaid, redeemed or paid) from the date of such prepayment, repayment, redemption or payment (or the date such prepayment, repayment, redemption or payment was obligated or required to be made) through and including the Maturity Date (in each case, for the avoidance of doubt, other than any Amortization Payments); or

(c) if both (1) principal on the Loans are (or are obligated or required to be) prepaid, repaid, redeemed or paid (in each case, for the avoidance of doubt, other than any Amortization Payments) in full prior to the Maturity Date and (2) a potential Change in Control is first publicly announced (or a Change in Control is consummated) both (A) on or after the Maturity Date and (B) more than 150 days after such prepayment, repayment, redemption or payment (in each case, for the avoidance of doubt, other than any Amortization Payments) in full of the Loans prior to the Maturity Date, $0.

“Code” means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

“Collateral” has the meaning given to it in the Security Agreement.

“Common Stock” means the “Common Stock” of the Borrower, with a $0.001 par value per share.

“Compliance Certificate” means a certificate, duly executed by an Authorized Officer of the Borrower, appropriately completed and substantially in the form of Exhibit F hereto.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Indebtedness of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) under any Swap Contract, to the extent not yet due and payable; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so Guaranteed or otherwise supported.

“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to Agent, among Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account or owning such entitlement or contract, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to Agent.

“Convertible Note Documents” means, collectively, the 2.25% Convertible Note Documents and the 3.25% Convertible Note Documents (which, for the avoidance of doubt, shall include the indenture and each other document or agreement from time to time entered into in connection with any Permitted 3.25% Convertible Note Refinancing, in each case, to the extent such indenture, documents or agreements are permitted pursuant to the terms of the definition of “Permitted 3.25% Convertible Note Refinancing).

“Convertible Securities” means any Stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock.

“Correction” means repair, modification, adjustment, relabeling, destruction or inspection (including patient monitoring) of a product without its physical removal to some other location.

“Current Balance Sheet” has the meaning set forth in the definition of “Enterprise Value.”

“DEA” means the Drug Enforcement Administration of the United States of America, any comparable state or local Governmental Authority, any comparable Governmental Authority in any non-United States jurisdiction, and any successor agency of any of the foregoing.

“Deerfield Facility Entity” has the meaning set forth in the preamble to this Agreement.

“Default” means any event which, with the giving of notice, lapse of time or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Disbursement” has the meaning set forth in Section 2.2(a).

“Dispose” and “Disposition” mean (a) the sale, lease, license, transfer, assignment, conveyance or other disposition of any assets or property and (b) the sale or transfer by the Borrower or any Subsidiary of the Borrower of any Stock issued by any Subsidiary of the Borrower.

“Disqualified Stock” means any Stock which, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Stock that does not constitute Disqualified Stock) , pursuant to a sinking fund obligation or otherwise, or is redeemable (in each case, other than solely for Stock that does not constitute Disqualified Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days following the Maturity Date (excluding any provisions requiring redemption upon a “change in control” or similar event, provided that such “change in control” or similar event results in the occurrence of the payment in full of the Obligations (other than unasserted contingent indemnification obligations and other than Obligations under the Warrant and the Registration Rights Agreement)), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock referred to in (a) above, in each case, at any time on or prior to the date that is ninety-one (91) days following the Maturity Date at the time such Stock was issued, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the date that is ninety-one (91) days following the Maturity Date.

“Dollars” and the “$” sign mean the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.

“Drug Application” means a new drug application, an abbreviated drug application, or a product license application for any Product, as appropriate, as those terms are defined in the FDCA.

“DTC” has the meaning set forth in Section 3.1(qq).

“EBITDA” means, at any date of determination, an amount equal to (a) Net Income of the Successor Entity for the most recently completed trailing four quarter measurement period, plus (b) in each case, to the extent deducted in determining Net Income (whether in cash, paid in-kind or otherwise) for such period, without duplication, (i) Interest Expense of the Successor Entity for such trailing four quarter period, (ii) income taxes of the Successor Entity for such trailing four quarter period, (iii) depreciation and amortization of the Successor Entity for such trailing four quarter period; provided that, with respect of all components of the foregoing clause (a) and clause (b) of this definition, such amounts shall be limited to those of Successor Entity only (and not any of its Subsidiaries) unless such Subsidiaries (other than any Excluded Subsidiaries) become Guarantors under the Loan Documents and provide a Lien on all of their assets and property that would constitute Collateral under the Loan Documents and take such other actions that would be required by Section 5.1(l) (such actions of such Subsidiaries in such instance, the “Successor Entity Subsidiary Joinder Actions”).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by Agent; provided, however, that with respect to clause (d) above, no such Person shall include (i) Borrower or any of Borrower’s Affiliates or (ii) unless an Event of Default has occurred and is continuing, (A) any direct competitor of Loan Parties, in each case, as determined by Agent in its reasonable discretion, (B) any investor or fund that has publicly announced in writing its intention to obtain control of the Borrower publicly or otherwise to the knowledge of the assigning Lender, or (D) any Person listed in the email delivered by counsel to the Borrower to counsel to the Agent on March 16, 2017 at 5:00 p.m. (Pacific time) and any Affiliates or Approved Funds of any such Person actually known to the assigning Lender and to the Agent to be Affiliates or Approved Funds of any such Person.

“Employee” means any employee of any Loan Party or any Subsidiary of any Loan Party.

“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, under which (A) any current or former employee, director or independent contractor of the Borrower or any of its Subsidiaries has any present or future right to benefits or compensation and which is contributed to, sponsored by or maintained by the Borrower or any of its Subsidiaries or (B) the Borrower or any of its Subsidiaries has had or has or could reasonably be expected to have any present or future obligation or liability.

“Enterprise Value” means (a) the Market Cap, minus (b) the amount of the Indebtedness of the Successor Entity and its Subsidiaries as shown on a consolidated basis on the latest balance sheet publicly filed under the Exchange Act prior to the announcement date of the Successor Entity Transaction (the “Current Balance Sheet”), plus (c) the amount of cash and Cash Equivalents (without giving effect to clause (f) of the definition of “Cash Equivalents) of the Successor Entity and its Subsidiaries as shown on a consolidated basis on the Current Balance Sheet.

“Environmental Laws” means all Applicable Laws, Authorizations and permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of removal and remedial actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and attorneys’ costs) that may be imposed on, incurred by or asserted against any Loan Party or any Subsidiary of any Loan Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law resulting from the ownership, lease, sublease or other operation or occupation of property by any Loan Party or any Subsidiary of any Loan Party, whether on, prior or after the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and applicable published guidance thereunder.

“ERISA Affiliate” means collectively the Borrower, any Subsidiary of Borrower and any Person under common control or treated as a single employer with, Borrower or any Subsidiary of Borrower within the meaning of Code Section 414 (b), (c), (m) or (o) or under ERISA.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) or (c) of ERISA (other than an event for which the 30-day notice period is waived) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of insolvency or termination, or treatment of a plan amendment as termination, under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan, or treatment of a plan amendment as termination, under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of an Employee Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Applicable Law to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any Liability upon any ERISA Affiliate under Title IV of ERISA other than for contributions to Title IV Plans and Multiemployer Plans in the ordinary course and PBGC premiums due but not delinquent.

“Exercise Price” has the meaning provided therefor in the Warrants.

“Event of Default” has the meaning set forth in Section 5.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Excluded Accounts” has the meaning set forth in Section 5.1(k).

“Excluded Domestic Holdco” means a wholly-owned Domestic Subsidiary of the Borrower substantially all of the assets of which consist of Stock of Excluded Foreign Subsidiaries held directly or indirectly by such Subsidiary and which does not engage in any business, operations or activity other than that of a holding company, excluding for purposes of such determination, Indebtedness of such Excluded Foreign Subsidiaries.

“Excluded Foreign Subsidiary” means any Foreign Subsidiary which is a controlled foreign corporation (as defined in the Code) that has not guaranteed or pledged any of its assets to secure, or with respect to which there shall not have been pledged two-thirds or more of the voting Stock to secure, any Indebtedness (other than the Obligations) of a Loan Party.

“Excluded Property” means, collectively:

(a) voting shares of any (A) Excluded Foreign Subsidiary of Borrower or (B) Excluded Domestic Holdco, in each case, in excess of 65% of all of the issued and outstanding voting shares of capital stock of such subsidiary;

(b) any lease, license, contract, property right or agreement as to which, if and to the extent that, and only for so long as, the grant of a security interest therein shall (1) constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement or render it unenforceable, (2) be prohibited by any applicable law or (3) require the consent of any third party (in each case of clauses (1), (2) and (3), other than to the extent that any such breach, termination, default, prohibition or requirement for consent would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable Law), provided that such security interest shall attach immediately to each portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified above;

(c) any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed);

(d) motor vehicles and other assets, in each instance, in which perfection of a security requires notation on certificates of title with a value, individually, of less than $250,000;

(e) without in any way limiting clause (a) above, equity interests in any Person (other than wholly owned Subsidiaries) to the extent not permitted by the terms of such Person’s organizational or joint venture documents (so long as such joint venture was not entered into (or such Subsidiary was not formed) in contravention of the terms of the Loan Documents and such prohibition did not arise in anticipation of the restrictions under the Loan Documents);

(f) any assets financed by purchase money Indebtedness or Capital Leases, to the extent such purchase money Indebtedness or Capital Lease is permitted hereunder, if the documentation governing such purchase money Indebtedness or Capital Leases securing such purchase money Indebtedness or Capital Leases prohibits the creation of a security interest or lien thereon or requires the consent of any Person as a condition to the creation of any other security interest or lien on such property or if such contract or other agreement would be breached or give any party the right to terminate it as a result of creation of such security interest or lien;

(g) those assets as to which Agent determines (in its sole discretion) that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to Agent and the Lenders of the security to be afforded thereby; and

(h) the Bank of America Cash Collateral Account;

provided, however, notwithstanding anything to the contrary herein or under the other Loan Documents, “Excluded Property” shall not include (a) any proceeds, products, substitutions, receivables or replacements of Excluded Property (unless such proceeds, products, substitutions, receivables or replacements would otherwise constitute Excluded Property) or (b) any assets or property provided as security or collateral for the ABL Debt or for which a Lien has been granted in favor of ABL Agent, any ABL Lender or any other Person party to the ABL Debt Documents.

“Excluded Subsidiary” means (a) any Excluded Domestic Holdco and (b) any Excluded Foreign Subsidiary.

“Excluded Taxes” means with respect to any Lender, (a) Taxes imposed on (or measured by) such Lender’s net income, franchise Taxes and branch profits Taxes, or Taxes measured by capital or net worth, in each case (i) imposed as a result of such Lender being organized under the laws of, or having its principal office, or applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) any United States federal withholding Tax imposed on amounts payable to such Lender under the laws in effect at the time such Lender becomes a party to this Agreement or such Lender changes its lending office, except to the extent such Lender acquired its interest in the Loan from a transferor that was entitled, immediately before such transfer, to receive Additional Amounts with respect to such withholding Tax pursuant to Section 2.5(a) or was itself so entitled immediately before changing its lending office, (c) any Tax imposed on amounts payable to such Lender directly as a result of such Lender’s failure to comply with Section 2.5(d) other than as a result of a change in Applicable Law occurring subsequent to the date such Lender became a party to this Agreement, or (d) any United States federal withholding Tax imposed on amounts payable to such Lender under FATCA.

“Existing ABL Agent” has the meaning assigned to such term in the definition of “Existing ABL Credit Facility” herein.

“Existing ABL Credit Facility” means that certain Credit and Security Agreement, dated as of July 29, 2016, by and among the Borrower, the other Persons party thereto from time to time as “Borrowers” (as defined therein), Midcap Financial Trust, a Delaware statutory trust, as Agent (as defined therein, in such capacity, the “Existing ABL Agent”) and the financial institutions or other entities from time to time parties thereto, each as a Lender (as defined therein) (in such capacity, the “Existing ABL Lenders”), as amended, restated, supplemented or otherwise modified prior to the Agreement Date.

“Existing ABL Debt Documents” shall have the meaning of “Financing Documents” (as defined in the Existing ABL Credit Facility).

“Existing ABL Lenders” has the meaning assigned to such term in the definition of “Existing ABL Credit Facility” herein.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements entered into with respect to the foregoing.

“FCPA” has the meaning set forth in Section 3.1(jj).

“FDA” means the Food and Drug Administration of the United States of America, any comparable state or local Governmental Authority, any comparable Governmental Authority in any non- United States jurisdiction, and any successor agency of any of the foregoing.

“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq., and all regulations promulgated thereunder.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any entity succeeding to any of its principal functions.

“Final Payment” means such cash amount as may be necessary to repay the outstanding principal amount of the Loans and any other Obligations (including, for the avoidance of doubt, for any applicable Non-Callable Make Whole Amount payable hereunder and the CoC Fee payable hereunder, but excluding (A) unasserted contingent indemnification obligations and (B) those Obligations under the Warrant, any Stock and the Registration Rights Agreement), owing by the Borrower and the other Loan Parties to the Secured Parties pursuant to the Loan Documents.

“First Amortization Date” has the meaning set forth in Section 2.3(a).

“Foreign Benefit Plan” means any employee benefit plan that is subject to the laws of a jurisdiction outside the United States, including those mandated by a government other than that of the United States of America.

“Foreign Lender” has the meaning set forth in Section 2.5(d).

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis, subject to the provisions of Section 1.5.

“General Intangible” means any “general intangible” as defined in Article 9 of the UCC, and any personal property, including things in action, other than accounts, chattel paper, commercial tort claims, deposit accounts, documents, goods, instruments, investment property, letter-of-credit rights, letters of credit, money, and oil, gas or other minerals before extraction, but including payment intangibles and software.

“Good Manufacturing Practices” means current good manufacturing practices, as set forth in 21 C.F.R. Parts 210 and 211.

“Governmental Authority” means any nation, sovereign, government, quasi-governmental agency, governmental department, ministry, cabinet, commission, board, bureau, agency, court, tribunal, regulatory authority, instrumentality, judicial, legislative, fiscal or administrative or public body or entity, whether domestic or foreign, federal, state, local or other political subdivision thereof, having jurisdiction over the matter or matters and Person or Persons in question or having the authority to exercise executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, securities exchange, regulatory body, arbitrator, public sector entity, supra-national entity and any self-regulatory organization.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each Subsidiary of the Borrower (other than any Excluded Subsidiary) or other Person who provides a guaranty of the Obligations (other than unasserted contingent indemnification obligations and other than those Obligations under the Warrant, any Stock and the Registration Rights Agreement) under the Security Agreement or other Loan Document.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Healthcare Laws” means all applicable Laws relating to the procurement, development, provision, clinical and non-clinical evaluation or investigation, product approval or clearance, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, reimbursement, sale, labeling, advertising, promotion, or post-market requirements of any drug, medical device, clinical laboratory service, food, dietary supplement or other product (including, without limitation, any ingredient or component of, or accessory to, the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. et seq.), Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. §263a et seq) and its implementing regulations (42 C.F.R. Part 493) and similar state or foreign laws, controlled substances laws, pharmacy laws, consumer product safety laws, Medicare, Medicaid, and all laws, policies, procedures, requirements and regulations pursuant to which Regulatory Required Permits are issued, in each case, as the same may be amended from time to time.

“Immaterial Subsidiaries” shall mean, as of any date of determination, any Subsidiary of the Borrower that is not a Loan Party that, when measured as of the most recent fiscal quarter end or fiscal year end for which the Borrower has filed its 10-K or 10-Q, when taken together with all other Immaterial Subsidiaries as of such date, (i) did not have assets with a value in excess of 5.0% of the total property and assets of the Loan Parties and their Subsidiaries on a consolidated basis set forth in the balance sheet included in such 10-K or 10-Q in accordance with GAAP and on a pro forma basis and (ii) did not have revenues representing in excess of 5.0% of total revenues of the Loan Parties and their Subsidiaries on a consolidated basis.

“In Connection with a Change in Control” means any prepayment, repayment, redemption or other payment (in each case, whether in full or in part) of the Obligations (other than unasserted contingent indemnification obligations and any Obligations under the Warrants, the Registration Rights Agreement or Stock) that is both (1) made, or that is obligated or required to be made (including as a result of the Lenders’ exercise of the Put Right), hereunder prior to (but not including) the Maturity Date and (2) either: (a) such prepayment, repayment, redemption or other payment is made (or is obligated or required to be made) at any time during the period that commences 150 days prior to the earlier to occur of (i) the first public announcement of a potential Change in Control (and, for the avoidance of doubt, where a Change in Control is ultimately consummated before, on the date of or after the Maturity Date) or (ii) the consummation of a Change in Control, and ends on the consummation of a Change in Control, (b) such prepayment, repayment, redemption or other payment is otherwise made (or is obligated or required to be made) as a result of a Change in Control, or (c) such prepayment, repayment, redemption or other payment is made (or is obligated or required to be made, whether through acceleration or otherwise) at any time on or after a Successor Entity Transaction.

“Indebtedness” means the following with respect to any Person:

(i) all indebtedness for borrowed money of such Person;

(ii) the deferred purchase price of assets or services (other than trade payables entered into in the Ordinary Course of Business and which are not more than 120 days past due and other than items covered by clause (xiv) of this definition) of such Person, which in accordance with GAAP should be shown to be a liability on the balance sheet;

(iii) all guarantees of Indebtedness by such Person;

(iv) the face amount of all letters of credit issued or acceptance facilities established for the account of such Person (or for which such Person is liable), including without duplication, all drafts drawn thereunder;

(v) all Capital Lease Obligations of such Person;

(vi) all indebtedness (including indebtedness of other types covered by the other clauses of this definition) of such Person or another Person secured by any Lien on any assets or property of such Person, whether or not such indebtedness has been assumed or is recourse (with the amount thereof, in the case of any such indebtedness that has not been assumed by such Person, being measured as the lower of (y) fair market value of such property and (z) the amount of the indebtedness secured);

(vii) all indebtedness created or arising under any conditional sale or title retention agreement, or incurred as financing, in either case with respect to assets or property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such assets or property);

(viii) all obligations of such Persons evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

(ix) all obligations of such Person, whether or not contingent, in respect of Disqualified Stock, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends;

(x) all direct or indirect liability, contingent or otherwise, of such Person with respect to any other Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto;

(xi) all direct or indirect liability, contingent or otherwise, of such Person under Swap Contracts;

(xii) all direct or indirect liability, contingent or otherwise, of such Person to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement;

(xiii) all direct or indirect liability, contingent or otherwise, of such Person for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any assets or property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person;

(xiv) earn-outs, all purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations (or continuing obligations of any nature of such Person arising out of purchase and sale contracts) (including in connection with Permitted Acquisitions), but only to the extent the same (x) have become due and payable and are recorded as a liability on the balance sheet of such Person and (y) are payable in cash;

(xv) all off-balance sheet liabilities of such Person; or

(xvi) all obligations arising under non-compete agreements, bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business.

“Indemnified Person” has the meaning set forth in Section 6.11(a).

“Indemnified Taxes” means (a) any Tax imposed on or with respect to any payments made by or on account of any Obligation of any Loan Party under any Loan Document, other than an Excluded Tax, and (b) to the extent not otherwise described in clause (a) above in this definition, Other Taxes.

“Indemnity” has the meaning set forth in Section 6.11(a).

“Intellectual Property” means all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, trade names, service marks, mask works, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not, know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.

“Intercreditor Agreement” means (a) the Intercreditor Agreement dated as of the Agreement Date by and among Agent and ABL Agent and acknowledged and agreed by the Loan Parties, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and (b) the Refinancing ICA, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Interest Expense” means, for any period, interest expense for the Successor Entity set forth in the Successor Entity’s most recent publicly reported income statement; provided that such amounts shall be limited to those incurred by the Successor Entity only (and not any of its Subsidiaries) unless such Subsidiaries (other than any Excluded Subsidiaries) have completed and consummated the Successor Entity Subsidiary Joinder Actions.

“Interest Payment Date” has the meaning set forth in Section 2.6(a).

“Interest Rate” means 6.87% per annum for the principal amount of the Loans and any overdue interest thereon, plus any additional amounts set forth in Section 2.7(b).

“Internal Controls” has the meaning set forth in Section 3.1(u).

“Investment” has the meaning set forth in Section 5.2(v).

“Investment Company Act” means the Investment Company Act of 1940, as amended, including the rules and regulations promulgated thereunder.

“IP” has the meaning set forth in Section 3.1(n).

“IRS” means the United States Internal Revenue Service.

“L/C Cash Collateral Accounts” means, collectively, each segregated deposit account of Borrower from time to time established and maintained with the issuers of letters of credit for the sole purpose of securing Borrower’s obligations under such letters of credit to the extent such obligations constitute “Permitted Contingent Obligations” for purposes of clause (i) of the definition of thereof; provided, that (a) no such deposit account shall hold an aggregate of cash and Cash Equivalents in excess of 110% of the aggregate value of the letters of credit it is securing and (b) with respect to all such deposit accounts, the aggregate amount deposited there in at any time does not exceed $10,000,000.

“Latest Balance Sheet” has the meaning set forth in Section 3.1(t).

“Lenders” has the meaning set forth in the preamble to this Agreement.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liabilities, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, and whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means any lien, pledge, preferential arrangement, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention or other encumbrance on or with respect to property or interest in property having the practical effect of constituting a security interest, in each case with respect to the payment of any obligation with, or from the proceeds of, any asset or revenue of any kind. For purposes of this Agreement and the other Loan Documents, any Loan Party or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means any loan made available from time to time by the Lenders to the Borrower pursuant to this Agreement or, as the context may require, the principal amount thereof from time to time outstanding. “Loan” shall include any funded Disbursement.

“Loan Disbursement Request” means that certain Loan Disbursement Request, dated as of the Agreement Date, executed and delivered by the Borrower in favor of the Secured Parties.

“Loan Documents” means this Agreement, the Notes, the Security Agreement, the Intercreditor Agreement, the Warrants, the Registration Rights Agreement, the Perfection Certificate, the Loan Disbursement Request, any patent security agreement, any trademark security agreement, any copyright security agreement and other documents, agreements and instruments delivered in connection with any of the foregoing and dated the Agreement Date or subsequent thereto, whether or not specifically mentioned herein or therein, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Loan Notes” means any Loan Note issued to any of the Lenders evidencing any Loan or Disbursement funded by such Lenders in the form attached hereto as Exhibit A, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Loan Parties” means the collective reference to the Borrower and all of the Guarantors.

“Loss” has the meaning set forth in Section 6.11(a).

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Market Cap” means the number of outstanding shares of common stock of the Successor Entity listed on a National Securities Exchange, multiplied by the per share Volume Weighted Average Price for such common stock as of the Trading Day immediately preceding the announcement of the Successor Entity Transaction.

“Market Withdrawal” means a Person’s Removal or Correction of a distributed product which involves a minor violation that would not be subject to legal action by the FDA or which involves no violation (e.g., normal stock rotation practices and routine equipment adjustments and repairs), etc.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, results of operations, financial condition or properties of the Loan Parties and their Subsidiaries, taken as a whole, (b) the legality, validity or enforceability of any provision of any Loan Document, (c) the ability of any Loan Party to timely perform the Obligations, (d) the creation, perfection or priority of the Liens, taken as a whole for the Collateral, granted under the Loan Documents, or (e) the rights and remedies of the Secured Parties under any Loan Document.

“Material Contracts” means (a) the Operative Documents, (b) the Convertible Note Documents, (c) the agreements listed on Schedule 3.1(aa), and (d) each other agreement or contract to which such Loan Party or its Subsidiaries is a party the termination of which could reasonably be expected to result in a Material Adverse Effect; provided that Capped Calls shall not be considered Material Contracts.

“Material Intangible Assets” means all of (i) each Loan Party’s Intellectual Property and (ii) license or sublicense agreements or other agreements with respect to rights in Intellectual Property, in each case that are material to the financial condition, business or operations of the applicable Loan Party.

“Maturity Date” means April 2, 2023.

“Medicaid” means the medical assistance programs administered by state agencies and approved by CMS pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. 1396 et seq.

“Medicare” means the program of health benefits for the aged and disabled administered by CMS pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. 1395 et seq.

“Merrill Lynch Securities Account” means that certain securities account maintained in the name of the Borrower at Merrill Lynch identified by account number XXXXX2509 that includes only assets that are cash or Cash Equivalents and which will have a balance of $0 (and will contain no cash, Cash Equivalents or other assets) on and after September 1, 2017.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has, or could reasonably be expected to have, any obligation or Liabilities (including under Section 4212 of ERISA).

“National Securities Exchange” means the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or, in each case, a successor thereto).

“Necessary Documents” has the meaning set forth in Section 3.1(l).

“Net Income” means, for any period, the net income (or loss) of the Successor Entity set forth in the Successor Entity’s most recent publicly reported income statement; provided that such amounts shall be limited to those of the Successor Entity only (and not any of its Subsidiaries) unless such Subsidiaries (other than any Excluded Subsidiaries) have completed and consummated the Successor Entity Subsidiary Joinder Actions.

“Non-Callable Make Whole Amount” means, on any date of prepayment or early redemption of all or any portion of the Loans, an amount in cash equal to all required interest payments due on the Loans that are prepaid from the date of repayment or early redemption through and including the date that is the First Amortization Date, plus any accrued and unpaid interest and fees and unpaid costs and expenses incurred pursuant to the terms of the Loan Documents.

“Notes” means the Loan Notes.

“Obligations” means all Loans and Disbursements, any Non-Callable Make Whole Amount, any CoC Fee, interest, fees, expenses, costs, liabilities, indebtedness and other obligations (monetary (including post-petition interest, costs, fees, expenses and other amounts, whether allowed or not) or otherwise) of (or owed by) the Borrower and the other Loan Parties under or in connection with the Loan Documents, in each case howsoever created, arising or evidenced, whether direct or indirect (including those acquired by assignment), absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC” has the meaning set forth in Section 3.1(jj).

“OID” means original issue discount.

“Operative Documents” means the Loan Documents, the Financing Documents (as defined in the ABL Credit Facility as of the Agreement Date) and the Subordinated Debt Documents (as defined in the ABL Credit Facility as of the Agreement Date).

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Ordinary Course of Business” means, in respect of any transaction involving any Loan Party, the ordinary course of business of such Loan Party, as conducted by such Loan Party in accordance with past practices, as applicable.

“Organizational Documents” means, with respect to any Loan Party, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement), including any and all shareholder agreements or voting agreements relating to the capital stock or other equity interests of such Person.

“Other Connection Taxes” means with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (except a connection arising solely from such Lender having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected a security interest under, engaged in any transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” has the meaning set forth in Section 6.5.

“Parties” has the meaning set forth in the preamble to this Agreement.

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Perfection Certificate” means each perfection certificate executed or delivered from time to time by any Loan Party or any of its Subsidiaries to any Secured Party, in substantially the form of Exhibit B.

“Permitted 3.25% Convertible Note Refinancing” has the meaning provided therefor in the definition of “Permitted Indebtedness.”

“Permitted ABL Credit Facility Liens” has the meaning provided therefor in clause (u) of the definition of “Permitted Liens”.

“Permitted Acquisition” means any Acquisition by a Loan Party, in each case, to the extent that each of the following conditions shall have been satisfied:

(a) the Borrower shall have delivered to Agent (i) at least ten (10) Business Days prior to the closing of the proposed Acquisition: (A) a description of the proposed Acquisition; (B) to the extent available, a due diligence package (including, to the extent available, a quality of earnings report); and (C) the most recent drafts (or, if available, executed counterparts) of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated, any available schedules and exhibits to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, and to the extent required under the related acquisition agreement, all required regulatory and third party approvals and copies of any environmental assessments and (ii) at the earlier of (A) the time of closing of the proposed Acquisition or (B) as early before the closing of the proposed Acquisition as available, in each case, final, fully executed copies of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated and all schedules and exhibits to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents executed or delivered in connection therewith;

(b) the Loan Parties (including any new Subsidiary to the extent required by Section 5.1(l)) shall execute and deliver the agreements, instruments and other documents to the extent required by Section 5.1(l);

(c) no Event of Default or Default has occurred and is continuing, or would exist after giving pro forma effect to, the proposed Acquisition;

(d) all transactions in connection with such Acquisition shall be consummated, in all material respects, in accordance with applicable laws;

(e) the assets acquired in such Acquisition are for use in the same line of business as the Loan Parties are currently engaged or a line of business reasonably related thereto;

(f) such Acquisition shall not be hostile and, if applicable, shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of any Person being acquired in such Acquisition;

(g) no Indebtedness or Liens are assumed or created (other than Permitted Liens and Permitted Indebtedness) in connection with such Acquisition;

(h) all conditions to Permitted Acquisitions (as defined in the ABL Credit Facility as of the Agreement Date) have been satisfied and Agent shall have received any requested evidence showing satisfaction thereof; and

(i) the total consideration paid or payable (including without limitation, costs and expenses, deferred purchase price, seller notes and other liabilities incurred, assumed or to be reflected on a consolidated balance sheet of the Loan Parties and their Subsidiaries after giving effect to such Acquisition but excluding (A) any equity interests issued as consideration for such Acquisition and (B) the net proceeds of any issuance of equity interests made after the Agreement Date that are used for purposes of such Acquisition) (such amounts, collectively, the “Acquisition Consideration”) shall be in an amount not to exceed $15,000,000 in the aggregate for all such Acquisitions during the term of this Agreement; provided, however, that, in the case of each Acquisition, Agent has received prior to the consummation of such Acquisition evidence satisfactory to Agent that Borrower has, immediately before and immediately after giving effect to the consummation of such Acquisition, unrestricted cash (it being understood and agreed that cash and Cash Equivalents shall not be considered “restricted” cash for purposes of this proviso solely due to compliance by the Loan Parties with the requirements set forth in Section 5.1(k)) in one or more deposit accounts subject to a Control Agreement (and/or in the Merrill Lynch Securities Account in accordance with, and subject to the limitations set forth in, Section 5.1(k)) in an aggregate amount equal to or greater than the positive value of the product of (x) eighteen (18) multiplied by (y) the Monthly Cash Burn Amount (as defined in the ABL Credit Facility as of the Agreement Date), as determined as of the last day of the month immediately preceding such Acquisition.

“Permitted Contingent Obligations” means

(a) Contingent Obligations arising in respect of the Indebtedness under the Loan Documents;

(b) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business;

(c) Contingent Obligations outstanding on the date of this Agreement and set forth on Schedule 5.2(iv) (but not including any refinancings, extensions, increases or amendments to the indebtedness underlying such Contingent Obligations other than extensions of the maturity thereof without any other material change in terms adverse to the Lenders);

(d) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $2,000,000 in the aggregate at any time outstanding;

(e) Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

(f) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Section 5.2;

(g) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Swap Contract or Capped Call; provided, however, that such obligations are (or were) entered into by Borrower or an Affiliate of Borrower for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation and either (i) with respect to a Swap Contract or a Capped Call, are (or were) entered into in the Ordinary Course of Business or (ii) with respect to a Capped Call, are (or were) entered into in connection with the 2.25% Convertible Notes, the 3.25% Convertible Notes, any refinancings thereof permitted hereunder or in connection with this Agreement or any of the other Loan Documents;

(h) guarantees by (A) one or more Loan Parties of the obligations of Foreign Subsidiaries up to $1,000,000 in the aggregate at any time outstanding, (B) any Loan Party of the obligations of any other Loan Party (but, for the avoidance of doubt, excluding any Immaterial Subsidiary that may be a Loan Party where, before and immediately after giving effect to such guarantee (including any rights of contribution set forth in the Loan Documents or otherwise), the Loan Parties cannot represent and warrant that such Immaterial Subsidiary is Solvent on an individual basis) and (C) any Foreign Subsidiary of the obligations of any other Foreign Subsidiary;

(i) Contingent Obligations arising in connection with the issuance of letters of credit in an aggregate face amount not to exceed $10,000,000 at any one time outstanding secured solely by Liens permitted pursuant to clause (s) of the definition of Permitted Liens;

(j) Contingent Obligations arising in respect of the Indebtedness under the Financing Documents (as defined in the ABL Credit Facility as of the Agreement Date); and

(k) other Contingent Obligations not permitted by clauses (a) through (j) above, not to exceed $2,500,000 in the aggregate at any time outstanding.

“Permitted Dispositions” means each of the following:

(a) dispositions of inventory in the Ordinary Course of Business;

(b) dispositions of furniture, fixtures and equipment in the Ordinary Course of Business that the applicable Loan Party or Subsidiary determines in good faith is no longer used or useful in the business of such Loan Party and its Subsidiaries (or such Subsidiary and its subsidiaries);

(c) to the extent constituting a Disposition, Permitted Investments and Permitted Licenses;

(d) disposals of obsolete, worn out or surplus tangible personal property;

(e) without limiting transactions permitted under Section 5.2 hereof, dispositions by any Loan Party to any other Loan Party so long as each Loan Party (other than, with respect to any transferring Person, an Immaterial Subsidiary) will remain Solvent after giving effect to the transfer;

(f) abandonment of Intellectual Property that does not constitute a Material Intangible Asset;

(g) the unwinding or terminating of Swap Contracts or any Capped Call permitted by clause (g) of the definition of “Permitted Contingent Obligations” either (i) with respect to a Swap Contract or a Capped Call, in the Ordinary Course of Business or (ii) with respect to a Capped Call, that were entered into in connection with the 2.25% Convertible Notes, the 3.25% Convertible Notes, any Permitted 3.25% Convertible Note Refinancing permitted hereunder or in connection with this Agreement or any of the other Loan Documents;

(h) dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(i) the entering into of any Permitted License;

(j) Dispositions by any Foreign Subsidiary to any other Foreign Subsidiary or to any Loan Party;

(k) Dispositions approved by Agent in writing;

(l) to the extent constituting a Disposition, the payment of cash and Cash Equivalents in the Ordinary Course of Business; and

(m) Other Dispositions (excluding dispositions of Intellectual Property) the proceeds of which, when aggregated with the proceeds of all other Dispositions made pursuant to this clause (m) are less than $2,500,000 during the term of this Agreement; provided that (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors (or similar governing body) of the Loan Party that owned such assets), (ii) no less than 75% thereof shall be paid in cash.

“Permitted Indebtedness” means each of the following:

(a) the Loan Parties’ and their Subsidiaries’ Indebtedness to Agent and each Lender under this Agreement and the other Loan Documents;

(b) Indebtedness incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business;

(c) Capital Leases and purchase money Indebtedness not to exceed $5,000,000 at any time (whether in the form of a loan or a lease) used solely to acquire equipment used in the Ordinary Course of Business and secured only by such equipment;

(d) Indebtedness existing on the Agreement Date and described on Schedule 3.1(f) (but not including any refinancings, extensions, increases or amendments to such Indebtedness other than Permitted Refinancings);

(e) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Indebtedness existing or arising under any Swap Contract or Capped Call; provided, however, that such obligations are (or were) entered into by Borrower or an Affiliate of Borrower for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation and either (i) with respect to a Swap Contract or a Capped Call, are (or were) entered into in the Ordinary Course of Business or (ii) with respect to a Capped Call, are (or were) entered into in connection with the 2.25% Convertible Notes, the 3.25% Convertible Notes, any Permitted 3.25% Convertible Note Refinancing permitted hereunder or in connection with this Agreement or any of the other Loan Documents;

(f) Indebtedness in the form of insurance premiums financed through the applicable insurance company;

(g) trade accounts payable arising and paid within 120 days of the date when due and in the Ordinary Course of Business;

(h) [reserved];

(i) Subordinated Debt;

(j) the ABL Debt under the ABL Credit Facility, in accordance with the terms of the Intercreditor Agreement;

(k) Indebtedness of the Loan Parties incurred under the 3.25% Convertible Notes in an aggregate principal amount not to exceed the aggregate principal amount outstanding on the Agreement Date after giving effect to any repayments or prepayments thereon on the Agreement Date, and, so long as no Event of Default has occurred and is continuing, any refinancing or extension thereof or new issuance in connection with the exchange thereof and/or a new issuance all or any portion of the proceeds of which will be used in connection with the repurchase or other refinancing of all or any portion thereof therewith that (i) has an aggregate outstanding principal amount not greater than $200,000,000 (when taking into account all such existing, refinanced, extended and newly issued Indebtedness), and does not provide for any amortization payments or other principal payments of any kind in advance of the first Business Day after the Maturity Date, (ii) has a maturity no shorter than the first Business Day after the Maturity Date (in the case of clause (i) and clause (ii), it being understood that, in each case, any provision requiring an offer to purchase such Indebtedness as a result of a change in control, fundamental change, delisting, asset sale or similar provision or any exercise or conversion of Stock (other than Disqualified Stock) shall not violate the foregoing restrictions in clause (i) or clause (ii)), (iii) is unsecured, (iv) does not have one or more obligors that are not obligors under this Agreement and the other Loan Documents, (v) contains terms that are prevailing market terms at the time of issuing or initial borrowing for the type of financing and for the quality of issuer or borrower, as determined by Borrower and its advisors in their reasonable business judgment, (vi) does not have an All-in Yield greater than the lesser of (A) 6% per annum and (B) an All-in Yield that would result in more than $10,000,000 per annum being paid in interest thereunder, (vii) does not cause Borrower either on an individual basis or together with the other Loan Parties and their Subsidiaries (on a consolidated basis), immediately before, at the time of and immediately after giving effect to such Indebtedness (and after giving effect to the use of the proceeds thereof), to no longer be Solvent (or such Persons are not Solvent immediately prior to giving effect thereto), and (vii) if in existence at such time or on the same date, is permitted under the ABL Debt Documents (collectively, a “Permitted 3.25% Convertible Note Refinancing”);

(l) Indebtedness of the Loan Parties incurred under the 2.25% Convertible Notes in an aggregate principal amount not to exceed the aggregate principal amount outstanding on the Agreement Date minus any prepayments, repayments, redemptions or payments thereon made on the Agreement Date or from time to time thereafter;

(m) without limiting the provisions of Section 5.2 with respect to any Investment by a Loan Party, Indebtedness consisting of unsecured intercompany loans and advances (i) incurred by any Loan Party owing to one or more other Loan Parties, (ii) incurred by any Foreign Subsidiaries owing to any Loan Party solely to the extent constituting a Permitted Investment made by such Loan Party, or (iii) incurred by any Foreign Subsidiaries owing to any other Foreign Subsidiary;

(n) Indebtedness related to commercial credit cards provided by Bank of America, N.A. (or such other commercial bank permitted under the definition of “Bank of America Cash Collateral Account) that, in the aggregate outstanding at any one time, does not exceed $2,500,000, which Indebtedness may be secured by Liens permitted pursuant to clause (t) of the definition of Permitted Liens;

(o) to the extent constituting Indebtedness, any Permitted Contingent Obligations; and

(p) Indebtedness incurred in respect of netting services, overdraft protection and other like services, in each case, incurred in the Ordinary Course of Business;

(q) unsecured earn-out obligations and other similar contingent purchase price obligations incurred in connection with a Permitted Acquisition to the extent earned and payable and permitted pursuant to the definition of Permitted Acquisition and the other terms of this Agreement; and

(r) other unsecured Indebtedness not to exceed $2,500,000 outstanding at any one time.

“Permitted Investments” means each of the following:

(a) Investments (i) shown on Schedule P-1 and existing on the Agreement Date and (ii) in Subsidiaries made prior to the Agreement Date;

(b) cash and Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(d) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Loan Parties or their Subsidiaries pursuant to employee stock purchase plans or agreements approved by Loan Parties’ Board of Directors (or other governing body), but the aggregate of all such loans outstanding may not exceed $500,000 at any time;

(e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;

(f) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business, provided, however, that this subpart (f) shall not apply to Investments of Loan Parties in any Subsidiary;

(g) Investments consisting of (i) deposit accounts in which Agent has received a Control Agreement, (ii) deposit accounts that are Excluded Accounts (subject to any caps and applicable restrictions set forth in such definition), and (iii) the Merrill Lynch Securities Account maintained in accordance with, and subject to the limitations set forth in, Section 5.1(k);

(h) Investments by any Loan Party in any Subsidiary now owned or hereafter created by such Loan Party, which Subsidiary is a Loan Party or has otherwise provided a Guarantee of the Obligations of the Loan Parties which Guarantee is secured by a Lien granted by such Subsidiary to Agent in all or substantially all of its property of the type described in the Guaranty and Security Agreement and otherwise made in compliance with Section 5.1(l);

(i) Investments by (A) any Loan Party consisting solely of cash and Cash Equivalents in a Foreign Subsidiary; provided that at the time of the making of such Investment and immediately after giving effect thereto (i) no Event of Default has occurred and is continuing and (ii) Loan Parties have unrestricted (it being understood and agreed that cash and Cash Equivalents shall not be considered “restricted” cash for purposes of this proviso solely due to compliance by the Loan Parties with the requirements set forth in Section 5.1(k)) cash and Cash Equivalents in an aggregate amount of not less than $10,000,000, which cash and Cash Equivalents (x) are subject to a first priority perfected lien in favor of Agent for the benefit of Lenders (subject to Permitted Liens) or in the Merrill Lynch Securities Account in accordance with, and subject to the limitations set forth in, Section 5.1(k)), (y) are held in a deposit account that is subject to a Control Agreement or a securities account subject to a Control Agreement or in the Merrill Lynch Securities Account in accordance with, and subject to the limitations set forth in, Section 5.1(k) and (z) unless the same could not be reasonably expected to reduce the amounts in such accounts below $10,000,000 at the time of such Investment and immediately after giving effect thereto, do not include any drawn or committed but unpaid drafts, ACH or EFT transactions and (B) a Foreign Subsidiary in another Foreign Subsidiary;

(j) Investments by any Loan Party consisting solely of inventory in Foreign Subsidiaries to the extent such Investments are made in the Ordinary Course of Business consistent with its customary practices as in effect on and immediately prior to the Agreement Date;

(k) so long as no Default or Event of Default shall have occurred and be continuing at the time thereof or would result therefrom, Investments consisting solely of cash and Cash Equivalents in joint ventures or similar arrangements in an amount not to exceed $5,000,000 in the aggregate during the term of this Agreement;

(l) Permitted Acquisitions;

(m) Investments deemed to exist under any Swap Contracts or Capped Calls; provided, however, that such obligations are (or were) entered into by Borrower or an Affiliate of Borrower for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation and are (or were) entered into either (i) with respect to a Swap Contract or a Capped Call, in the Ordinary Course of Business or (ii) with respect to a Capped Call, in connection with the 2.25% Convertible Notes, the 3.25% Convertible Notes, any Permitted 3.25% Convertible Note Refinancing permitted hereunder or in connection with this Agreement or any of the other Loan Documents; and

(n) other Investments in an amount not exceeding $5,000,000 in the aggregate.

“Permitted License” means (a) any non-exclusive license of patent rights of a Loan Party or its Subsidiaries so long as all such Permitted Licenses are granted to third parties in the Ordinary Course of Business, do not result in a legal transfer of title to the licensed property, and have been granted in exchange for fair consideration, and (b) any exclusive license of patent rights of a Loan Party or its Subsidiaries so long as such Permitted Licenses do not result in a legal transfer of title to the licensed property, are exclusive solely as to discrete geographical areas outside of the United States, and have been granted in exchange for fair consideration.

“Permitted Liens” means each of the following:

(a) Liens existing on the Agreement Date and set forth on Schedule 3.1(d);

(b) Liens in favor of the Secured Parties under the Loan Documents;

(c) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the assets or property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(d) Liens for Taxes, assessments or governmental charges or levies not past due or payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are being maintained;

(e) (A) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default or Default and (B) pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect to such judgments and proceedings;

(f) Liens in favor of financial institutions arising in connection with the Borrower’s or its Subsidiaries’ deposit accounts maintained in the Ordinary Course of Business held at such institutions to secure standard fees for services charged by, but not financing made available by, such institutions;

(g) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other funded Indebtedness) or to secure liability to insurance carriers;

(h) easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, do not materially affect the value or marketability of such real property and which do not in any case materially interfere with the conduct of the business of any Loan Party or its Subsidiaries;

(i) (i) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license not prohibited by this Agreement or (ii) non-exclusive licenses and sublicenses granted by a Loan Party or any Subsidiary of a Loan Party and leases and subleases (by a Loan Party or any Subsidiary of a Loan Party as lessor or sublessor) to third parties in the Ordinary Course of Business not materially interfering with the business of the Loan Parties or any of their Subsidiaries;

(j) Liens of a collection bank arising under Section 4-210 of the UCC (or equivalent in foreign jurisdictions) on items in the course of collection;

(k) Liens on any assets or property acquired or held by any Loan Party or any Subsidiary of any Loan Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such assets or property and permitted under clause (c) of the definition of “Permitted Indebtedness”; provided that (i) such Lien attaches solely to the assets or property so acquired in such transaction and the proceeds thereof and (ii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such assets or property;

(l) Liens securing Capital Leases permitted under clause (c) of the definition of “Permitted Indebtedness”;

(m) Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease not prohibited by this Agreement;

(n) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary of the Borrower in the Ordinary Course of Business;

(o) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(p) Liens on unearned insurance premiums securing the financing thereof to the extent permitted under clause (f) of the definition of “Permitted Indebtedness”;

(q) [reserved];

(r) Liens on assets of the Loan Parties and their Subsidiaries arising in connection with seller notes, earn-outs and other similar payment obligations constituting Acquisition Consideration in connection with Permitted Acquisitions so long as such Liens are subject at all times to a Subordination Agreement;

(s) Liens in favor of letter of credit issuers on the L/C Cash Collateral Account to the extent securing obligations of the Loan Parties permitted pursuant to clause (i) of the definition of Permitted Contingent Obligations under the ABL Credit Facility as of the Agreement Date;

(t) Liens in favor of Bank of America, N.A. (or such other commercial bank permitted under the definition of “Bank of America Cash Collateral Account”) on the Bank of America Cash Collateral Account; provided that if Borrower is using credit card services from the agent or a lender under ABL Debt Documents that are required to be secured, Borrower shall promptly use commercially reasonable efforts to terminate the Liens in respect of the Bank of America Cash Collateral Account; and

(u) Liens granted under the ABL Credit Facility, in accordance with the terms of the Intercreditor Agreement (“Permitted ABL Credit Facility Liens”).

“Permitted Priority Liens” means (a) solely with respect to the specific assets or property covered thereby, the Liens granted pursuant to, and in accordance with, clause (u) of the definition of “Permitted Liens ,” (b) Permitted Liens granted over specific property pursuant to clauses (f) (solely with respect to such applicable deposit accounts), (i) (solely with respect to the interest in such applicable lease, sublease, license or sublicense or the assets owned by such lessor, sublessor, licensor or sublicensor underlying same), (k) (solely with respect to the property permitted to be secured by such Indebtedness permitted pursuant to clause (c) of the definition of “Permitted Indebtedness”), (l) (solely with respect to the property that is part of the Capital Lease), (m) (solely with respect to the specific assets covered by such lease that are owned by such lessor), (n) (with respect to the goods permitted to be consigned thereby), (p) (solely with respect to such cash held by such insurance agency for such insurance premiums), (s) (solely with respect to the L/C Cash Collateral Account) and (t) (solely with respect to the Bank of America Cash Collateral Account) of the definition of “Permitted Liens”, but, in each case, only to the extent only such Lien (i) attaches, as applicable, solely to the assets or property so acquired in such transaction and the proceeds thereof and (ii) has prior priority to the Permitted ABL Credit Facility Liens, and (c) to the extent not otherwise covered by clause (b) above, non-consensual Permitted Liens that are solely provided by operation of (and in compliance with) Applicable Law.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness evidenced by the permitted under clause (d) of the definition of “Permitted Indebtedness” and that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended and (f) is otherwise on terms no less favorable to Loan Parties and their Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced or extended.

“Permitted Successor Transaction” means a transaction that satisfies all of the following conditions: (A) the Stock of the Borrower is acquired by, or the Borrower is merged with, a corporation (each such transaction, a “Successor Entity Transaction”) that (i) is organized in a state of the United States that has both a Market Cap and an Enterprise Value of at least $2,000,000,000 (as reasonably determined by the Agent), (ii) has common Stock registered under Section 12 of the Exchange Act and listed on a National Securities Exchange, (iii) is current in its reporting requirements under the Exchange Act and (iv) is in compliance with all applicable listing standards of the National Securities Exchange on which its common stock is listed (such successor corporation, a “Successor Entity”), (B) before, at the time of and after giving effect to such Successor Entity Transaction, no Event of Default has occurred and is continuing, (C) Agent (for the benefit of the Secured Parties) maintains a first priority security interest (subject only to the Permitted Priority Liens) in all of the Collateral of the Loan Parties, and the Successor Entity and the Loan Parties shall take such actions and execute and deliver such documents, instruments and agreements required by Agent to effectuate the foregoing in this clause (i)(C), (D) in connection with any such Successor Entity Transaction, the Successor Entity shall take such actions and execute such documents, instruments and agreements as may be reasonably required by Agent to assume all of the Obligations on behalf of the Borrower and all Guarantors shall reaffirm and ratify its Guarantee of the Obligations (other than those Obligations under the Warrant, any Stock and the Registration Rights Agreement) and the Liens securing the Obligations (other than those Obligations under the Warrant, any Stock and the Registration Rights Agreement) the Borrower and such Guarantors granted under the Loan Documents to secure such Guarantees and Obligations, in each case, in a manner reasonably satisfactory to the Agent, (E) the Successor Entity and/or the Borrower shall take such actions requested by the Agent or any holder of the Warrants to effectuate the bargain, intention and agreements previously set forth in the Warrants, the Registration Rights Agreement and the other Loan Documents, (F) before, at the time of and after giving effect to such Successor Entity Transaction, the Successor Entity (provided that the amounts related to the Successor Entity shall be limited to those incurred by the Successor Entity only (and not any of its Subsidiaries) unless such Subsidiaries (other than any Excluded Subsidiaries) have completed and consummated the Successor Entity Subsidiary Joinder Actions), the Loan Parties and their Subsidiaries shall have a Total Leverage Ratio on a pro forma basis (after giving effect to the Successor Entity

Transaction and any Indebtedness that will remain or be assumed after such consummation thereof) of no greater than 2:1 and the Successor Entity and the Loan Parties shall deliver a certificate certifying to the same and providing such evidence and calculations thereof that may be reasonably requested by Agent, (H) the Successor Entity both on an individual basis and together with the Loan Parties and their Subsidiaries (on a consolidated basis), immediately before, at the time of and immediately after giving effect to such Successor Entity Transaction, is/are Solvent, (I) before, at the time of and after giving effect to such Successor Entity Transaction, the representations and warranties set forth in the Loan Documents are true, correct and complete in all material respects (without giving effect to any double materiality) as of the date hereof (or, if such representation or warranty is made as of such earlier specified date, as of such earlier specified date), (J) (1) each Subsidiary of the Successor Entity that was a Subsidiary of Endologix immediately prior to the consummation of the Successor Entity Transaction shall comply with Section 5.1(l) and shall take such actions and execute and deliver such agreements, instruments and other documents in connection therewith as reasonably requested by Agent and (2) if the Subsidiaries of the Successor Entity immediately prior to giving effect to the Successor Entity Transaction and that will remain Subsidiaries of the Successor Entity after giving effect to the Successor Entity Transaction are to be included in the components of the definition of “Total Leverage Ratio” (and all components of the various definitions of the capitalized financial terms used in such definitions and the definitions of each such other capitalized financial term related thereto) to determine whether clause (F) above is satisfied, such Subsidiaries of the Successor Entity (other than any Excluded Subsidiaries) have completed and consummated the Successor Entity Subsidiary Joinder Actions in a manner reasonably satisfactory to Agent, and (K) the Successor Entity and the Loan Parties shall deliver a certificate certifying that each of the foregoing conditions in this definition have been satisfied.

“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited liability partnership, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

“Portfolio Interest Certificate” has the meaning set forth in Section 2.5(d).

“Pre-Closing Attorney’s Fees Cap” has the meaning set forth in Section 6.3.

“Principal Market” means the NASDAQ Global Select Market (or any successor to the foregoing).

“Pro Rata Loan Share” means, with respect to any Lender, the applicable amount (as adjusted from time to time in accordance with the terms hereof and the actual principal amount outstanding related thereto) specified opposite such Lender’s name on Annex A under the column “Disbursement Amounts.”

“Pro Rata Share” means, with respect to any Lender, the applicable percentage (as adjusted from time to time in accordance with the terms hereof) obtained by dividing (a) such Lender’s Pro Rata Loan Share of the outstanding Loans, by (b) the total outstanding amount of Loans held by all Lenders.

“Products” means, from time to time, any products currently manufactured, sold, developed, tested or marketed by any Loan Party or any of a Loan Party’s Subsidiaries.

“Put Notice” has the meaning set forth in Section 5.3.

“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Loan Party or any Subsidiary of any Loan Party.

“Recall” means a Person’s Removal or Correction of a marketed product that the FDA considers to be in violation of the laws it administers and against which the FDA would initiate legal action (e.g., seizure).

“Refinancing ICA” has the meaning set forth in clause (ii)(A) of the definition of “ABL Credit Facility”.

“Register” has the meaning set forth in Section 1.4(b).

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Agreement Date entered into by the Borrower and the Lenders and substantially in the form of Exhibit E.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time and any successor to all or a portion thereof establishing reserve requirements.

“Regulatory Required Permit” means any and all licenses, approvals and permits issued by the FDA, DEA or any other applicable Governmental Authority, including without limitation Drug Applications, necessary for the testing, manufacture, marketing or sale of any Product by any applicable Loan Party (or Loan Parties) and its (or their) Subsidiaries as such activities are being conducted by such Loan Party (or Loan Parties) and its (or their) Subsidiaries with respect to such Product at such time and any drug listings and drug establishment registrations under 21 U.S.C. Section 510, registrations issued by DEA under 21 U.S.C. Section 823 (if applicable to any Product), and those issued by State governments for the conduct of the Loan Parties’ or any of their Subsidiaries’ business.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, attorneys, advisors and representatives of such Person and of such Person’s Affiliates.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Removal” means the physical removal of a product from its point of use to some other location for repair, modification, adjustment, relabeling, destruction or inspection.

“Reporting Period” has the meaning set forth in Section 5.1(h).

“Required Lenders” means, at any time, Lenders having Pro Rata Shares the aggregate dollar equivalent amount of which exceeds 50% of the outstanding Loans.

“Restricted Payments” means, with respect to any Person, (i) the declaration or making of any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any of its Stock, (ii) the purchasing, redemption or other acquisition for value of any of its Stock now or hereafter outstanding or (iii) the making of any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness subordinated to the Obligations as to right and time of payment or as to other rights and remedies thereunder. For the avoidance of doubt, the entry into, any payments or deliveries in respect of, and the performance, exercise and/or settlement of the Borrower’s 2.25% Convertible Notes, 3.25% Convertible Notes (including, for the avoidance of doubt, any Permitted 3.25% Convertible Note Refinancing), Capped Calls, Warrants or under the ABL Credit Facility are not Restricted Payments.

“Rights Plan” has the meaning set forth in Section 3.1(rr).

“Sanctioned Country” has the meaning set forth in Section 3.1(jj).

“Sanctions” has the meaning set forth in Section 3.1(jj).

“Sarbanes-Oxley” has the meaning set forth in Section 3.1(kk).

“Scheduled First Amortization Payment” has the meaning set forth in Section 2.3(a).

“SDN List” has the meaning set forth in Section 3.1(jj).

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all reports, schedules, forms, statements and other documents filed by the Borrower with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2016 (including all financial statements and schedules included therein, all exhibits thereto and all documents incorporated by reference therein).

“Secured Parties” means Agent, the Lenders and all Indemnified Persons.

“Securities” means the Loans, the Notes, and the related guaranties set forth in the Security Agreement of the Guarantors, the Warrants and the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Security Agreement” means the Guaranty and Security Agreement executed and delivered on the Agreement Date pursuant to which the Loan Parties party thereto grant to Agent for the benefit of the Secured Parties a security interest in all of their Collateral to secure the Obligations, as amended, restated, supplemented or otherwise modified from time to time.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital in relation to such Person’s business as contemplated as of the Agreement Date. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stock” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting; and (b) all securities convertible into or exchangeable for any other Stock and all warrants, options or other rights (other than the 2.25% Convertible Notes, the 3.25% Convertible Notes, any Permitted 3.25% Convertible Note Refinancing permitted hereunder, any Capped Call transactions, and the Warrants) to purchase, subscribe for or otherwise acquire any other Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Debt” means any Indebtedness of the Loan Parties incurred pursuant to the terms of the Subordinated Debt Documents and with the prior written consent of Agent, all of which documents must be in form and substance acceptable to Agent in its sole discretion. As of the Agreement Date, there is no Subordinated Debt.

“Subordinated Debt Documents” means any documents evidencing and/or securing Indebtedness governed by a Subordination Agreement, all of which documents must be in form and substance acceptable to Agent in its sole discretion. As of the Agreement Date, there are no Subordinated Debt Documents.

“Subordination Agreement” means any agreement between Agent and another creditor of one or more Loan Parties, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Indebtedness owing from any Loan Party or Loan Parties and/or the Liens securing such Indebtedness granted by any Loan Party or Loan Parties to such creditor are subordinated in any way to the Obligations and the Liens created under the Security Agreement, the terms and provisions of such Subordination Agreements to have been agreed to by, and be acceptable to, Agent in the exercise of its sole discretion.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such capital stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Loan Party.

“Successor Entity” has the meaning set forth in the definition of “Permitted Successor Transaction.”

“Successor Entity Subsidiary Joinder Actions” has the meaning set forth in the definition of “EBITDA”.

“Successor Entity Transaction” has the meaning set forth in the definition of “Permitted Successor Transaction.”

“Swap Contract” means any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, not including Capped Calls.

“Tax Affiliate” means (a) the Borrower and its Subsidiaries and (b) any Affiliate of the Borrower with which the Borrower files or is required to file consolidated, combined or unitary tax returns.

“Taxes” means all present or future taxes, levies, imposts, stamp or other duties, deductions, charges or withholdings imposed by an Governmental Authority, together with any interest, additions to tax, penalties or other Liabilities with respect thereto.

“Tax Returns” has the meaning set forth in Section 3.1(p).

“Third Party Obligation” has the meaning provided therefor in the definition of “Contingent Obligation.”

“Third Party Payor” means Medicare, Medicaid, TRICARE, and other state or federal health care program, Blue Cross and/or Blue Shield, private insurers, managed care plans and any other Person or entity which presently or in the future maintains Third Party Payor Programs.

“Third Party Payor Programs” means all payment and reimbursement programs, sponsored by a Third Party Payor, in which a Loan Party participates.

“Title IV Plan” means an Employee Benefit Plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has or could reasonably be expected to have any obligation or Liabilities (including under Section 4069 of ERISA).

“Total Leverage Ratio” means, with respect to any measurement period, the ratio of (a) Indebtedness reflected as liabilities on the Successor Entity’s most recent publicly reported balance sheet as of the last day of such measurement period to (b) EBITDA as of the last day for such measurement period; provided that, in each case of clause (a) and clause (b), such amounts shall be limited to those incurred by the Successor Entity only (and not any of its Subsidiaries) unless such Subsidiaries (other than any Excluded Subsidiaries) have completed and consummated the Successor Entity Subsidiary Joinder Actions.

“Trading Day” means any day on which the common Stock of the applicable Person is traded for at least six hours on a National Securities Exchange.

“Transactions” means (a) the repayment of certain existing Indebtedness (including certain of the 2.25% Convertible Notes and, in connection with any loans funded on the Agreement Date under the Existing ABL Credit Facility or any other obligations outstanding on the Agreement Date under the Existing ABL Credit Facility, all of the Indebtedness and other obligations evidenced by the Existing ABL Credit Facility and the Existing ABL Debt Documents), (b) the funding of the Disbursement, and (c) the payment of fees, commissions, costs and expenses in connection with each of the foregoing.

“TRICARE” means the program administered pursuant to 10 U.S.C. Section 1071 et. seq), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” each means the United States of America.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended from time to time.

“Volume Weighted Average Price” for any security as of any Trading Day means the volume weighted average sale price of such security on the National Securities Exchange on which such security is listed as reported by Bloomberg Financial Markets or an equivalent, reliable reporting service reasonably selected by the Agent (“Bloomberg”). Volume Weighted Average Price will be determined without regard to after-hours trading or any other trading outside of the regular trading hours.

“Warrant Distributions” has the meaning set forth in Section 3.1(z).

“Warrants” has the meaning set forth in Section 2.8(a).

“Warrant Shares” has the meaning set forth in Section 3.1(z).

Section 1.2 Interpretation. In this Agreement and the other Loan Documents, unless the context otherwise requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun. The division of this Agreement and the other Loan Documents into Articles and Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions. The words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement (or other applicable Loan Document) as a whole and not to any particular Article or Section hereof (or thereof). The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The term “documents” and “agreements” include any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The use in any of the Loan Documents of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. References to a specified Article, Exhibit, Section or Schedule shall be construed as a reference to that specified Article, Exhibit, Section or Schedule of this Agreement (or other applicable Loan Document). Unless specifically stated otherwise, any reference to any of the Loan Documents means such document as the same shall be amended, restated, supplemented or otherwise modified and from time to time in effect. The references to “asset” (or “assets”) and “property” (or “properties”) in the Loan Documents are meant to be mean the same and are used throughout the Loan Documents interchangeably, and such words shall be deemed to refer to any and all tangible and intangible assets and properties, including cash, securities, Stock, accounts and contract rights. Unless otherwise specified herein or therein, all terms defined in any Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the word “since” means “since and including”; the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, unless otherwise expressly stated, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and, except as otherwise provided with respect to FATCA, are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation, and any reference to any law or regulation, shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Whenever any reference is made in any Loan Document to any Person such reference shall be construed to include such Person’s permitted successors and permitted assigns. Any financial ratios required to be satisfied in order for a specific action to be permitted under any Loan Document shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein or therein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number). Unless otherwise specified, all references in any Loan Document to times of day shall be references to New York City time. Notwithstanding anything to the contrary in any Loan Document, any reference to “Organizational Document” or “Organizational Documents” of any Loan Party or any of its Subsidiaries in any Loan Document shall mean such written documents, agreements and arrangements that are in effect on the Agreement Date after giving effect to the Transactions occurring on the Agreement Date that have been approved by Agent, without giving effect to any amendment, restatement, change, supplement, waiver or other modification thereto or thereof that is not permitted by Section 5.2(x).

Section 1.3 Business Day Adjustment. Except as otherwise expressly stated herein or in any other Loan Document, if the day by which any payment or other performance is due to be made is not a Business Day, that payment or performance shall be made by the next succeeding Business Day unless that next succeeding Business Day falls in a different calendar month, in which case that payment or other performance shall be made by the Business Day immediately preceding the day by which such payment or other performance is due to be made; provided that interest will continue to accrue each additional day in connection therewith.

Section 1.4 Loan Records.

(a) The Borrower shall record on its books and records the amount of the Loan, the interest rate applicable thereto, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding.

(b) The Borrower shall establish and maintain at its address referred to in Section 6.1, a record of ownership (the “Register”) in which the Borrower agrees to register by book entry the interests (including any rights to receive payment hereunder) of each Lender in the Loan and any assignment of any such interest or interests, and (ii) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and any change thereto pursuant to this Agreement), (2) the amount of the Loan and each funding of any participation therein, (3) the amount of any principal, interest, fee or other amount due and payable or paid, and (4) any other payment received by the Lenders from the Borrower and its application to the Loan.

(c) The Loans made by each Lender are evidenced by this Agreement. Additionally, the Borrower shall execute and deliver to each Lender (and/or, if applicable and if so requested by any assignee Lender pursuant to the assignment provisions of Section 6.5) on the Agreement Date (or, if such assignment is made after the Agreement Date, promptly after such Lender’s request) a Loan Note (with respect to the Disbursement) payable to such Lender in an amount equal to the unpaid principal amount of the Loans held by such Lender (which, at the request of such Lender, may provide separate Notes for separate or different parts of the Loans held by such Lender). Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Note(s) evidencing the Loans) are registered obligations, the right, title and interest of the Lenders and their successors and assignees in and to the Loan shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 shall be construed so that the Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) The Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by the Borrower, Agent or such Lender at any reasonable time and from time to time upon reasonable prior notice, or when an Event of Default or Default exists, with just notice (whether reasonable or not) by Agent or any such Lender.

Section 1.5 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Borrower or its Subsidiaries (including, with respect to GAAP, any change in GAAP that would require leases that would be classified as operating leases under GAAP on the Agreement Date to be reclassified as Capital Leases) shall be given effect for purposes of measuring compliance with any provision of this Agreement or otherwise determining any relevant ratios and baskets which govern whether any action is permitted hereunder unless the Borrower and the Agent agree to modify such provisions to reflect such changes in GAAP, and unless such provisions are modified, all financial statements and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such changes in GAAP. Notwithstanding any other provision contained herein or in any other Loan Document, all terms of an accounting or financial nature used herein and in the other Loan Documents shall be construed, and all computations of amounts and ratios referred to herein and in the other Loan Documents shall be made, without giving effect to any election under Statement of Financial Accounting Standards No. 159 (Codification of Accounting Standards 825-10) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary at “fair value,” as defined therein.

Section 1.6 [Reserved].

Section 1.7 Officers. Any document, agreement or instrument delivered under the Loan Documents that is signed by an Authorized Officer or another officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Authorized Officer or other officer shall be conclusively presumed to have acted on behalf of such Loan Party in such person’s capacity as an officer of such Loan Party and not in any individual capacity.

Section 1.8 Joint Drafting and Negotiation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question or intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE 2

AGREEMENT FOR THE LOAN

Section 2.1 Use of Proceeds. The proceeds of the Disbursement will be used solely (i) to refinance certain of the existing Indebtedness (including a certain amount of the existing 2.25% Convertible Notes and all outstanding obligations under the Existing ABL Credit Facility and the Existing ABL Debt Documents), (ii) to provide funds for the Borrower’s working capital and general corporate purposes, and (iii) to pay a portion of the fees, costs and expenses related to this Agreement.

Section 2.2 Disbursements.

(a) The Disbursement. Subject to the satisfaction of the conditions set forth in Section 4.1 and this Section 2.2(a) on the Agreement Date and subject to the terms in this Agreement and in reliance on the representations and warranties in the Loan Documents, to the extent written notice requesting such amounts is received by each Lender an Authorized Officer of the Borrower (and with such written notice certifying that all such aforementioned conditions set forth in this Section 2.2(a) are satisfied and with such written notice being in form and substance reasonably satisfactory to each such Lender) on the Agreement Date with the proposed date of funding being required to be a Business Day, each Lender on the Agreement Date severally and not jointly agrees to lend to the Borrower on such date, the principal amount set forth opposite such Lender’s name in Annex A under the heading “Disbursement Amount.” Amounts borrowed under this Section 2.2(a) are referred to as the “Disbursement.”

(b) No Re-Borrowing of Disbursements or Loans. Amounts borrowed as an Disbursement which are repaid or prepaid may not be re-borrowed under any circumstance.

Section 2.3 Payments; Prepayments; No Call; Non-Callable Make Whole Amount.

(a) The Borrower shall pay in cash to each of the Lenders its Pro Rata Share of the outstanding principal amount of the Loans and all other Obligations (other than those Obligations under the Warrant, any Stock and the Registration Rights Agreement) on the earliest of (i) the dates (and in the amounts) set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to this Section 2.3 with the application of any such prepayment being applied and adjusted as set forth in Section 2.3(e)), (ii) the date the principal amount of the Obligations are declared to be or automatically becomes due and payable following an Event of Default and (iii) the date provided for in Section 5.3:

Payment Dates	Principal Amortization Payment
April 2, 2021 (the “First Amortization Date”)	$40,000,000.00 (the “Scheduled First Amortization Payment”)
April 2, 2022	$40,000,000.00
Maturity Date	$40,000,000.00 or such lesser outstanding amount of the Loans

(b) Any Lender which is also a holder of Warrants may, at such Lender’s sole option, in accordance with Section 3(a)(iii) of the applicable Warrant, pay the Exercise Price (as defined in the applicable Warrant) by reducing the principal amount of such Lender’s Loans in an amount equal to such Exercise Price. In connection with any such reduction, interest shall cease to accrue on such Loans for any day after the date such Exercise Price has been paid and Warrant Shares have been issued to such Lender for the portion of such Warrant that was exercised, and the accrued and unpaid interest on such Loans shall be paid by the Borrower on the next succeeding Interest Payment Date.

(c) Notwithstanding anything to the contrary in any of the Loan Documents, outstanding principal amounts on the Loans shall not be permitted to be prepaid, repaid, redeemed or paid prior to the First Amortization Date except solely as required or permitted by Section 5.3 or otherwise as set forth in this Section 2.3(c). If any principal on Loans are prepaid, repaid, redeemed or paid (A) prior to the First Amortization Date for any reason (such as an acceleration of the Loans following the occurrence of an Event of Default, an exercise of any Secured Party’s rights or remedies available under the Loan Documents, an exercise of any rights or remedies by ABL Agent, an ABL Lender or any other party to the ABL Debt Documents (subject to any applicable limitations thereon set forth in clause (i) of the proviso in Section 5.4(s)), upon the consummation of a Change in Control, pursuant to Section 5.3, by any optional prepayment or otherwise), then the amount (in addition to the principal amount of the Loans and any accrued and unpaid interest owed thereon) required to be prepaid, repaid, redeemed or paid shall be the Non-Callable Make Whole Amount applicable to the principal amount of Loans so prepaid, repaid, redeemed or paid (plus, if In Connection with a Change in Control, the CoC Fee) or (B) on or after the First

Amortization Date but prior to the Maturity Date, In Connection with a Change in Control, then the amount (in addition to the principal amount of the Loans and any accrued and unpaid interest owed thereon) required to be prepaid, repaid, redeemed or paid shall be the CoC Fee. The Non-Callable Make Whole Amount (together with any applicable CoC Fee) shall be paid by the Borrower to the Secured Parties based on their Pro Rata Share of the principal amount of the Loans on the date of such prepayment, repayment, redemption or payment. The Parties acknowledge and agree that, in light of the impracticality and extreme difficulty of ascertaining actual damages, the Non-Callable Make Whole Amount and any CoC Fee are intended to be a reasonable calculation of the actual damages that would be suffered by the Secured Parties as a result of any such prepayment, repayment, redemption or payment. The parties hereto further acknowledge and agree that the Non-Callable Make Whole Amount and the CoC Fee are not intended to act as a penalty or to punish the Borrower for any such prepayment, repayment, redemption or payment. For the avoidance of doubt, other than as set forth above in clause (B) in the second sentence of this Section 2.3(c), prepayments of the Loans made on or after the First Amortization Date, in whole or in part, are permitted and may be made without premium or penalty.

(d) Each prepayment, repayment, redemption and payment by the Borrower shall be applied (i) first, to all fees, costs and expenses (including any attorneys’ fees) owed to Agent under the Loan Documents, (ii) second, ratably to all fees, costs and expenses (including any attorneys’ fees) owed to any Lender under the Loan Documents, (iii) third, ratably to accrued and unpaid interest owed to the Lenders under the Loan Documents, (iv) fourth, ratably to the principal amount of the Loans (including any Non-Callable Make Whole Amount and any CoC Fee, if applicable) owed to the Lenders, and, (v) fifth, to all other Obligations (other than any Obligations in respect of the Warrant, Stock underlying the Warrant and the Registration Rights Agreement that are not at such time owing or unpaid) owing to Agent or any Lender, and, with respect to any such Obligations owed to the Lenders, shall be allocated among the Lenders in accordance with and in proportion to their Pro Rata Shares.

(e) Any principal of any Loan that is prepaid, redeemed or paid pursuant to Section 2.3(b), Section 2.3(c) or Section 5.3 shall be applied to the scheduled payments of the Loans in the inverse order of maturity.

Section 2.4 Payment Details. All payments of the Obligations by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and shall be paid in cash in Dollars. Payments of any amounts and other Obligations due to Agent or the Lenders under this Agreement or the other Loan Documents shall be made in Dollars in immediately available funds prior to 2:00 p.m. (New York City time) on such date that any such payment is due, using such wire information or address for Agent or such applicable Lender that is set forth on Schedule 2.4 or at such other bank or place as Agent or such applicable Lenders shall from time to time designate in a writing delivered to the Borrower at least five (5) Business Days prior to the date such payment is due. The Borrower shall pay all and any fees, costs and expenses (administrative or otherwise) imposed by banks, clearing houses or any other financial institutions in connection with making any payments under any of the Loan Documents.

Section 2.5 Taxes.

(a) Any and all payments on account of any Obligation of a Loan Party hereunder or under any other Loan Document (in each case in this Section 2.5, for the avoidance of doubt, not including Obligations in respect of the Warrant or the Registration Rights Agreement) shall be made, in accordance with this Section 2.5, free and clear of and without deduction or withholding for any and all present or future Taxes except as required by Applicable Law. If any Loan Party shall be required by Applicable Law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any other Loan Document, (i) such Loan Party shall make such deduction or withholding, (ii) such Loan Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable

Law, and (iii) to the extent that the deduction or withholding is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased by as much as shall be necessary so that after making the required deduction or withholding (including deductions or withholdings applicable to additional sums payable under this Section 2.5), each Lender shall receive an amount equal to the sum it would have received had no such deduction or withholding been made (any and all such additional amounts payable shall hereafter be referred to as the “Additional Amounts”). Within thirty (30) days after the date of any payment of such Taxes, the Borrower shall furnish to the applicable Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender.

(b) In addition, the Loan Parties agree to pay and authorize each Lender to pay in their name, all Other Taxes. Within 30 days after the date of any payment of Other Taxes by any Loan Party, the Borrower shall furnish to the applicable Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender.

(c) The Borrower shall reimburse and indemnify, within ten (10) days after receipt of demand therefor, each Lender for all Indemnified Taxes (including all Indemnified Taxes imposed on amounts payable under this Section 2.5(c)) paid or payable by such Lender, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the applicable Lender(s) setting forth the amounts to be paid thereunder and delivered to the Borrower shall be conclusive, absent manifest error.

(d) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth below in this Section 2.5(d) shall not be required if in the Lender’s good faith judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall, on or before the date on which the Lender becomes a party to this Agreement, provide to Borrower a properly completed and executed IRS Form W-9 certifying that such Lender is not subject to backup withholding tax. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Lender”) and is entitled to an exemption from or reduction of U.S. federal withholding tax with respect to payments under this Agreement shall, on or before the date on which such Lender becomes a party to this Agreement, provide Borrower with a properly completed and executed IRS Form W-8ECI, W-8BEN-E, W-8IMY or other applicable forms or any other applicable certificate or document reasonably requested by the Borrower and prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made and, if such Foreign Lender is relying on the portfolio interest exception of Section 871(h) or Section 881(c) of the Code (or any successor provision thereto), shall also provide the Borrower with a certificate (the “Portfolio Interest Certificate”) representing that such Foreign Lender is not a “bank” for purposes of Section 881(c) of the Code (or any successor provision thereto), is not a 10% holder of the Borrower described in Section 871(h)(3)(B) of the Code (or any successor provision thereto), and is not a controlled foreign corporation receiving interest from a related person (within the meaning of Sections 881(c)(3)(C) and 864(d)(4) of the Code or any successor provisions thereto). If the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Portfolio Interest Certificate on behalf of such partners. Each Lender shall provide new forms (or successor forms) as reasonably requested by the Borrower from time to time and shall notify the Borrower in writing within a reasonable time after becoming aware of any event requiring a change in the most recent forms previously delivered by such Lender to the Borrower.

(e) If a payment to a Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Borrower, at the times prescribed by law or as reasonably requested by Borrower, such documentation as is required in order for the Borrower to comply with its obligations under FATCA, to determine that such Lender has or has not complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.5(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) If a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.5 (including all Indemnified Taxes imposed on amounts payable under Section 2.5(c)), such Lender shall promptly pay such refund (but only to the extent of indemnity payments made under this Section 2.5 with respect to the Taxes refund) to the Borrower, net of all out-of-pocket expense (including any Taxes imposed thereon) of such Lender incurred in obtaining such refund or making such payment, provided that the Borrower, upon the request of such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender if such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.5(f), in no event shall a Lender be required to pay any amount to the Borrower pursuant to this Section 2.5(f), the payment of which would place such Lender in a less favorable net after-Tax position than such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted or otherwise imposed and the indemnification payments with respect to such Tax had never been paid. Nothing in this Section 2.5(f) shall require any Lender to disclose any information it deems confidential (including its tax returns) to any Person, including the Borrower.

Section 2.6 Interest.

(a) From and after the Agreement Date, the outstanding principal amount of the Loans and any overdue interest shall bear interest at the Interest Rate (calculated on the basis of a 360-day year for the actual number of days elapsed in each month). Interest shall be paid in cash to the Lenders quarterly in arrears for the preceding calendar quarter on the first Business Day of each calendar quarter, whether by acceleration or otherwise, commencing on July 1, 2017 and on the first Business Day of each October, January, April and July thereafter, and on the maturity (and on any date of prepayment, repayment, redemption or payment of the principal) of the Loans (each, an “Interest Payment Date”).

(b) As the Warrants are being issued substantially concurrently with the making of the Loans hereunder, and as Lenders are entitled to the yield enhancement payment described in Section 2.7(a) below, OID shall be applicable and the parties hereto mutually agree that the amount of OID with respect to the Notes for federal income tax purposes is $22,240,000.

(c) All interest and fees under each Loan Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

(d) If the Obligations would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i) of the Code (or any successor provision thereof), on each Interest Payment Date ending on or after the fifth anniversary of the Agreement Date, at Borrower’s sole discretion, Borrower may pay in cash, on or prior to such Interest Payment Date, a minimum amount of interest (including OID) that has been previously accrued and unpaid, as shall be necessary to ensure the Obligations not be considered “applicable high yield discount obligations”.

Section 2.7 Yield Enhancement Payment; Default Interest; CoC Fee.

(a) On the Agreement Date, the Borrower shall pay in cash in Dollars to such Lender (as such Lender funding such Disbursement shall direct) a yield enhancement payment in the amount of two and twenty-fifths of one hundred percent (2.25%) of the principal amount of such Disbursement funded by such Lender on the Agreement Date as consideration for providing such Disbursement, and such payment, at the sole option of the applicable Lender, shall be deducted from such Disbursement. Such payment shall be fully earned when paid (or when deducted from such Disbursement) and shall not be refundable for any reason whatsoever.

(b) At the election (which upon such election, to the extent permitted by Applicable Law, such additional interest rate shall retroactively apply to the first day of existence of such Event of Default) of Agent or the Required Lenders while any Event of Default exists (or automatically while any Event of Default under Section 5.4(a) or 5.4(d) exists), the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by Applicable Law) on the Obligations (other than Obligations under the Warrant, the Registration Rights Agreement and any Stock) and past due interest thereon, if any, from and after the date of occurrence of such Event of Default, at a rate per annum which is determined by adding (i) with respect to any Event of Default under Section 5.4(a), ten percent (10.0%) per annum to the Interest Rate then in effect for the Loans and (ii) with respect to any other Event of Default, two percent (2%) per annum to the Interest Rate then in effect for the Loans. Such interest shall be payable in cash on demand.

(c) Upon prepayment, repayment, redemption or payment of any principal of the Loans at any time (including, for the avoidance of doubt, before, after and on the date of the First Amortization Date but excluding, for the avoidance of doubt, Loans paid in full on the Maturity Date) In Connection with a Change in Control, Borrower shall pay to the Secured Parties the CoC Fee (in addition to any principal Obligations required to be paid pursuant to Section 5.3 and any applicable Non-Callable Make Whole Amount due pursuant to Section 2.3(c)) based on their Pro Rata Share of the principal of the Loans on the date of such prepayment, repayment, redemption or payment of such Loans; provided however that if such prepayment, repayment, redemption or payment is In Connection with a Change in Control but prior to the consummation of the Change in Control, the CoC Fee shall be due and payable contemporaneously with the consummation of a Change in Control. The CoC Fee shall be non-refundable upon receiving payment thereof. The Parties acknowledge and agree that, in light of the impracticality and extreme difficulty of ascertaining actual damages occurring In Connection with a Change in Control, the CoC Fee is intended to be a reasonable calculation of the actual damages that would be suffered by the Secured Parties as a result of any such prepayment, repayment, redemption or payment. The parties hereto further acknowledge and agree that the CoC Fee is not intended to act as a penalty or to punish the Borrower for any such prepayment, repayment, redemption or payment.

Section 2.8 Delivery of Warrants.

(a) On the Agreement Date, the Borrower shall issue to the Lenders, based on such Lenders’ Pro Rata Share, warrants to purchase 6,470,000 shares of Common Stock at an Exercise Price of 127.5% of $7.24 per share (each as subject to any adjustments provided for therein), each in substantially in the form of Exhibit C attached hereto (the “Warrants”) with an expiration date of April 3, 2024.

(b) [Reserved].

(c) The Warrants issued pursuant to this Section 2.8 shall be allocated among the Lenders as set forth on Annex A.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Loan Parties. The Loan Parties, jointly and severally, represent and warrant (A) with respect to Section 3.1(g)(i)(B), the first two sentences of Section 3.1(i), Section 3.1(y), Section 3.1(z)(A) and (C), Section 3.1(ee), the first sentence of Section 3.1(mm), Section 3.1(nn), Section 3.1(oo), Section 3.1(rr), Section 3.1(ss) and Section 3.1(tt), at all times, and (B) with respect to all other provisions of Section 3.1, (I) as of the Agreement Date and (II) as of each date that this Agreement is amended or modified (or any date any consent or waiver related to this Agreement is entered into or otherwise executed and delivered) in accordance with Section 6.6(b) (but with respect to any representation or warranty that speaks as of an earlier date, such representation and warranty shall continue to speak only as of such earlier date):

(a) Each Loan Party is (i) conducting its business in compliance with its Organizational Documents and (ii) not in violation of its Organizational Documents. Each Loan Party’s Organizational Documents are in full force and effect.

(b) No Default or Event of Default has occurred or will result from the transactions contemplated by the Loan Documents.

(c) Each Loan Party (i) is Solvent and (ii) has not taken action, and no such action has been taken by a third party, for its winding up, dissolution or liquidation or similar executory or judicial proceeding or for the appointment of a liquidator, custodian, receiver, trustee, administrator or other similar officer for any Loan Party or any or all of its assets or revenues; provided, however, that, for the avoidance of doubt, no such representation in this Section 3.1(c) is made in respect of any Immaterial Subsidiary.

(d) No Lien exists on any Loan Party’s assets, except for Permitted Liens.

(e) The obligation of the Loan Parties to make any payment under this Agreement or the other Loan Documents (together with all charges in connection therewith) is absolute and unconditional.

(f) No Indebtedness of any Loan Party exists other than Permitted Indebtedness.

(g) Each Loan Party is validly existing as a corporation, limited liability company or limited partnership, as applicable, and is in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable. Each Loan Party (i) has full power and authority

(and all governmental licenses, authorizations, Permits, consents and approvals) to (A) own its properties and conduct its business (solely with respect to governmental licenses, authorizations, Permits, consents and approvals, except where the failure to have such governmental licenses, authorizations, Permits, consents and approvals could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect) and (B) to (x) issue the Securities in accordance with the Loan Documents, (y) enter into, and perform its obligations under, the Loan Documents, including the issuance of the Securities and the reservation for issuance of the Warrant Shares and (z) consummate the transactions contemplated under the Loan Documents, and (ii) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, in each case of this clause (ii), where the failure to be so qualified, licensed or in good standing could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(h) Other than as set forth on Schedule 3.1(h), there is not pending or, to the knowledge of the Loan Parties, threatened, any material action, suit or other proceeding before any Governmental Authority (i) to which any Loan Party is a party, (ii) which purports to affect or pertain to the Loan Documents, the Transactions or the other transaction contemplated hereby or thereby or (iii) which has as the subject thereof any assets owned by any Loan Party or any of its Subsidiaries, in each case which could reasonably be expected to result in monetary judgments or relief, individually or in the aggregate, in excess of $2,000,000. Other than as set forth on Schedule 3.1(h), there are no current or, to the knowledge of the Loan Parties, pending, legal actions, suits or other proceedings, in each case which could reasonably be expected to result in monetary judgments or relief, individually or in the aggregate, in excess of $ 2,000,000, to which any Loan Party or any of its Subsidiaries or any of their respective assets is subject. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. Other than as set forth on Schedule 3.1(h), none of the current directors (or equivalent persons) or current officers of the Borrower and its Subsidiaries has been involved as a defendant in securities-related litigation or other securities-related legal proceedings during the past five years.

(i) The execution, delivery and performance of each of this Agreement and the other Loan Documents, including the issuance of the Securities hereunder, has been, duly authorized by each Loan Party and no further consent or authorization is required by the Borrower, the Borrower’s board of directors (or other equivalent governing body) or the holders of the Borrower’s Stock. Each of this Agreement and the other Loan Documents has been duly executed and delivered by each of the Loan Parties and constitutes a valid, legal and binding obligation of each Loan Party, enforceable in accordance with its respective terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and the other Loan Documents by each Loan Party party thereto and the consummation of the transactions (including the issuance of the Securities hereunder and thereunder) contemplated herein and therein will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any assets of any such Loan Party pursuant to, any agreement, document or instrument to which such Loan Party is a party or by which any Loan Party is bound or to which any of the assets or property of any Loan Party is subject, except, with respect to this clause (A), as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (B) result in any violation of or conflict with the provisions of the Organizational Documents, (C) result in the violation of any Applicable Law, (D) result in the violation of any judgment, order, rule, regulation or decree of any Governmental Authority, or (E) violate, conflict with or cause a breach or a default under any agreement or instrument binding upon it, except, with respect to clauses (C)

and (E) only, as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No consent, approval, Authorization or order of, or registration or filing with any Governmental Authority is required for (i) the execution, delivery and performance of this Agreement or any of the other Loan Documents, and the issuance of the Securities hereunder and thereunder, and (ii) the consummation by any Loan Party of the Transactions or the other transactions contemplated hereby or thereby, except for (A) the filings necessary to perfect the Liens created by the applicable Loan Documents and (B) any necessary filings with the SEC.

(j) Other than has been obtained, no Authorization is required for (i) the execution and delivery of this Agreement or the other Loan Documents, or (ii) the consummation of the Transactions and the other transactions contemplated hereby and thereby, including the issuance and exercise of the Warrants.

(k) Each Loan Party and its Subsidiaries are in compliance with Applicable Law except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(l) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) (A) each Loan Party holds, and is operating in compliance in all material respects with, all franchises, grants, Authorizations, licenses, permits, easements, consents, certificates and orders of any Governmental Authority (collectively, “Necessary Documents”) required for the conduct of its business and (B) all Necessary Documents are valid and in full force and effect and (ii) no Loan Party has (A) received written notice of any revocation, non-renewal, amendment or other modification of any of the Necessary Documents and (B) reason to believe that any of the Necessary Documents will not be renewed in the ordinary course of business.

(m) As of the Agreement Date, the Real Estate listed in Schedule 3.1(m) constitutes all of the Real Estate of each Loan Party and each of its Subsidiaries. Each Loan Party has good and marketable title to all of its assets and property free and clear of all Liens, except Permitted Liens. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the property held under lease by each Loan Party is held under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of such Loan Party.

(n) Each Loan Party owns, or has the right to use pursuant to a valid and enforceable written license, free and clear of any Liens other than Permitted Licenses and Permitted Liens, all Intellectual Property that is necessary for the conduct of its business as currently conducted (the “IP”). All IP that is registered with or issued by a Governmental Authority that is currently in the name of a Loan Party is valid and enforceable. Each patent constituting a Material Intangible Asset is valid and enforceable and no part of the Material Intangible Assets has been judged invalid or unenforceable, in whole or in part; and there is no pending or, to the knowledge of the Loan Parties, threatened action, suit, other proceeding or claim by any Person challenging or contesting the validity, ownership, or enforceability of any Material Intangible Asset, the use thereof by any Loan Party, or other rights of any Loan Party in or to any Material Intangible Asset, and no Loan Party has received any written notice regarding any such action, suit, other proceeding or claim. Neither the conduct of the business of any Loan Party, nor any Loan Party, has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property of any Person, except as could not reasonably be expected to result in a Material Adverse Effect. Other than as set forth on Schedule 3.1(h), there is no pending or, to the knowledge of the Loan Parties, threatened action, suit, other proceeding or claim by any Person alleging that any Loan Party is infringing, misappropriating or violating, or otherwise using without authorization, any Intellectual Property of any Person, and no Loan Party has received any written notice regarding, any such action, suit, other proceeding or claim. No Loan Party is a party to or bound by any options, licenses or other agreements, written or oral, granting any right, title or interest in or to any IP or otherwise relating to any IP, other than licenses for computer software acquired in the ordinary course of business.

(o) No Loan Party is, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, in breach of or otherwise in default under, and no event has occurred which, with notice or lapse of time or both, would constitute such breach or other default in the performance of any agreement or condition contained in any agreement under which it may be bound, or to which any of its assets is subject.

(p) All U.S. federal, state and local income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliates have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes, assessments and other governmental charges and impositions reflected therein or otherwise due and payable have been paid prior to the date on which any material Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. As of the Agreement Date, no material Tax Return is under audit or examination by any Governmental Authority, and no Tax Affiliate has received written notice from any Governmental Authority of any audit or examination or any assertion of any claim for material Taxes. To the extent material, proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the Tax, social security and unemployment withholding provisions of Applicable Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

(q) [Reserved].

(r) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect after the Agreement Date, each Loan Party: (A) at all times has complied with all Applicable Laws; (B) has not received any warning letter or other correspondence or notice from the any Governmental Authority alleging or asserting noncompliance with any Applicable Laws or any Authorizations; (C) possesses and complies with the Authorizations, which are valid and in full force and effect; (D) has not received written notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorization and has no knowledge that any Governmental Authority is considering such action; and (E) has filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations.

(s) The Borrower has filed all of the SEC Documents, within the time frames prescribed by the SEC for the filing of such SEC Documents such that each filing was timely filed with the SEC. The Borrower filed and made publicly available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (including any successor thereto, “EDGAR”) on or prior to the date this representation is made, true, correct and complete copies of the SEC Documents. As of their respective dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Act and/or the Exchange Act (as applicable) applicable to the SEC Documents. None of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since the filing of the SEC Documents, no event has occurred that would require an amendment or supplement to any of the SEC Documents and as to which such an amendment or a supplement has not been filed and made publicly available on EDGAR (and true, correct and complete copies of such amendment or supplement, if any, have been delivered to the Secured Parties or their respective representatives) on or prior to the date this representation is made. The Borrower has not received any written comments from the SEC staff that have not been resolved, to the knowledge of the Borrower, to the satisfaction of the SEC staff.

(t) As of their respective dates, the consolidated financial statements of the Borrower and its Subsidiaries included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP, consistently applied (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and lack of footnote disclosures), and fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders equity for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments and lack of footnote disclosures). The accounting firm that expressed its opinion with respect to the consolidated financial statements included in the Borrower’s most recently filed annual report on 10-K, and reviewed the consolidated financial statements included in the Borrower’s most recently filed quarterly report on 10-Q, was independent of the Borrower pursuant to the standards set forth in Rule 2-01 of Regulation S-X promulgated by the SEC and as required by the applicable rules and guidance from the Public Company Accounting Oversight Board (United States), and such firm was otherwise qualified to render such opinion under Applicable Law and the rules and regulations of the SEC. There is no transaction, arrangement or other relationship between the Borrower (or any of its Subsidiaries) and an unconsolidated or other off-balance-sheet Person that is required to be disclosed by the Borrower in the SEC Documents that has not been so disclosed in the SEC Documents. Neither the Borrower nor any of its Subsidiaries is required to file or will be required to file any agreement, note, lease, mortgage, deed or other instrument entered into prior to the date this representation is made and to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is bound that has not been previously filed as an exhibit (including by way of incorporation by reference) to the Borrower’s reports filed or made with the SEC under the Exchange Act. Other than (i) the liabilities assumed or created pursuant to this Agreement and the other Loan Documents and any fees and expenses in connection therewith, (ii) liabilities accrued for in the latest balance sheet included in the Borrower’s most recent periodic report (on 10-Q or 10-K) filed prior to the date this representation is made (the date of such balance sheet, the “Latest Balance Sheet Date”), (iii) liabilities incurred in the ordinary course of business consistent with past practice since the later of the (A) Agreement Date and (B) the Latest Balance Sheet Date and (iv) liabilities set forth on the Schedules to this Agreement, the Borrower and its Subsidiaries do not have any other material liabilities (whether fixed or unfixed, known or unknown, absolute or contingent, asserted or unasserted, choate or inchoate, liquidated or unliquidated, or secured or unsecured, and regardless of when any action, claim, suit or proceeding with respect thereto is instituted). Since December 31, 2016, there has been no Material Adverse Effect or any event or circumstance which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. All financial performance projections delivered to any Secured Party, including the financial performance projections delivered on or prior to the Agreement Date, if any, represent the Borrower’s and its Subsidiaries’ good faith estimate of future financial performance and are based on assumptions believed by the Borrower and its Subsidiaries to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Agent and the Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.

(u) The Borrower and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liability is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences (such internal accounting controls (including clauses (i) – (iv) above), collectively, “Internal Controls”). The Borrower and its Subsidiaries have (A) timely filed and made publicly available on EDGAR all certifications, statements and documents required by (1) Rule 13a-14 or Rule 15d-14 under the Exchange Act. The Borrower and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that the information required to be disclosed by the Borrower and its Subsidiaries in the reports that they file with or submit to the SEC (A) is recorded, processed, summarized and reported accurately within the time periods specified in the SEC’s rules and forms and (B) is accumulated and communicated to the Borrower’s (and, to the extent applicable, its Subsidiaries’) management, including its or their principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure. The Borrower and its Subsidiaries maintain internal control (including Internal Controls) over financial reporting required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such internal control (including Internal Controls) over financial reporting is effective and does not contain any material weaknesses.

(v) [Reserved].

(w) (i) No Loan Party has engaged, and to the knowledge of the Loan Parties, no other Person has engaged in any “prohibited transaction” as defined under Section 406 of ERISA or Section 4975 of the Code that is not exempt under ERISA Section 408 or Section 4975 of the Code, under any applicable regulations and published interpretations thereunder or under any applicable prohibited transaction, individual or class exemption issued by the Department of Labor, with respect to any Employee Benefit Plan, except as for such transaction that could not be expected, individually or in the aggregate, to have a Material Adverse Effect, (ii) (A) at no time within the last seven years has the Borrower or any ERISA Affiliate maintained, sponsored, participated in, contributed to or had any Liability with respect to, and (B) no Loan Party or any ERISA Affiliate has any Liability or obligation in respect of, any Title IV Plan, Multiemployer Plan or any multiple employer plan for which the Borrower or any ERISA Affiliate has incurred or could incur Liability under Section 4063 or 4064 of ERISA, (iii) each Employee Benefit Plan is and has been operated in compliance with its terms and all Applicable Laws, including ERISA and the Code, except for such failures to comply that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (iv) (A) no ERISA Event has occurred and (B) no event or condition exists or existed that could reasonably be expected to subject the Borrower or any ERISA Affiliate to any tax, fine, lien, penalty or Liability imposed by ERISA, the Code or other Applicable Law, except for any such ERISA Event or tax, fine, lien, penalty or liability that could not be expected, individually or in the aggregate, to have a Material Adverse Effect, and (v) no Loan Party maintains or has any obligation or Liability with respect to any Foreign Benefit Plan that, individually or in the aggregate, could be expected to have a Material Adverse Effect.

(x) As of the Agreement Date, the Borrower’s Subsidiaries are set forth in Schedule 3.1(x) and the information set forth in Schedule 3.1(x) is true, correct and complete.

(y) Subsequent to December 31, 2015, the Borrower has not declared or paid any dividends or made any distribution of any kind with respect to its Stock, except as permitted hereunder.

(z) (A) All of the issued and outstanding shares of Stock of the Borrower are duly authorized and validly issued, fully paid and nonassessable, have been issued in compliance with all applicable federal and state and foreign securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing. The Borrower has reserved for issuance a number of shares of Common Stock sufficient to cover all shares issuable upon the exercise of the Warrants (the “Warrant Shares”) (computed without regard to any limitations on the number of shares that may be issued on exercise thereof). The Warrants, the Warrant Shares and any other distributions required to be made now or in the future pursuant to the Warrants (the “Warrant Distributions”) have been duly authorized. Upon the issuance in accordance with the terms of this Agreement, the holders of the Warrants will be entitled to the rights set forth in the Warrants. Upon exercise in accordance with the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable and free from all taxes and Liens with respect to the issue thereof, with the holders thereof being entitled to all rights accorded to a holder of Common Stock. The issuance by the Borrower of the Securities is exempt from registration under the Securities Act (pursuant to Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder) and applicable state securities laws. (B) As of the Agreement Date, all of the Borrower’s authorized, issued and outstanding shares of Stock of the Borrower and each of its Subsidiaries are set forth in Schedule 3.1(z), and, except as set forth in Schedule 3.1(z), there are no (i) Stock options or other Stock incentive plans, employee Stock purchase plans or other plans, programs or arrangements of the Borrower or any of its Subsidiaries under which Stock options, Stock or other Stock-based or Stock-linked awards are issued or issuable to officers, directors, employees, consultants or other Persons, (ii) outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, any Stock of the Borrower or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Borrower or any of its Subsidiaries is or may become bound to issue additional Stock of the Borrower or any of its Subsidiaries, or options, warrants or scrip for rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of Stock of the Borrower or any of its Subsidiaries, (iii) agreements or arrangements under which the Borrower or any of its Subsidiaries is obligated to register the sale of any of their securities or Stock under the Securities Act (except the Registration Rights Agreement), (iv) outstanding Stock, securities or instruments of the Borrower or any of its Subsidiaries that contain any redemption or similar provisions, or contracts, commitments, understandings or arrangements by which the Borrower or any of its Subsidiaries is or may become bound to redeem a security of the Borrower other than under the Convertible Note Documents, (v) Stock or other securities or instruments containing anti-dilution or similar provisions that may be triggered by the issuance of securities of the Borrower or any of its Subsidiaries other than under the Convertible Note Documents or (vii) stock appreciation rights or “phantom stock” plans or agreements or any similar plans or agreements to which Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is otherwise subject or bound. There are no (X) stockholders’ agreements, voting agreements or similar agreements to which Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is otherwise subject or bound, other than in connection with clauses (i), (k) and (n) of the definition of “Permitted Investments”, (Y) preemptive rights or any other similar rights to which any Stock of the Borrower or any of its Subsidiaries is subject or (Z) any restrictions upon the voting or transfer of any Stock of the Borrower or any of its Subsidiaries (other than restrictions on transfer imposed by U.S. federal and state securities laws and other than as set forth in the Loan Documents, the ABL Debt Documents and, if such instrument is permitted hereunder to be secured, the documents governing the Permitted 3.25% Convertible Note Refinancing). (C) The issuance and delivery of the Warrants does not and, assuming full exercise of the Warrants, the exercise of the Warrants, will not: (i) require approval from any Governmental Authority; (ii) obligate the Borrower to issue shares of Common Stock or other securities to any Person (other than the Secured Parties); and (iii) will not result in a right of any holder of the Borrower’s securities to adjust the exercise, conversion, exchange or reset price under and will not result in any other adjustments (automatic or otherwise) under, any securities of the Borrower. (D) The Borrower has furnished to Agent and each Lender true, correct and complete copies of each Loan Parties’ Organizational Documents and any amendments, restatements, supplements or modifications thereto, and all documents, agreements and instruments containing the terms of all securities and Stock convertible into, or exercisable or exchangeable for, Common Stock or other Stock of any Loan Party or its Subsidiaries, and the material rights of the holders thereof in respect thereto.

(aa) Except for the Operative Documents, the Convertible Note Documents and the agreements set forth on Schedule 3.1(aa), as of the Agreement Date there are no Material Contracts. The consummation of the transactions contemplated by the Loan Documents will not give rise to a right to termination in favor of any party to any Material Contract (other than any Loan Party), except for such Material Contracts the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

(bb) Neither the Borrower nor its Subsidiaries are in breach or default under any Material Contract, and, to the knowledge of the Loan Parties, no other party to a Material Contract is in default or breach thereunder, except where any breach or default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(cc) The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 2.1.

(dd) Except as set forth in Schedule 3.1(dd) and except where any failures to comply could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect, each Loan Party and each Subsidiary of each Loan Party (a) are and have been in compliance with all applicable Environmental Laws, including obtaining and maintaining all Permits required by any applicable Environmental Law, (b) is not party to, and no Real Estate currently (or to the knowledge of any Loan Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any contractual obligation or any pending or, to the knowledge of any Loan Party, threatened, order, action, investigation, suit, proceeding, audit, Lien, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law, (c) has not caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate, (d) does not currently (or to the knowledge of any Loan Party, previously) own, lease, sublease, operate or otherwise occupy no Real Estate that is contaminated by any Hazardous Materials and (e) is not, and has not been, engaged in, and has not permitted any current or former tenant to engage in, operations in violation of any Environmental Law and knows of no facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act or similar Environmental Laws.

(ee) None of any Loan Party, any Person controlling any Loan Party or any Subsidiary of any Loan Party is (a) an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act, or otherwise registered or required to be registered, or subject to the restrictions imposed, by the Investment Company Act, or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its obligations under the Loan Documents.

(ff) There are no strikes, boycotts, grievances, work stoppages, slowdowns, lockouts or other job actions existing, pending (or, to the knowledge of any Loan Party, threatened) against or involving any Loan Party or any Subsidiary of any Loan Party, except for those that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth on Schedule 3.1(ff), or except as could not reasonably be expected to have a Material Adverse Effect, as of the Agreement Date, (a) there is no memorandum of understanding, collective bargaining or similar agreement, and there is no ongoing negotiation or duty to negotiate, with any union, labor organization, works council or similar representative covering any Employee or otherwise binding any Loan Party or any Subsidiary of any Loan Party, (b) to the Loan Parties’ knowledge, no petition for certification or election of any such representative is existing or pending with respect to any Employee, (c) to the Loan Parties’ knowledge, no such representative has sought certification or recognition with respect to any Employee, and (d) to the Loan Parties’ knowledge, no Employee or his or her representative is engaged in any organizing efforts. All current and former Employees are or were correctly classified as exempt or non-exempt under, and are and have been paid in accordance with, all applicable federal, state, and local wage and hour laws. Further, all individuals who perform or have performed services for any Loan Party or any Subsidiary of any Loan Party are or were correctly classified under each Employee Benefit Plan, ERISA, the Internal Revenue Code and other Applicable Law as common law employees, independent contractors or other non-employee basis, or leased employees, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each Loan Party and Subsidiary of any Loan Party are in material compliance with all Applicable Laws concerning employment, including without limitation hiring, background checks, compensation, benefits, wages (including payment of overtime), wage deductions and withholdings, classification, immigration, work authorization, employment eligibility verification, reporting, taxation, occupational health and safety, equal rights, labor relations, accommodations, breaks, notices, employment policies, paid or unpaid time off work, accessibility, privacy, and workers’ compensation, except for such noncompliance that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(gg) Schedule 3.1(gg) lists each Loan Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Loan Party’s chief executive office or sole place of business, in each case as of the Agreement Date, and Schedule 3.1(gg) also lists all jurisdictions of organization and legal names of such Loan Party for the five years preceding the Agreement Date.

(hh) [Reserved].

(ii) [Reserved].

(jj) Each Loan Party and each Subsidiary of each Loan Party is in compliance in all material respects with all U.S. economic sanctions laws, executive orders and implementing regulations (“Sanctions”) as administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the U.S. State Department. No Loan Party and no Subsidiary of a Loan Party (i) is a Person on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”), (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person, (iii) is a Person organized or resident in a country or territory subject to comprehensive Sanctions (a “Sanctioned Country”), or (iv) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a government of a Sanctioned Country such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited by U.S. law. Each Loan Party and each Subsidiary of each Loan Party is in compliance with all laws related to terrorism or money laundering (“Anti-Money Laundering Laws”) including: (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), and any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (iv) other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations. No action, suit or proceeding by or before any court or Governmental Authority with respect to compliance with such Anti-Money Laundering Laws is pending or threatened to the knowledge of each Loan Party and each Subsidiary of each Loan Party. Each Loan Party and each Subsidiary of each

Loan Party is in compliance in all material respects with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) and the U.K. Bribery Act 2010 (“Anti-Corruption Laws”). None of any Loan Party or any Subsidiary of a Loan Party, nor to the knowledge of any Loan Party or any Subsidiary thereof, any director, officer, agent, employee or other Person acting on behalf of the Loan Party or any Subsidiary of a Loan Party, has taken any action, directly or indirectly, that would result in a violation of applicable Anti-Corruption Laws. The Loan Party and each Subsidiary of a Loan Party maintains and implements policies and procedures designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.

(kk) The Borrower and its Subsidiaries are in all material respects in compliance with applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder (collectively, “Sarbanes-Oxley”).

(ll) Neither the Borrower nor any of its Subsidiaries nor, to the Borrower’s knowledge, any director, officer or employee, of the Borrower or any of its Subsidiaries, has received or otherwise obtained any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Borrower or any of its Subsidiaries or its internal accounting controls, including any complaint, allegation, assertion or claim that the Borrower or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Borrower or any of its Subsidiaries, whether or not employed by the Borrower or any of its Subsidiaries, has reported evidence of a material violation of securities laws or breach of fiduciary duty or similar violation by the Borrower or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Borrower’s or any of its Subsidiaries’ board of directors (or equivalent governing body) or any committee thereof or to any director (or equivalent person) or officer of the Borrower or any of its Subsidiaries pursuant to Section 307 of Sarbanes-Oxley, and the SEC’s rules and regulations promulgated thereunder. There have been no internal or SEC investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, the principal financial officer or the principal accounting officer (in each case, or officer holding such equivalent position) of the Borrower or any of its Subsidiaries, the Borrower’s or any of its Subsidiaries’ board of directors (or equivalent governing body) or any committee thereof.

(mm) The Borrower is not, and never has been, a “shell company” (as defined in Rule 12b-2 under the Exchange Act). The Borrower is eligible to register the Warrant Shares for resale by the holders thereof on a registration statement on Form S-3 under the Securities Act.

(nn) Neither the Borrower, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer, sale or issuance of the Securities.

(oo) Neither the Borrower, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made, or will make, any offers or sales of any security or Stock or solicited any offers to buy any security or Stock, under circumstances that would require registration of any of the Securities under the Securities Act or cause this offering of the Securities to be integrated with prior offerings by the Borrower for purposes of the Securities Act or any applicable holder of Stock approval provisions of the Principal Market or any other authority.

(pp) The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and neither the Borrower nor any of its Subsidiaries has taken, or will take, any action designed to terminate, or which to the knowledge of the Borrower and its Subsidiaries is likely to have the effect of terminating, the registration of the Common Stock under the Exchange Act, nor has the Borrower or any of its Subsidiaries received any notification that the SEC is contemplating terminating such registration. Neither the Borrower nor any of its Subsidiaries is in violation of any of the rules, regulations or requirements of the Principal Market, and, to the knowledge of the Borrower and its Subsidiaries, there are no facts or circumstances that could reasonably lead to suspension or termination of trading of the Common Stock on the Principal Market. For not less than the five years preceding the Agreement Date, (i) the Common Stock has been listed or designated for quotation, as applicable, on the Principal Market, (ii) trading in the Common Stock has not been suspended or deregistered by the SEC or the Principal Market, and (iii) neither the Borrower nor any of its Subsidiaries has received any communication, written or oral, from the SEC or the Principal Market regarding the suspension or termination of trading of the Common Stock on the Principal Market.

(qq) The Common Stock is eligible for clearing through The Depository Trust Company (“DTC”), through its Deposit/Withdrawal At Custodian (DWAC) system, and the Borrower is eligible for and participating in the Direct Registration System (DRS) of DTC with respect to the Common Stock. The transfer agent for the Common Stock is a participant in, and the Common Stock is eligible for transfer pursuant to, DTC’s Fast Automated Securities Transfer Program. The Common Stock is not, and has not at any time been, subject to any DTC “chill,” “freeze” or similar restriction with respect to any DTC services, including the clearing of transactions in shares of Common Stock through DTC.

(rr) The Borrower and the Borrower’s board of directors (or equivalent governing body) have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination or other similar anti-takeover provision under the Borrower’s Organizational Documents or the laws of the State of Delaware that is or could become applicable to any of the Secured Parties as a result of the transactions contemplated by the Loan Documents and the Borrower’s fulfilling its obligations with respect thereto, including the Borrower’s issuance of the Securities and any Secured Party’s ownership of the Securities. As of the Agreement Date, the Borrower has not adopted a stockholders rights plan (or “poison pill”) or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Borrower (any such plan or arrangement, a “Rights Plan”), and after the Agreement Date, the Borrower will not have adopted any Rights Plan that in any way interferes with, or otherwise adversely affects, any Lender’s (or other holder’s) exercise in full of its rights under the Warrants or ownership of all of the Warrant Shares or that otherwise affects or applies to any Lender (or such other holder of Warrants or Warrant Shares) in any respect that is less favorable than its effect on the most favorably treated holder of Stock of the Borrower under such Rights Plan.

(ss) It is understood and acknowledged by the Borrower that none of the Secured Parties nor holders of the Securities has been asked to agree, nor has any Secured Party agreed, to desist from purchasing or selling, long and/or short, Stock or other securities of the Borrower, or “derivative” securities or Stock based on Stock or other securities issued by the Borrower or to hold the Securities for any specified term; and no Secured Party nor holder of Securities shall be deemed to have any affiliation with or control over any arm’s length counterparty in any “derivative” transaction. The Borrower further understands and acknowledges that (i) one or more Secured Parties or holders of Securities may engage in hedging and/or trading activities at various times during the period that the Securities are outstanding, and (ii) such hedging and/or trading activities, if any, can reduce the value of the Stock held by the existing holders of Stock of the Borrower, both at and after the time the hedging and/or trading activities are being conducted. The Borrower acknowledges that any such hedging and/or trading activities do not constitute a breach of any Loan Document or affect the rights of any Secured Party or holder of Securities under any Loan Document. The Borrower further acknowledges that its obligations under the Loan Documents, including its obligation to issue the Warrant Shares upon exercise of the Warrants, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of any claim any Loan Party may have against any of the Secured Parties and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Borrower.

(tt) The Borrower and the other Loan Parties are solely responsible for the payment of any fees, costs, expenses and commissions of any placement agent, broker or financial adviser relating to or arising out of the transactions contemplated by the Loan Documents. The Borrower and the other Loan Parties will pay, and hold each of the Secured Parties harmless against, any liability, loss or expense (including attorneys’ fees, costs and expenses) arising in connection with any claim for any such payment, other than those arising from the gross negligence or willful misconduct of Agent or any Lender as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(uu) [Reserved].

(vv) With respect to any Product, (i) the Loan Parties and their Subsidiaries have received, and such Product is the subject of, all Regulatory Required Permits needed in connection with the testing, manufacture, marketing or sale of such Product as currently being conducted by or on behalf of such Loan Parties or Subsidiaries, except where the failure to have such Regulatory Required Permits would not have a Material Adverse Effect, and (ii) such Product is being tested, manufactured, marketed or sold, as the case may be, in compliance in all material respects with all Applicable Laws and Authorizations.

(ww) None of the Loan Parties are in violation of any Healthcare Laws, except where any such violation would not have a Material Adverse Effect.

(xx) [Reserved].

(yy) No Loan Party is participating in any Third Party Payor Program.

(zz) To the knowledge of any of the Loan Parties’ Authorized Officers, none of the Loan Parties’ officers, directors, employees, equityholders, agents or Affiliates has made an untrue statement of material fact or fraudulent statement to the FDA or failed to disclose a material fact required to be disclosed to the FDA, committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991).

(aaa) No Loan Party has received any written notice that any Governmental Authority, including the FDA, the Office of the Inspector General of the United States Department of Health and Human Services or the United States Department of Justice has commenced or threatened to initiate any action against a Loan Party, any action to enjoin a Loan Party, or any of its officers, directors, employees, equityholders, agents or Affiliates, from conducting their businesses at any facility owned or used by them or for any civil penalty, injunction, seizure or criminal action, in each case, which could reasonably be expected to result in a Material Adverse Effect.

(bbb) Borrower has not received from the FDA a Warning Letter, Form FDA-483, “Untitled Letter,” other correspondence or notice setting forth allegedly objectionable observations or alleged violations of laws or regulations enforced by the FDA, or any comparable correspondence from any state or local authority responsible for regulating drug products and establishments, or any comparable correspondence from any foreign counterpart of the FDA, or any comparable correspondence from any foreign counterpart of any state or local authority with regard to any Product or the manufacture, processing, packing, or holding thereof, in each case, which could reasonably be expected to result in a Material Adverse Effect.

(ccc) Borrower has not engaged in any Recalls, Market Withdrawals, or other forms of product retrieval from the marketplace of any Products which could reasonably be expected to result in a Material Adverse Effect.

(ddd) Each Product (a) is not adulterated or misbranded within the meaning of the FDCA; (b) is not an article prohibited from introduction into interstate commerce under the provisions of Sections 404, 505 or 512 of the FDCA; (c) has been and/or shall be manufactured, imported, possessed, owned, warehoused, marketed, promoted, sold, labeled, furnished, distributed and marketed, and each service has been conducted, in accordance in all material respects with all applicable Authorizations and Applicable Laws; and (d) has been and/or shall be manufactured in accordance with Good Manufacturing Practices, in each case, except where the failure to do so would not have a Material Adverse Effect.

(eee) No Loan Party is subject to any proceeding, suit or, to any Loan Party’s knowledge, investigation by any federal, state or local government or quasi-governmental body, agency, board or authority or any other administrative or investigative body (including the Office of the Inspector General of the United States Department of Health and Human Services) which would have a Material Adverse Effect on any Loan Party;

(fff) The Loan Parties have not received any notice, and are not aware, of any violation of applicable antitrust laws, employment or landlord-tenant laws of any federal, state or local government or quasi-governmental body, agency, board or other authority with respect to the Loan Parties that could reasonably be expected to result in a Material Adverse Effect.

(ggg) None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

(hhh) None of the written information (financial or otherwise) (other than projections, other forward-looking information and industry information) furnished by or on behalf of any Loan Party to Agent or any Lender in connection with the consummation of the transactions contemplated by the Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements were made.

(iii) The rate of interest paid under the Notes and the method and manner of the calculation thereof do not violate any usury or other Applicable Laws, any of the Organizational Documents, or any of the Loan Documents.

(jjj) The Loan Parties do not own any stock, partnership interests, limited liability company interest or other equity securities or Subsidiaries except for Permitted Investments.

(kkk) All information set forth in the Schedules to this Agreement is true, accurate and complete in all material respects as of the Agreement Date and any other subsequent date in which the Loan Parties are requested to update such Schedules. All information set forth in the Perfection Certificate is true, accurate and complete in all material respects as of the Agreement Date and any other subsequent date in which the Loan Parties are requested to update such certificate.

Section 3.2 Borrower Acknowledgment. The Loan Parties (on their behalf and on their Subsidiaries’ behalf) acknowledge that they have made the representations and warranties referred to in Section 3.1 with the intention of persuading Agent and the Lenders to enter into the Loan Documents and that Agent and the Lenders have entered into the Loan Documents on the basis of, and in full reliance on, each of such representations and warranties, each of which shall survive the execution and delivery of this Agreement, the other Loan Documents, the making of any Disbursement and the issuance of the Securities until the later of (a)(i) all of the Obligations are repaid in full and (ii) all of the Warrants have expired or been terminated and (b) the end of the Reporting Period.

Section 3.3 Representations and Warranties of the Lenders. Each Lender, severally and not jointly, represents and warrants to the Borrower as of the Agreement Date that:

(a) Such Lender (i) is acquiring the Loans and the Notes (together with the related guaranties set forth in the Security Agreement of the Guarantors) provided by such Lender and the Warrants related to the Loans made by such Lender hereunder and (ii) upon any exercise of such Warrants, will acquire the Warrant Shares then-issuable upon exercise thereof for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under, or exempted from, the registration requirements of the Securities Act; provided, however, that by making the representations herein, such Lender does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to assign, transfer or otherwise dispose of any of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

(b) Such Lender is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

(c) Such Lender understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Borrower is relying in part upon the truth and accuracy of, and such Lender’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Lender set forth herein in order to determine the availability of such exemptions.

(d) Such Lender and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Loan Parties and their Subsidiaries and materials relating to the offer and sale of the Securities that have been requested by such Lender. Such Lender and its advisors, if any, have been afforded the opportunity to ask questions of the Loan Parties. Neither such inquiries nor any other due diligence investigations conducted by such Lender or its advisors, if any, or its representatives shall modify, amend or otherwise affect such Lender’s right to rely on the representations and warranties of the Loan Parties and their Subsidiaries contained in Article 3 and elsewhere in the Loan Documents. Such Lender can bear the economic risk of a total loss of its investment in the Securities being offered and has such knowledge and experience in business and financial matters so as to enable it to understand the risks of and investment decision with respect to its investment in the Securities.

(e) Such Lender understands that no United States federal or state agency or any other government or Governmental Authority has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(f) Such Lender is duly organized and validly existing under the laws of the jurisdiction of its formation.

(g) Each Loan Document to which such Lender is a party has been duly authorized, executed and delivered by such Lender and constitutes the valid and legally binding obligation of such Lender, enforceable against such Lender in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(h) Such Lender has the requisite power and authority to enter into and perform its obligations under each of the Loan Documents to which such Lender is a party.

(i) Such Lender understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Borrower (or the Guarantors, as applicable) in a transaction not involving a public offering and that none of the Securities may be resold and/or hedged except pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, including Rule 144 under the Securities Act, Section 4(a)(7) of the Securities Act or a so-called “4[(a)] and a half” transaction.

ARTICLE 4

CONDITIONS OF DISBURSEMENT

Section 4.1 Conditions to the Disbursement. The obligation of the Lenders to make the Disbursement shall be subject to the fulfillment and satisfaction of all of the following conditions:

(a) Agent and the Lenders shall have received executed counterparts of this Agreement and each other Loan Document (including the Intercreditor Agreement) set forth on the closing checklist attached hereto as Exhibit D;

(b) all actions required to be taken by the Borrower pursuant to Section 2.8 shall have been taken;

(c) each representation and warranty by any Loan Party or any of its Subsidiaries contained herein or in any other Loan Document is true, correct and complete in all material respects (without duplication of any materiality qualified contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date);

(d) neither the Borrower nor any of its Subsidiaries shall have any Indebtedness, other than Permitted Indebtedness and all other Indebtedness shall be paid off pursuant to payoff letters reasonably satisfactory to Agent and any Liens relating thereto shall be terminated in a manner reasonably satisfactory to Agent;

(e) all actions necessary to establish that Agent (for the benefit of itself and the Lenders) will have perfected first priority security interests (subject only to the prior priority of the Permitted Priority Liens and Liens in the Collateral under the Loan Documents shall have been taken;

(f) all fees required to be paid on the Agreement Date pursuant to this Agreement and the other Loan Documents and all costs and expenses required to be paid on the Agreement Date (including pursuant to Sections 2.7(a) and 6.3) pursuant to this Agreement and the other Loan Documents (which amounts, at the sole option of the Lenders, may be offset against the proceeds of the Disbursement);

(g) Agent and the Lenders shall have received at least three (3) Business Days prior to the Agreement Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, that has been reasonably requested by Agent or any Lender;

(h) the conditions set forth in Section 2.2(a) have been satisfied and the terms set forth in Section 2.2(a) have been completely complied with;

(i) no Default or Event of Default shall have occurred or would result from such Disbursement or the use of the proceeds therefrom;

(j) the Lenders shall have received Notes aggregating the amount of the funded Disbursement;

(k) the Borrower shall have delivered to the Secured Parties a letter from the transfer agent for the Common Stock certifying the number of shares of Common Stock outstanding as of a date within two (2) Business Days prior to the Agreement Date;

(l) (i) Agent shall have received copies of the (A) executed payoff letter evidencing the payoff of all Indebtedness under the Existing ABL Credit Facility and all other Existing ABL Debt Documents and all other Indebtedness owed to MidCap Financial Trust or its Affiliates by any Loan Party or any of its Subsidiaries, the termination of all revolving commitments and lines of credit and other products and services provided thereunder and the termination and release of all Liens granted thereunder or thereto, and (B) release and termination documents evidencing such termination of all such Liens (including UCC-3 termination statements) and (ii) Existing ABL Agent and Existing ABL Lenders shall have taken all actions and made all recordings and filings to effectuate the foregoing, or shall have given Borrower and/or Agent the authority to do so as requested by the Secured Parties; and

(m) Agent shall have received the ABL Debt Documents, which shall be in form and substance reasonably satisfactory to the Agent and the Lenders and the Agent and the Lenders shall have received evidence reasonably satisfactory to them that all conditions set forth in the ABL Debt Documents to make such documents effective and closed and to fund loans thereunder have been satisfied in all respects.

ARTICLE 5

PARTICULAR COVENANTS AND EVENTS OF DEFAULT

Section 5.1 Affirmative Covenants.

For so long as the Obligations (other than unasserted contingent indemnification obligations and other than those Obligations under the Warrant, any Stock and the Registration Rights Agreement; provided that Sections 5.1(h), (p) and (s) shall survive until the end of the Reporting Period) remain outstanding:

(a) The Loan Parties shall and shall cause their Subsidiaries to (i) preserve and maintain in full force and effect its organizational existence and good standing under the Applicable Laws of its jurisdiction of incorporation, organization or formation, as applicable, other than as permitted under Section 5.2(i), and (ii) preserve and maintain all qualifications to do business in each other jurisdiction not covered by clause (i) above that the failure to be so qualified could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) The Loan Parties shall, and shall cause their Subsidiaries to, (i) comply in all material respects with all Applicable Laws, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (ii) maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(c) The Loan Parties shall, and shall cause their Subsidiaries to, obtain, make and keep in full force and effect all licenses, certificates, approvals, registrations, clearances, Authorizations and permits required to conduct their businesses, except where the failure to make and keep such licenses, certificates, approvals, registrations, clearances, authorizations and permits in full force and effect could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(d) Each Loan Party shall, except as otherwise permitted by this Agreement, maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its assets and property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof, except, in each case, where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(e) The Loan Parties shall, and shall cause each of their Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to their assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated. Each such policy of insurance shall (i) in the case of each liability policy, name Agent on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy contain a lender’s loss payable clause or endorsement that names Agent, on behalf of the Secured Parties, as the lender’s loss payee thereunder and, to the extent available, provide for at least thirty (30) days’ prior written notice to Agent of any modification or cancellation of such policy (or ten (10) days’ prior written notice in the case of the failure to pay any premiums thereunder); provided, however, that, for the avoidance of doubt, Agent need not be named on any workers compensation or D&O policies. A true and complete listing of such insurance, including issuers, coverages and deductibles, shall be provided to Agent promptly following Agent’s request.

(f) Each Loan Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed all Tax liabilities, assessments and governmental charges or levies upon it or its property, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person.

(g) The Loan Parties shall promptly after knowledge (and, in any event, within two Business Days after knowledge) notify the Agent of the occurrence of (A) any Default or Event of Default and (B) so long as such type of notification would not be material nonpublic information of the Borrower, any claims (other than in connection with the denial of plan claims in the ordinary course of business), litigation, arbitration, mediation or administrative or regulatory proceedings that are instituted or threatened against any Loan Party, in each case of this clause (B), to the extent such claim, litigation, arbitration, mediation or administrative or regulatory proceeding could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(h) From the Agreement Date until the later of (y) the first date on which no Warrants remain outstanding, and (z) the first date on which the Secured Parties no longer own any Securities (the period ending on such latest date, the “Reporting Period”), the Borrower and its Subsidiaries shall (i) timely (without giving effect to any extensions pursuant to Rule 12b-25 of the Exchange Act) file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Borrower and its Subsidiaries shall not terminate the registration of the Common Stock under the Exchange Act or otherwise terminate its status as an issuer required to file reports under the Exchange Act, even if the securities laws would otherwise permit any such termination and (ii) deliver to Agent a Compliance Certificate with each of its 10-Q and 10-K filings on the date such filings are made with the SEC. Each of such reports in Section 5.1(h)(i) above will comply in all material respects with the applicable requirements of the Exchange Act and each of such reports in Section 5.1(h)(i) above and such Compliance Certificate will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements included in such reports will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, will be prepared in accordance with GAAP, consistently applied (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and lack of footnote disclosures), and will fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders equity for the periods presented (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments and lack of footnote disclosures). The Borrower hereby agrees that, during the Reporting Period, the Borrower shall send to each Secured Party copies of (A) any notices and other information made available or given to the holders of the Stock of the Borrower generally, contemporaneously with the Borrower’s making available or giving such notices and other information to such holders of Stock (it being understood and agreed that delivery shall be deemed to have occurred if such notices or other information is posted to EDGAR) and (B) all other documents, reports, financial data and other information not available on EDGAR that does not contain any material nonpublic information of the Borrower, that any Secured Party may reasonably request.

(i) On and after the date that an Event of Default has occurred and is continuing, each Loan Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased or controlled property, at all times and without notice, at the sole option of Agent or any Lender: (a) provide access to such property to Agent, the Lenders and their respective representatives, as frequently as Agent or any Lender determines to be appropriate; and (b) permit Agent or any Lender to conduct field examinations, appraise, inspect, and make extracts and copies (or take originals if reasonably necessary) from all of such Loan Party’s and its Subsidiaries’ books and records, and evaluate and conduct appraisals and evaluations in any manner and through any medium that Agent or any Lender considers advisable, in each instance, at the Loan Parties’ sole expense. Any Lender may accompany Agent or its representatives in connection with such inspection.

(j) Each Loan Party shall ensure that all written information, exhibits and reports furnished to any Secured Party, when taken as a whole, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made, and will promptly disclose, after knowledge of any defect of a material fact, untrue statement of material fact, material misstatement or error of a material fact, to Agent and the Lenders and correct any such defect, untrue statement of material fact, material misstatement or error of a material fact that has been discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof; it being acknowledged and agreed that any projections provided to the Secured Parties are not to be viewed as facts, are not a guarantee of financial performance, and are subject to uncertainties and contingencies.

(k) Each Loan Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements with respect to each deposit, securities, commodity or similar account maintained by such Person (other than (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrower’s employees and identified to Agent by the Borrower as such, (ii) zero balance accounts; provided that such accounts have been identified to Agent by the Borrower as such, (iii) such other petty cash deposit accounts, amounts on deposit in which do not exceed $100,000 in the aggregate at any one time, (iv) escrow, trust and fiduciary accounts, (v) each account of Excluded Foreign Subsidiaries, (vi) deposit account #XXXXX7912 of TriVascular Canada LLC at Bank of Montreal; provided the aggregate amount on deposit in such deposit account(s) does not exceed 1,000,000 Canadian dollars at any time, (vii) the Bank of America Cash Collateral Account, and (viii) the L/C Cash Collateral Accounts (such accounts in clauses (i) through (viii), the “Excluded Accounts”)) as of and after the Agreement Date; provided that (x) the Loan Parties shall have until the date that is forty-five (45) days following the Agreement Date or the closing date of any Permitted Acquisition, as applicable (or such later date as may be agreed to by Agent in its sole reasonable discretion) to comply with the provisions of this Section 5.1(k) with regard to such accounts (other than Excluded Accounts) of the Loan Parties existing on the Agreement Date or acquired in connection with such Permitted Acquisition, as applicable, and (y) until the earlier of the date of (A) the date that any Person (other than the Merrill Lynch branch where the Merrill Lynch Securities Account is maintained) has a Lien on or “control” (as defined in the UCC) (including by way of a Control Agreement) of the Merrill Lynch Securities Account and (B) on or after September 1, 2017, the date that the Merrill Lynch Securities Account has any cash, Cash Equivalents or other assets with a value in excess of $0, the Loan Parties shall not be required to enter into a Control Agreement in respect of the Merrill Lynch Securities Account as long as Borrower does not deposit any additional funds, amounts or other assets of any kind into such Merrill Lynch Securities Account after the Agreement Date and as long as promptly upon the maturity of each tranche of the securities and Cash Equivalents in such Merrill Lynch Securities Account, Borrower shall transfer the applicable amount of cash invested in such matured tranche of securities or Cash Equivalents to a deposit account or securities account over which the Agent has “control” for UCC purposes under a Control Agreement in favor of the Agent covering such deposit account or securities account and (z) for deposit accounts, securities accounts and commodities accounts opened after the Agreement Date, the Loan Parties shall have until the date that is thirty (30) days following the opening of any such new account (or such later date as may be agreed to by Agent in its sole reasonable discretion) to comply with this clause (k). As of the end of the last Business Day of each calendar month, the Loan Parties shall have at least $10,000,000 of cash and Cash Equivalents maintained in the deposit accounts or securities accounts of the Loan Parties, in each case, subject to Control Agreements (or, to the extent in compliance, and in accordance, with the provisions in this Section 5.1(k), in the Merrill Lynch Securities Account) in compliance with the foregoing provisions of this Section 5.1(k), and, upon written request by the Agent, the Borrower shall provide Agent with written evidence reasonably satisfactory to the Agent as of such Business Day or the next Business Day showing compliance therewith.

(l) Promptly upon request by Agent, the Loan Parties shall (and, subject to the limitations set forth herein and in the other Loan Documents, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Loan Documents any of the assets or properties, rights or interests covered by any of the Loan Documents (other than under the Warrant, any Stock and the Registration Rights Agreement), (iii) to perfect and maintain the validity, effectiveness and priority of any of the Loan Documents and the Liens intended to be created thereby (other than, with respect to any Liens created thereby, the Warrant, any Stock and the Registration Rights Agreement), and (iv) to better assure, grant, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document (other than, with respect to any Liens or Guarantees provided under the Loan Documents, those Obligations under the Warrant, any Stock and the

Registration Rights Agreement). Without limiting the generality of the foregoing, the Loan Parties shall cause each of their Subsidiaries (other than Excluded Subsidiaries) promptly after (but, in any event, (A) within fifteen (15) days thereof for any Subsidiary that is not an Immaterial Subsidiary and (B) within thirty (30) days thereof for any Immaterial Subsidiary) the date of the formation or acquisition thereof, to guaranty the Obligations (other than those Obligations under the Warrant, any Stock and the Registration Rights Agreement) and to cause each such Subsidiary to grant to Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations set forth herein and in the Loan Documents, all of such Subsidiary’s assets and property to secure such guaranty. Furthermore, the Borrower shall notify Agent and the Lenders in writing promptly after (but, in any event, (A) within fifteen (15) days thereof for any Loan Party or any Subsidiary that is not an Immaterial Subsidiary and (B) within thirty (30) days thereof for any Immaterial Subsidiary) the date of the issuance by or to any Loan Party (other than by the Borrower) of any Stock of any corporation or any other Person that has “opted into” Article 8 of the UCC (in each case, other than Excluded Property) to have its Stock constitute “securities” under Article 8 of the UCC and each Loan Party shall pledge, and shall cause each of its Subsidiaries (other than Excluded Subsidiaries) to pledge, all of the Stock of each of its Subsidiaries (other than Excluded Subsidiaries), and sixty-five percent (65%) of the outstanding voting Stock and one hundred percent (100%) of the outstanding non-voting Stock of each Excluded Foreign Subsidiary and each Excluded Domestic Holdco, directly owned by a Loan Party, in each instance, to Agent, for the benefit of the Secured Parties, to secure the Obligations (other than those Obligations under the Warrant, any Stock and the Registration Rights Agreement), promptly after formation or acquisition of such Subsidiary. The Loan Parties shall deliver, or cause to be delivered, to Agent, appropriate resolutions, secretary certificates, certified Organizational Documents and, if reasonably requested by Agent, legal opinions relating to the matters described in this Section 5.1(l) (which opinions shall be in form and substance reasonably acceptable to Agent and, to the extent applicable, substantially similar to the opinions delivered on the Agreement Date), in each instance with respect to each Loan Party formed or acquired, and each Loan Party or Person (other than a Loan Party) whose Stock is being pledged, after the Agreement Date. In connection with each pledge of Stock, the Loan Parties shall deliver, or cause to be delivered, to Agent, irrevocable proxies and Stock powers and/or assignments, as applicable, duly executed in blank.

(m) Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with all applicable Environmental Laws and Healthcare Laws or that is required by orders and directives of any Governmental Authority, except where the failure to comply could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

(n) Promptly upon becoming aware that any of the following events has occurred, the Borrower will provide written notice to the Agent specifying the nature of such event, what action the Loan Party or any ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, if applicable, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto: (i) any ERISA Event which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (ii) a “prohibited transaction” as defined under Section 406 of ERISA or Section 4975 of the Code that is not exempt under ERISA Section 408 or Section 4975 of the Code, under any applicable regulations and published interpretations thereunder or under any applicable prohibited transaction, individual or class exemption issued by the Department of Labor, with respect to any Employee Benefit Plan, which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (iii) the imposition of any Lien on any asset of a Loan Party or a Subsidiary of a Loan Party with respect to any Title IV Plan or Multiemployer Plan.

(o) The Borrower agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Secured Party promptly after such filing. The Borrower shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Agreement Date.

(p) The Borrower shall take all actions necessary to cause the Common Stock to remain listed on the Principal Market during the Reporting Period. The Borrower shall not, and shall cause each of the Subsidiaries not to, take any action that would be reasonably expected to result in the delisting or suspension or termination of trading of the Common Stock on the Principal Market. The Loan Parties shall pay all fees, costs and expenses in connection with satisfying its obligations under this Section 5.1(p).

(q) At or prior to 5:30 a.m. (New York City time) on the fourth (4th) Business Day following the Agreement Date, the Borrower shall file a Form 8-K with the SEC describing the terms of the transactions contemplated by the Loan Documents and including as exhibits to such Form 8-K this Agreement (including the schedules and exhibits hereto), the form of Note, the form of Warrant and the Registration Rights Agreement (such Form 8-K, the “Announcing Form 8-K”). Subject to the foregoing, no Loan Party shall issue any press releases or any other public statements with respect to the transactions contemplated by any Loan Document or disclosing the name of any Secured Party; provided, however, that the Borrower shall be entitled, without the prior approval of any Secured Party, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the Announcing Form 8-K and contemporaneously therewith and (ii) as is required by Applicable Law and regulations (provided that each Secured Party shall be consulted by the Borrower in connection with any such press release or other public disclosure prior to its release and shall be provided with a copy thereof other than filings required by the Exchange Act to be made with the SEC, which Borrower may make without such consultation or notice). From and after the Borrower’s filing of the Announcing Form 8-K, no Secured Party shall be in possession of any material nonpublic information received from the Borrower or any of its Subsidiaries or Affiliates or any of its or their respective officers, directors, employees, attorneys, representatives or agents. Notwithstanding any other requirement of this Agreement or any other Loan Document, each Loan Party shall not, and shall cause each of its Subsidiaries and Affiliates and its and each of their respective officers, directors, employees. Attorneys, representatives and agents to not, provide any Secured Party with any material nonpublic information regarding the Borrower or any of its Subsidiaries or Affiliates from and after the filing of the Announcing Form 8-K with the SEC without the express prior written consent of such Secured Party. Each Loan Party hereby acknowledges and agrees that no Secured Party (nor any of such Secured Party’s Affiliates) shall have any duty of trust or confidence with respect to any material nonpublic information regarding the Borrower or any of its Subsidiaries or Affiliates provided by, or on behalf of, the Borrower or any of its Subsidiaries or Affiliates, or any of its or their respective officers, directors, employees, attorneys, representatives or agents, in violation of the foregoing covenant. Notwithstanding anything to the contrary herein, in the event that any Loan Party believes that a notice or communication to any Secured Party contains material, nonpublic information relating to any Loan Party, any of its Subsidiaries or Affiliates or any of their respective property or Stock, the Borrower shall so indicate to the Secured Parties contemporaneously with delivery of such notice or communication, and such indication shall provide the Secured Parties the means to refuse to receive such notice or communication; and in the absence of any such indication, the holders of the Securities shall be allowed to presume that all matters relating to such notice or communication do not constitute material, nonpublic information relating to any Loan Party, any of its Subsidiaries or Affiliates or any of their respective property or Stock. Upon receipt or delivery by any Loan Party or any of its Subsidiaries of any notice in accordance with the terms of the Loan Documents, unless the Borrower has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to any Loan Party or any of its Subsidiaries or Affiliates or their respective property or Stock, the Loan Parties shall, within one Business Day after any such receipt or delivery publicly disclose such material, nonpublic information. In the event of a breach of any of the foregoing covenants by any Loan Party or any of its Subsidiaries or Affiliates, or any of its or their respective officers, directors (or equivalent persons), employees, attorneys, representatives or agents, in addition to any other remedies provided in the Loan Documents or otherwise available at law or in equity, the Secured Parties shall have the right to make a public disclosure in the form of a press release, public advertisement or otherwise, of the applicable material nonpublic information regarding the Borrower or its Subsidiaries or Affiliates without the prior approval by any Loan Party or its Subsidiaries or Affiliates, or any of its or their respective officers, directors (or equivalent persons), employees, attorneys, representatives or agents, and no Secured Party shall have any liability to any Loan Party, any of its Subsidiaries or Affiliates or any of its or their respective officers, directors (or equivalent persons), employees, equityholders, attorneys, representatives or agents for any such disclosure.

(r) The Borrower acknowledges and agrees that the Securities may be pledged by a holder thereof in connection with a bona fide margin agreement or other loan, financing or Indebtedness secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities under the Loan Documents, and no such holder effecting any such pledge of Securities shall be required to provide any Loan Party or any of its Subsidiaries with any notice thereof or otherwise make any delivery to any Loan Party pursuant to any Loan Document. The Borrower hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by a holder of Securities.

(s) During the Reporting Period, except as otherwise provided in the Loan Documents, the Borrower shall not in any manner issue or sell any Options or Convertible Securities that are convertible into or exchangeable or exercisable for shares of Common Stock at a price that varies or may vary with the market price of the Common Stock, including by way of one or more resets to a fixed price or increases in the number of shares of Common Stock issued or issuable, or at a price that upon the passage of time or the occurrence of certain events automatically is reduced or is adjusted or at the option of any Person may be reduced or adjusted, whether or not based on a formulation of the then current market price of the Common Stock (other than proportional adjustments as a result of subdivisions or combinations of the Common Stock in the form of stock splits, stock dividends, reverse stock splits, combinations or recapitalizations). For the avoidance of doubt, this clause (s) does not prohibit any convertible notes contemplated under clause (k) of the definition of “Permitted Indebtedness” with a fixed conversion rate subject to anti-dilution adjustments or other provisions related to the conversion price and/or conversion rate that are broadly similar to the analogous provisions in the 2.25% Convertible Note Documents or the 3.25% Convertible Note Documents or any Permitted 3.25% Convertible Note Refinancing permitted hereunder.

(t) Within five Business Days after the filing of its 10-K or 10-Q, as the case may be, the Loan Parties and their Subsidiaries shall deliver to Agent an updated Perfection Certificate. Upon the reasonable request of any Secured Party, the Loan Parties and their Subsidiaries shall promptly deliver to such Secured Party such additional business, financial, corporate affairs, perfection certificates, items or documents related to creation, perfection or priority of Agent’s Liens in the Collateral and other information as any Secured Party may from time to time reasonably request.

(u) The Borrower shall, and shall cause each Loan Party to, obtain all Regulatory Required Permits necessary for compliance in all material respects with Applicable Laws with respect to testing, manufacturing, developing, selling or marketing of Products and shall, and shall cause each Loan Party to, maintain and comply fully and completely in all respects with all such Regulatory Required Permits, the noncompliance with which could have a Material Adverse Effect.

(v) Each Loan Party will comply, and cause each Subsidiary to comply, with the requirements of all Applicable Laws and Material Contracts, except to the extent that failure to so comply could not reasonably be expected to (a) have a Material Adverse Effect, or (b) result in any Lien upon either (i) a material portion of the assets of any such Person in favor of any Governmental Authority, or (ii) any Collateral (other than Permitted Liens).

(w) With respect to the ABL Debt Documents, to the extent any of the ABL Lenders (or their Affiliates) are not the Agent under this Agreement (but regardless for purpose of the Convertible Note Documents), the Borrower shall, within two Business Days after delivery by a Loan Party or receipt or knowledge thereof, provide written notice to Agent of any default or event of default under any of the ABL Debt Documents or any of the Convertible Note Documents, and of any amendments, restatements, supplements, waivers or other modifications to (or any consents to any events or actions under) any of the ABL Debt Documents or any of the Convertible Note Documents or any prepayment of any of the Indebtedness thereunder.

(x) Until the requirements in clause 4 (with respect to TriVascular Sales LLC) and clause 6 (with respect to RMS/Endologix Sideways Merger Corp.) of Schedule 5.1(y) (and Section 5.1(y)) are satisfied, such applicable Subsidiary shall at all times remain an Immaterial Subsidiary.

(y) Each Loan Party shall execute and deliver the documents and complete the tasks and other actions set forth on Schedule 5.1(y), in each case, within the time limits specified therein (or such longer period agreed to by Agent in its sole discretion).

(z) Endologix agrees that, solely in connection with a refinancing of the ABL Credit Facility referenced in clause (i) of the definition of “ABL Credit Facility” whereby (1) Endologix is not entering into a new credit facility that refinances or replaces the ABL Credit Facility referenced in clause (i) of the definition of “ABL Credit Facility” but rather is seeking a financial institution (or other Person) and its Affiliates that are not Deerfield ELGX Revolver, LLC or its Affiliates to replace Deerfield ELGX Revolver, LLC and its Affiliates as ABL Agent and as the ABL Lenders under such ABL Credit Facility pursuant to an assignment of the agency and the loans and commitments thereunder, and (2) the assignment documentation for the agency and the loans and commitments thereunder requires the written consent of Endologix (even if the terms of the ABL Credit Facility do not otherwise require such consent), then Endologix shall advise the Agent in writing on or prior to Endologix providing its written consent to such applicable assignment that under Section 5.4(s)(i) of this Agreement, a breach, event of default or acceleration (or an exercise of remedies in connection with such breach or event of default) of the ABL Financial Covenant shall not cause an Event of Default hereunder.

Section 5.2 Negative Covenants.

For so long as the Obligations (other than unasserted contingent indemnification obligations and other than those Obligations under the Warrant, any Stock and the Registration Rights Agreement; provided that Section 5.2(xvii) shall survive until the end of the Reporting Period) remain outstanding:

(i) No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, merge with, consolidate with or into, dissolve or liquidate into or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except (1) a Subsidiary that is not a Loan Party may merge into any Loan Party or any Subsidiary of a Loan Party (provided that, to the extent such Subsidiary that is not a Loan Party has its equity pledged to Agent, then any Person it merges with must also have its equity pledged to Agent by at least the same percentage), (2) a Subsidiary that is a Loan Party may merge into any other Loan Party (provided that, (y) to the extent such Subsidiary being merged has its equity pledged to Agent, then any Person it merges with must also have its equity pledged to Agent by at least the same percentage and (z) to the extent the Borrower is part of such transaction, the Borrower must be the surviving Person), (3) any Subsidiary of the Borrower (other than, for the avoidance of doubt, the Borrower) may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and it is not materially disadvantageous to the Secured Parties and (ii) to the extent such Subsidiary is a Guarantor, any such assets or business held by such subject Subsidiary shall be transferred to, or otherwise owned or conducted by, a Loan Party after giving effect to such liquidation or dissolution, and (4) Permitted Acquisitions. The Borrower shall not permit the Borrower to establish or form any Subsidiary, unless such Subsidiary complies with Section 5.1(l), if applicable, and such Subsidiary (if not an Excluded Subsidiary) executes and/or delivers all other documents, agreements and instruments reasonably requested by Agent or the Required Lenders to perfect a Lien in favor of Agent (for the benefit of the Secured Parties) on such Subsidiary’s (if not an Excluded Subsidiary) assets and to make such Subsidiary (if not an Excluded Subsidiary) a Guarantor under the Loan Documents.

(ii) No Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) enter into any joint venture or any similar arrangement, other than as may be permitted under Permitted Investments or (b) make any Restricted Payments, other than (1) dividends by any direct or indirect Subsidiary of any Loan Party (A) that are not Loan Parties to its parent or parent entities or (B) that are Loan Parties to its parent or parent entities that are Loan Parties; (2) dividends payable solely in common Stock; (3) repurchases of Stock of former employees, directors or consultants so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided, however, that such repurchase does not exceed $2,500,000 in the aggregate per fiscal year; (4) any Restricted Payments made under Subordinated Debt Documents to the extent permitted under the terms of the applicable Subordination Agreement; and (5) any Restricted Payments made pursuant to the Loan Documents.

(iii) No Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly make, create, incur, assume or suffer to exist any Lien upon or with respect to any of its assets or property, except Permitted Liens, or (b) directly or indirectly Dispose of (whether in one or a series of transactions) any assets or property (including the Stock of any Subsidiary of any Loan Party, whether in a public or private offering or otherwise, and accounts and notes receivable, with or without recourse), except Permitted Dispositions or as otherwise permitted by Section 5.2(i).

(iv) No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, permit to exist or be liable with respect to any Indebtedness, other than Permitted Indebtedness. No Loan Party will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.

(v) No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, (i) purchase or acquire any Stock, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make or commit to make any Acquisitions, or any other acquisition of any of the assets of another Person other than (A) Permitted Investments or (B) in the Ordinary Course of Business, or of any business or division of any Person, including by way of merger, consolidation, other combination or otherwise other than Permitted Investments, or (iii) make, purchase or acquire any advance, loan, extension of credit (other than trade payables in the ordinary course of business) or capital contribution to or any other investment in, any Person including the Borrower, any Affiliate of the Borrower or any Subsidiary of the Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for Permitted Investments.

(vi) [Reserved].

(vii) Except as otherwise disclosed on Schedule 5.2(vii), and except for transactions that contain terms that are no less favorable to the applicable Loan Party or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Loan Party, no Loan Party will, or permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Loan Party that is not itself a Loan Party.

(viii) No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien on any asset of a Loan Party or a Subsidiary of a Loan Party with respect to any Title IV Plan or Multiemployer Plan, or (b) any other ERISA Event, which other ERISA Event could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(ix) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, engage in any line of business different from those lines of business carried on by it on the Agreement Date and businesses reasonably related thereto.

(x) Except as permitted under Section 5.2(i), no Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly amend or otherwise modify any of its Organizational Documents or, after the execution thereof, any agreements or documents evidencing or contemplating any Permitted Acquisition in any respect materially adverse to any Secured Party. No Loan Party will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Material Contract, which amendment or modification in any case: (a) is contrary to the terms of this Agreement or any other Loan Document; or (b) could reasonably be expected to be materially adverse to the rights, interests or privileges of Agent or the Lenders or their ability to enforce the same; provided, however, that the foregoing shall not restrict (x) any changes expressly required under the terms of the 2.25% Convertible Notes as of the Agreement Date, the 3.25% Convertible Notes as of the Agreement Date or any indenture governing any Permitted 3.25% Convertible Note Refinancing meeting the requirements set forth in the definition of “Permitted 3.25% Convertible Note Refinancing” or (y) any refinancing of the ABL Credit Facility (and related documents), in each case of this clause (y) meeting the requirements set forth in the definition of “ABL Credit Facility”.

(xi) No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, (a) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (b) change the fiscal year or method for determining the fiscal quarters of any Loan Party or of any Subsidiary of any Loan Party, (c) change its name as it appears in official filings in its jurisdiction of organization or formation, or (d) change its jurisdiction of organization or formation, in the case of clauses (c) and (d), without at least ten (10) days’ prior written notice to Agent (or such shorter period as may be agreed by Agent in its sole reasonable discretion).

(xii) No Loan Party shall, nor shall it permit any of its Affiliates to, (A) declare, pay, make or set aside any amount for payment in respect of Subordinated Debt, except for payments made in full compliance with and permitted under the Subordination Agreement, (B) amend or otherwise modify the terms of any Subordinated Debt, except for amendments and modifications made in full compliance with the Subordination

Agreement; or (C) declare, pay, make or set aside any amount for payment in respect of any Indebtedness hereinafter incurred that, by its terms, or by separate agreement, is subordinated to the Obligations, except for payments made in full compliance with and permitted under the subordination provisions applicable thereto.

(xiii) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Loan Party or Subsidiary to pay dividends or make any other distribution on any of such Loan Party’s or Subsidiary’s Stock or to pay fees, including management fees, or make other payments and distributions to the Borrower or any other Loan Party, except for those in the Loan Documents and the ABL Debt Documents. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly (y) enter into, assume or become subject to any contractual obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired or (z) create or otherwise suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to (1) pay any Indebtedness owed to Borrower or any of its Subsidiaries, (2) make loans or advances to Borrower or any of its Subsidiaries or (3) transfer any of its property or assets to Borrower or any of its Subsidiaries, except (A) those in the Loan Documents and the ABL Debt Documents, (B) an encumbrance or restriction consisting of customary non-assignment provisions in leases or licenses entered into in the Ordinary Course of Business, (C) customary provisions in joint venture agreement and other similar agreements that restrict the transfer of ownership interests in such joint ventures or provisions limiting the disposition or distribution of assets or property (other than dividends on a pro rata basis based on ownership percentage) of the applicable joint venture, which limitation is applicable only to the assets that are the subject of such agreements; provided that such agreement was not entered into in contravention of the terms of this Agreement, and (D) limitations set forth in Subordinated Debt (if acceptable to the Agent in its sole discretion).

(xiv) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Section 3.1(jj). No Loan Party or Subsidiary of a Loan Party, nor to the knowledge of any Loan Party or any of its Subsidiaries, any director, officer, agent, employee or other Person acting on behalf of any Loan Party or any such Subsidiary, will request or use the proceeds of any Loan, directly or indirectly, (A) for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person on the SDN List or a government of a Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Furthermore, the Loan Parties will not, directly or indirectly, use the proceeds of the Transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person participating in the Transaction of any Sanctions. No Loan Party will, or will permit any Subsidiary to, directly or indirectly, knowingly enter into any Material Contracts with any Person on the SDN List.

(xv) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets, including pursuant to a substantially contemporaneous transaction, whereby a Loan Party or one of its Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

(xvi) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate or form the basis of Liability under any Environmental Law or Healthcare Law, other than such violations or liabilities that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(xvii) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, be an “investment company” or a company “controlled” by an “investment company,” as such terms are defined in the Investment Company Act, or to otherwise be registered or required to be registered, or be subject to the restrictions imposed by, the Investment Company Act.

(xviii) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (A) make any payment, or take any action, with respect to the ABL Debt that is in violation or breach of the Intercreditor Agreement; (B) make any amendment, restatement, supplement or modification of any ABL Debt Document in violation or breach of the Intercreditor Agreement; provided however that, for the avoidance of doubt, in connection with the ABL Credit Facility referenced in clause (i) of the definition thereof, clauses (A) and (B) of this Section 5.2(xviii) shall not prohibit Borrower from (y) refinancing such facility in accordance with (and subject to the terms of) the definition of “ABL Credit Facility” or (z) terminating such ABL Credit Facility (or such refinanced facility mentioned in clause (y) above) or making any payments on such ABL Credit Facility (or such refinanced facility mentioned in clause (y) above) at any time so long as, in each case of the foregoing, in accordance with the terms of such facility and in accordance with the definition of “ABL Credit Facility” and the other applicable provisions of this Agreement and the applicable Intercreditor Agreement; or (C) join any Subsidiary or any Affiliate of any Loan Party as a borrower, guarantor or obligor, or have such Person pledge or grant a Lien on any of its property or assets, under the ABL Debt Documents, unless, in each case, the same Person becomes a Loan Party in the same capacity (and/or pledges and grants Liens on the same property or assets (and with no Person having priority in between the Liens granted under the ABL Debt Documents and the Liens granted under the Loan Documents in connection with this Section 5.2(xviii))) under the Loan Documents and such Person executes and delivers such agreements, instruments and documents reasonably requested by Agent to effectuate any of the foregoing.

(xix) Notwithstanding anything to the contrary in this Agreement or in any other Loan Documents, no Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness which is subordinated or junior (either in respect of Lien priority or in right of payment or any combination thereof) to any of the ABL Debt unless such Indebtedness is expressly subordinated or junior to the Obligations (both in terms of Lien priority and in right of payment) on terms and conditions acceptable to Agent and the Lenders; it being understood and agreed that the foregoing shall in no way limit the incurrence of unsecured Indebtedness otherwise permitted hereunder that is not payment subordinated to the ABL Debt when not also payment subordinated to the same extent to the Obligations.

(xx) No Loan Party will, or will permit any Subsidiary to, declare, pay, make any payment in respect of the 3.25% Convertible Notes or the 2.25% Convertible Notes, except for: (a) regularly scheduled payments of interest and principal as set forth in the applicable Convertible Note Documents (in addition to allowing any cash principal payments at maturity of the applicable 3.25% Convertible Notes and the 2.25% Convertible Notes, such amounts may also be paid in the applicable Stock of the Borrower or through any other conversion feature that does not effectively cause more payments to be made at maturity thereof than the cash principal payments currently provided for in the applicable Convertible Note Documents as of the Agreement Date), (b) in connection with any Permitted 3.25% Convertible Note Refinancing, (c) the issuance of shares of common stock of the Borrower in connection with any conversion of the 3.25% Convertible Notes, the 2.25% Convertible Notes or any convertible notes that are not Disqualified Stock issued in a Permitted 3.25% Convertible Note Refinancing, and any cash solely in lieu of fractional shares (but no other cash settlement other than as otherwise permitted by this clause (xx)), (d) payments and conversions (other than for any Disqualified Stock) made in connection with the repurchase (whether for cash, upon exchange and/or for other consideration), redemption and retirement in respect of the 2.25% Convertible Notes or 3.25% Convertible Notes in a single or series of related transactions; provided that (1) no Event of Default exists at the time such payments are made or would exist immediately after giving effect thereto and (2) such cash payments are made solely (A) with proceeds received by the Borrower from the issuance of its common Stock after the Agreement Date for the purpose of making such payment, (B) regarding the 2.25% Convertible Notes, with the proceeds of the Loans made hereunder or the proceeds of advances made under the ABL Credit Facility and (C) regarding the 3.25% Convertible Notes, with the proceeds of Indebtedness raised in a Permitted 3.25% Convertible Note Refinancing, with the proceeds of the Loans made hereunder or with the proceeds of advances made under the ABL Credit Facility, and (e) if the foregoing conditions do not otherwise permit such payment, then, with the express prior written consent of the Agent (which may be withheld in its sole discretion), payments in connection with the retirement, redemption and repurchase of the 2.25% Convertible Notes or the 3.25% Convertible Notes.

(xxi) (a) No Loan Party will, or permit any Subsidiary (other than a Foreign Subsidiary) to commingle any of its assets (including any bank accounts, cash or Cash Equivalents) with the assets of any Person other than a Loan Party; and (b) no Loan Party will, or permit any Subsidiary to enter into or own any interest in a joint venture that is not itself a corporation or limited liability company or other legal entity in respect of which the equity holders are not liable for the obligations of such entity as a matter of law.

(xxii) No Loan Party will, or will permit any Subsidiary to, amend or otherwise modify the terms of any Indebtedness referred to in Section 5.2(xx) above (other than with respect to 3.25% Convertible Notes, in connection with a Permitted 3.25% Convertible Note Refinancing) if the effect of such amendment or modification is to (a) increase the interest rate or fees on, or change the manner or timing of payment of, such Indebtedness if in any way adverse to the Agent or the Lenders, (b) accelerate or shorten the dates upon which payments of principal or interest are due on, or the principal amount of, such Indebtedness, (iii) change in a manner adverse to any Loan Party or Agent any event of default or add or make more restrictive any covenant with respect to such Indebtedness, (iv) change the prepayment provisions of such Indebtedness or any of the defined terms related thereto in a manner adverse to Agent or the Lenders, or (vi) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to any Loan Party, any Subsidiaries, Agent or Lenders; provided, however, that the foregoing shall not restrict any changes expressly required under the terms of the 3.25% Convertible Notes as in effect as of the Agreement Date, the 2.25% Convertible Notes as in effect as of the Agreement Date or any changes that are permitted to be made hereunder in connection with a Permitted 3.25% Convertible Note Refinancing or any changes expressly required under any indenture governing any Permitted 3.25% Convertible Note Refinancing that satisfies the conditions and requirements set forth in the definition of “Permitted 3.25% Convertible Note Refinancing”. The Loan Parties shall, prior to entering into any such amendment or modification, deliver to Agent reasonably in advance of the execution thereof, any final or execution form copy thereof.

(xxiii) Borrower shall not issue any Stock (a) senior to its shares of Common Stock or (b) convertible into or exercisable or exchangeable for Stock senior to its Common Stock.

Section 5.3 Change in Control.

(a) Lender’s Put Option. The Borrower, on behalf of the Loan Parties and their Subsidiaries, shall give Agent written notice of a Change in Control at least fifteen (15) days prior to the consummation thereof but in any event not later than two (2) Business Days following the first public announcement thereof. Other than with respect to a Permitted Successor Transaction (in, which case, no such Put Notice may be delivered by the Lenders), the Lenders, within five (5) days after the receipt of such notice, in the exercise of their sole discretion, may deliver a notice to the Borrower (the “Put Notice”) that the Final Payment (including, for the avoidance of doubt, any applicable Non-Callable Make Whole Amount and the CoC Fee) shall be due and payable upon the consummation of such Change in Control, with no further action taken by any Person as of or after the date of such Put Notice. If the Lenders deliver a Put Notice, then simultaneously with consummation of such Change in Control (other than a Permitted Successor Transaction), the Borrower shall make (or cause to be made) the Final Payment (including, for the avoidance of doubt, any applicable Non-Callable Make Whole Amount and the CoC Fee) to the Lenders as of the date of such Put Notice. In such case of a Put Notice delivered with respect to any Change in Control (other than a Permitted Successor Transaction), the Loan Parties shall make arrangements satisfactory to the Agent, as determined by the Agent in its sole discretion, that the Final Payment will be paid in full to the Lenders, in each case, concurrently with the consummation of such Change in Control (other than a Permitted Successor Transaction) (which arrangements may include obtaining a written agreement from the acquiring Person, as applicable, that payment of the Final Payment shall be made to the Lenders upon the consummation of such Change in Control (other than a Permitted Successor Transaction)). The Loan Parties hereby acknowledge and agree that, if the Loan Parties or any of their Subsidiaries of Affiliates violate or breach any portion of this Section 5.3(a), the Secured Parties shall have the right to apply for an injunction in any state or federal courts sitting in the City of New York to prevent the consummation of such Change in Control, unless, if the Lenders have exercised their Put Right, arrangements reasonably satisfactory to the Agent for the Final Payment (including, for the avoidance of doubt, any applicable Non-Callable Make Whole Amount and the CoC Fee) have been made (or, as applicable, paid) and, if the Lenders have not exercised their Put Right, arrangements reasonably satisfactory to the Agent in respect of the Loans have been made. The Loan Parties shall not, and shall not permit any of their Subsidiaries to consummate any Change in Control (other than a Permitted Successor Transaction) without complying in all respects with the applicable provisions of this Section 5.3(a). Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, the Black-Scholes payments or exercises related to a “Major Transaction” (as defined in any Warrant) that are set forth in the Warrants are in addition to any Final Payment.

(b) Borrower’s Prepayment Right. Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, Borrower shall be permitted to prepay the Loans and other Obligations (other than Obligations under the Warrant and the Registration Rights Agreement, the treatment of which are addressed separately in such agreements) so long as (i) to the extent any such prepayment is made prior to the First Amortization Date, the applicable Non-Callable Make Whole Amount on the Loans so prepaid is paid at the same time in accordance with Section 2.3(c) and (ii) if In Connection with a Change in Control, the CoC Fee is paid at the time set forth in Section 2.7(c).

Section 5.4 General Acceleration Provision upon Events of Default. For so long as the Obligations (other than unasserted contingent indemnification obligations and other than those Obligations under the Warrant, any Stock and the Registration Rights Agreement) remain outstanding, if one or more of the events specified in this Section 5.4 shall have happened or occurred and have continued beyond any applicable cure period expressly provided in this Section 5.4 (each, an “Event of Default”), the Required Lenders or Agent may, or Agent (upon written election by the Required Lenders but subject to the protections for Agent set forth in Section 6.15) shall, by (subject to Section 5.5(a), which, for the avoidance of doubt, shall not require any such notice and shall occur automatically) written notice to the Borrower, declare the principal of, and accrued and unpaid interest on, all of the Loans and other Obligations or any part of any of them (together with any other amounts accrued or payable under the Loan Documents) to be, and the same shall thereupon become, immediately due and payable, without any further notice and without any presentment, demand or protest of any kind, all of which are hereby expressly waived by the Borrower and the other Loan Parties, appoint a receiver for the Loan Parties and their Subsidiaries, and take any further action available at law or in equity or that are provided in the Loan Documents, including the sale or transfer of the Loan and other Obligations and all other rights acquired in connection with the Loan or the other Obligations or under the Loan Documents:

(a) The Borrower or any other Loan Party shall have failed (i) to pay when and as required to be paid herein or in any other Loan Document, any amount of principal of any Loan, including after maturity of the Loans, or (ii) to pay within three (3) Business Days after the same shall become due, interest on any Loan, any fee or any other amount or Obligation payable hereunder or pursuant to any other Loan Document.

(b) Any Loan Party shall have failed to comply with or observe (i) Section 2.1, Section 5.1(a), 5.1(b)(ii), 5.1(c), 5.1(e), 5.1(f), 5.1(g), 5.1(h), 5.1(k), 5.1(l), 5.1(o), 5.1(p), 5.1(q), 5.1(r), 5.1(s), 5.1(t), 5.1(u), 5.1(v), 5.1(w), 5.1(x), 5.1(y) or 5.1(z), Section 5.2 or Section 5.3 of this Agreement or Sections 5.2(a), 5.2(c), 5.2(d), 5.3, 5.4, 5.5, 5.7, and 5.10 of the Security Agreement, (ii) Section 5.1 of the Security Agreement and such failure, with respect to this Section 5.2(b)(ii) only, shall not have been cured within ten (10) days after the earlier to occur of (y) the date upon which any officer of any Loan Party or any of its Subsidiaries becomes aware of such failure and (z) the date upon which written notice thereof is given to any Loan Party or any of its Subsidiaries by any Secured Party or (iii) any covenant contained in any Loan Document (other than the covenants described in Section 5.4(a), Section 5.4(b)(i) or Section 5.4(b)(ii) above and other than in respect of the Warrants or the Registration Rights Agreement), and such failure, with respect to this Section 5.2(b)(iii) only, shall not have been cured within thirty (30) days after the earlier to occur of (y) the date upon which any officer of any Loan Party or any of its Subsidiaries becomes aware of such failure and (z) the date upon which written notice thereof is given to any Loan Party or any of its Subsidiaries by any Secured Party.

(c) Any representation or warranty made by any Loan Party in any Loan Document shall have been incorrect, false or misleading in any material respect (except to the extent that such representation or warranty is qualified by reference to materiality or Material Adverse Effect, to which extent it shall have been incorrect, false or misleading in any respect) as of the date it was made; it being acknowledged and agreed that any projections provided to the Secured Parties are not to be viewed as facts, are not a guarantee of financial performance, and are subject to uncertainties and contingencies.

(d) (i) Any Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries) shall generally be unable to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts as they come due or shall make a general assignment for the benefit of creditors; (ii) any Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries) shall declare a moratorium on the payment of its debts; (iii) the commencement by any Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries) of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the commencement of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization, intervention or other similar relief under any Applicable Law, or the consent by it to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator or other similar official of all or substantially all of its assets; (iv) the commencement against any Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries) of a proceeding in any court of competent jurisdiction under any bankruptcy or other Applicable Law (as now or hereafter in effect) seeking its liquidation, winding up, dissolution, reorganization, arrangement or adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator or other similar official, and any such proceeding shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall continue unstayed or otherwise in effect, for a period of sixty (60) days; (v) the making by any Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries) of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debt generally as they become due; or (vi) any other event shall have occurred which under any Applicable Law would have an effect analogous to any of those events listed above in this subsection.

(e) One or more judgments, orders or decrees or settlements shall be rendered against any Loan Party or any Subsidiary of a Loan Party that exceeds by more than $1,000,000 any insurance coverage applicable thereto (to the extent the relevant insurer has been notified of such claim and has not denied coverage therefor) or one or more non-monetary judgments, orders or decrees or settlements shall be rendered against any Loan Party or any Subsidiary of a Loan Party that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and in either case (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (ii) there shall be any period of twenty (20) consecutive days during which such judgment, order or decree shall not have been vacated or discharged or there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof.

(f) Any authorization of a Governmental Authority necessary for the execution, delivery or performance of any Loan Document or for the validity or enforceability of any of the Obligations under any Loan Document is not given or is withdrawn or ceases to remain in full force or effect.

(g) Any Applicable Law shall purport to render any material provision of any Loan Document invalid or unenforceable or shall purport to prevent or materially delay the performance or observance by any Loan Party or any of its Subsidiaries of the Obligations (which, for the avoidance of doubt, shall not apply to the process of SEC comments in respect of share registration).

(h) Any Loan Party or any Subsidiary of any Loan Party (i) shall fail to make any payment in respect of any Indebtedness (other than the Obligations or the ABL Debt (which is covered below in Section 5.4(s)) having an individual principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) in excess of $3,000,000 or having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $8,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the documents relating thereto on the date of such failure; or (ii) shall fail to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness of the type covered in Section 5.4(h)(i) above, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable (or otherwise required immediately to be prepaid, redeemed, purchased or defeased) prior to its stated maturity (without regard to any subordination terms with respect thereto) or cash collateral in respect thereof to be demanded; provided however that, notwithstanding the foregoing, any event or condition that occurs that permits holders of convertible Indebtedness permitted hereunder to convert such Indebtedness into Stock (other than Disqualified Stock) or such other consideration permitted pursuant to Section 5.2(xx) pursuant to the terms of the applicable indenture shall not constitute a Default or Event of Default hereunder on such basis alone.

(i) Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Loan Party or any Subsidiary of any Loan Party party thereto or any Loan Party or any Subsidiary of any Loan Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder or otherwise contest the validity, binding effect or enforceability of the Loan Documents; or any Loan Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in any of the Collateral in excess of such Collateral that has a fair market value of $50,000 as determined by the Agent in its sole reasonable discretion (to the extent that such perfection or priority is required hereby) purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest (subject only to the prior priority of the Permitted Priority Liens).

(j) (i) The occurrence of any ERISA Event that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) the imposition of a Lien on any asset of a Loan Party or a Subsidiary of a Loan Party with respect to any Title IV Plan or Multiemployer Plan.

(k) The occurrence of any Event of Default (as such term is defined in the Warrants).

(l) The Common Stock shall cease to be registered under the Exchange Act or to be listed on the Principal Market.

(m) The voluntary withdrawal or institution of any action or proceeding by the FDA or similar Governmental Authority to order the withdrawal of any Product or Product category from the market or to enjoin a Loan Party, such Loan Party’s Subsidiaries or any representative of a Loan Party or its Subsidiaries from manufacturing, marketing, selling or distributing any Product or Product category that has or could reasonably be expected to have a Material Adverse Effect, (ii) the institution of any action or proceeding by the DEA, the FDA, or any other Governmental Authority to revoke, suspend, reject, withdraw, limit, or restrict any Regulatory Required Permit held by a Loan Party, its Subsidiaries or any representative of a Loan Party or its Subsidiaries, which, in each case, has or could reasonably be expected to result in Material Adverse Effect, (iii) the commencement of any enforcement action against a Loan Party, a Loan Party’s Subsidiaries or any representative of a Loan Party or its Subsidiaries (with respect to the business of a Loan Party or its Subsidiaries) by the DEA, the FDA, or any other Governmental Authority which has or could reasonably be expected to result in a Material Adverse Effect, or (iv) the occurrence of adverse test results in connection with a Product which could result in Material Adverse Effect.

(n) The introduction of, or any change in, any law or regulation governing or affecting the healthcare industry, including any Healthcare Laws, that has or could reasonably be expected to have a Material Adverse Effect.

(o) Any Loan Party defaults under or breaches any Material Contract (after any applicable grace period contained therein), or a Material Contract shall be terminated by a third party or parties party thereto prior to the expiration thereof (other than in accordance with its terms) (other than the Warrant, the 3.25% Convertible Notes, any Permitted 3.25% Convertible Note Refinancing or the 2.25% Convertible Notes, any ABL Debt or any Financing Documents (as defined in any permitted ABL Credit Facility), or there is a loss of a material right of a Loan Party under any Material Contract to which it is a party, in each case which could reasonably be expected to result in a Material Adverse Effect.

(p) The occurrence of any breach or default under any terms or provisions of any Convertible Note Document or any Subordinated Debt Document or the occurrence of any event requiring the prepayment or mandatory redemption of any 3.25% Convertible Note (or any Permitted 3.25% Convertible Note Refinancing thereof or any indenture or related document governing any Permitted 3.25% Convertible Note Refinancing), any 2.25% Convertible Note or of any Subordinated Debt; provided, however, that, notwithstanding the foregoing, any event or condition that occurs that permits holders of convertible Indebtedness permitted hereunder to convert such Indebtedness into Stock (other than Disqualified Stock) or such other consideration permitted pursuant to Section 5.2(xx) pursuant to the terms of the applicable agreement shall not constitute a Default or Event of Default hereunder on such basis alone.

(q) The institution by any Governmental Authority of criminal proceedings against any Loan Party.

(r) Any Loan Party makes any payment on account of any Indebtedness that has been subordinated to any of the Obligations, other than payments specifically permitted by the terms of such subordination.

(s) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of the ABL Debt, or (B) fails to observe or perform any other agreement or condition relating to the ABL Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such ABL Debt or the beneficiary or beneficiaries of any Guarantee related thereto (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such ABL Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such ABL Debt to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that, notwithstanding the foregoing in this Section 5.4(s), solely from a breach by any Loan Party of the minimum net revenue test set forth in Section 6.2 of the ABL Credit Facility (or any replacement financial covenant, if there is a financial covenant, in any refinanced ABL Credit Facility permitted pursuant to the definition of “ABL Credit Facility”) (such financial covenant, the “ABL Financial Covenant”), (i) if such ABL Financial Covenant breach is under the ABL Credit Facility referenced in clause (i) of the definition of ABL Credit Facility, such breach of the ABL Financial Covenant in such ABL Credit Facility shall not cause an Event of Default hereunder, even if (subject to the following proviso) the ABL Agent has accelerated the ABL Debt solely with respect to a breach of an ABL Financial Covenant when no other event of default under the ABL Credit Facility is existing and is exercising its remedies solely due to such breach of the ABL Financial Covenant when no other event of default under the ABL Credit Facility is existing; provided further that, notwithstanding anything to the contrary in the Loan Documents, the foregoing proviso shall not limit in any way the applicability of Section 5.4(s)(A) (including an Event of Default resulting from the separate event of default under the ABL Credit Facility that would result from the non-payment of any of the ABL Debt upon being accelerated due to a breach of the ABL Financial Covenant); (ii) if such ABL Financial Covenant breach is under the ABL Credit Facility referenced in clause (ii) of the definition of ABL Credit Facility, and the priority of the Lien in favor of the ABL Agent is prior to the priority of the Lien in favor of the Agent hereunder solely with respect to certain specified asset groups (such as accounts receivable, inventory, equipment, cash and/or related assets), such breach of the ABL Financial Covenant in such ABL Credit Facility shall result in an Event of Default hereunder if the effect of such breach is to cause, or to permit the holder or holders of such ABL Debt or the beneficiary or beneficiaries of any Guarantee related thereto (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such ABL Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such ABL Debt to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; and (iii) if such ABL Financial Covenant breach is under the ABL Credit Facility referenced in clause (ii) of the definition of ABL Credit Facility, and the priority of the Lien in favor of the ABL Agent is prior to the priority of the Lien in favor of the Agent hereunder with respect to all Collateral, such breach of the ABL Financial Covenant in such ABL Credit Facility shall only result in an Event of Default hereunder if the ABL Lenders the other holders of such ABL Debt or the beneficiary or beneficiaries of any Guarantee related thereto (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) have caused such ABL Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such ABL Debt to be made, prior to its stated maturity, or such Guarantee thereof to become payable or cash collateral in respect thereof to be demanded or has actually commenced the exercise of remedies as a secured creditor.

(t) Any provisions of the Intercreditor Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, other than in accordance with the terms thereof, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder.

Section 5.5 Additional Remedies.

(a) Automatic Acceleration on Dissolution or Bankruptcy. Notwithstanding any other provisions of this Agreement, if an Event of Default under Section 5.4(d) shall occur, the principal of the Loans (together with any interest, other amounts and Obligations accrued or payable under this Agreement or the other Loan Documents (including the Non-Callable Make Whole Amount, if applicable)) shall thereupon become immediately and automatically due and payable, in each case, without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower and the other Loan Parties.

(b) Power of Attorney. Notwithstanding anything to the contrary in this Agreement, the Warrants, and the other Loan Documents, each Loan Party hereby irrevocably and unconditionally constitutes and appoints Agent and any of Agent’s Affiliates, attorneys, representatives or agents, with full power of substitution, as such Loan Party’s true and lawful attorney-in-fact with full irrevocable and unconditional power and authority in the place and stead of such Loan Party and in the name of such Loan Party or in its own name, for the purpose of carrying out the terms of this Agreement, the Warrants, and the other Loan Documents, to take any appropriate steps or actions and to execute and deliver (and perform under on such Loan Party’s behalf) any agreement, document or instrument that may be necessary or desirable to accomplish the purposes and/or effectuate the items and actions set forth in this Agreement, the Warrants, and the other Loan Documents, in each case, (i) that any such Loan Party fails to take that are required under such documents, agreements or instruments, (ii) during the existence of any Event of Default, or (iii) in delivering the original shares of Common Stock to be issued under any Warrants to the applicable holder thereof upon such holder exercising its rights pursuant to the terms of such Warrants.

Section 5.6 Recovery of Amounts Due. If any Obligation or other amount payable hereunder or under any of the other Loan Documents is not paid as and when due, the Borrower and the other Loan Parties hereby authorize Agent and the Lenders to proceed, to the fullest extent permitted by Applicable Law, without prior notice, by right of set-off, banker’s lien or counterclaim, against any moneys or other assets of the Borrower or any other Loan Party to the full extent of all Obligations or other amounts payable to Agent and/or the Secured Parties.

Section 5.7 Credit Bidding. The Loan Parties and the Lenders hereby irrevocably authorize Agent based upon the written instruction of the Lenders, to (a) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) Agent (whether by judicial action or otherwise) in accordance with Applicable Law. In connection with any such credit bid and purchase, the Obligations owed to any Lender shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Agent to credit bid and purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above and otherwise expressly provided for herein or in the other Loan Documents, Agent will not execute nor deliver a release of any Lien on any Collateral. Upon request by Agent or the Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 5.7.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Notices. Any notices or other information (including an financial information) required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile or by electronic mail and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, or when received by electronic mail in each case addressed to a party as follows (or such other address, facsimile or electronic mail address provided by such party to such other parties pursuant to the below (or such later address, facsimile or electronic mail address provided in accordance herewith):

If to the Borrower or any other Loan Party:

Endologix, Inc.

2 Musick

Irvine, CA 92618

E-mail: vmahboob@endologix.com

E-mail: jtejedor@endologix.com

Attn: Vaseem Mahboob, CFO

Attn: James Tejedor, Treasury Manager

With a copy to (which shall not be deemed to constitute notice):

Stradling Yocca Carlson & Rauth, P.C.

660 Newport Center Dr # 1600

Newport Beach, CA 92660

E-mail: mlawhead@sycr.com

Attn: Mike Lawhead

Stradling Yocca Carlson & Rauth, P.C.

100 Wilshire Blvd., Fourth Floor

Santa Monica, CA 90401

E-mail: drosen@sycr.com

Attn: Dayan Rosen

If to Agent:

c/o Deerfield Management Company, L.P.

780 Third Avenue, 37th Floor

New York, NY 10017

Facsimile: 212-599-3075

E-mail: dclark@deerfield.com

Attn: David J. Clark, Esq.

With a copy to (which shall not be deemed to constitute notice):

Katten Muchin Rosenman LLP

575 Madison Avenue

New York NY 10022-2585

Facsimile: (212) 894-5877

E-mail: mark.fisher@kattenlaw.com and mark.wood@kattenlaw.com

Attn: Mark I. Fisher, Esq.

Attn: Mark D. Wood, Esq.

If to any Lender, the information for notices included on Schedule 2.4 or pursuant to any assignment agreement assigning any Obligations to any new Lender.

Section 6.2 Waiver of Notice. Whenever any notice is required to be given to the Lenders or the Borrower under the any of the Loan Documents, a waiver thereof in writing signed by the Person or Persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 6.3 Fees, Charges, Costs and Expenses Reimbursement. The Loan Parties agree to pay on or prior to the Agreement Date and, within ten (10) Business Days (or such later date as the Agent may agree in its sole discretion) after delivery of an invoice therefor after the Agreement Date, (a) all reasonable fees, reasonable costs and reasonable, out-of-pocket expenses of Agent and the Lenders and of legal counsel to Agent and the Lenders of negotiation, documentation, preparation, execution, delivery and closing, of the Loan Documents and in connection with the consummation of the Transactions and the other transactions contemplated hereby and thereby, (b) any consents, amendments, waivers or other modifications to the Loan Documents or otherwise in connection with the consummation of the Transactions and the other transactions contemplated hereby and thereby, (c) all fees, costs and expenses of creating and perfecting Liens in favor of Agent on behalf of the Secured Parties pursuant to any Loan Document, including filing and recording fees, expenses and Taxes, search fees, title insurance premiums, and fees, costs, expenses and disbursements of counsel to Agent and the Lenders and of counsel providing any opinions that Agent or the Lenders may request in respect of any Loan Documents or the Liens created pursuant to the Loan Documents, (d) all costs and expenses incurred by Agent or any Lender in connection with the custody or preservation of any of the Collateral, (e) all costs and expenses, including the reasonable out-of-pocket documented fees, costs and expenses of legal counsel to Agent and the Lenders and reasonable out-of-pocket documented fees, costs and expenses of accountants, advisors and consultants, incurred by Agent, any Lender and its counsel relating to efforts to protect, evaluate, assess or dispose of any of the Collateral, (f) all costs and expenses, including fees, costs and expenses of legal counsel to Agent and the Lenders and all fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by the Agent and the Lenders in enforcing any of the Loan Documents or any Obligations of, or in collecting any payments due from, any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any proceeding or event of the type set forth in Section 5.4(d), (g) the cost of purchasing insurance that the Loan Parties fail to obtain as required by the Loan Documents, (h) providing any notices under the Loan Documents that are required or recommended by Applicable Law (i) providing any new Notes or amended and restated Notes and (j) any other actions taken after the Agreement Date related to the Obligations or the Loan Documents. Without limiting any of the foregoing provisions of this Section 6.3, any action taken by any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of the Agent or any other Secured Party, shall be at the sole expense of such Loan Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Loan Party or any Subsidiary of any Loan Party therefor. Notwithstanding anything to the contrary contained in this Section 6.3, the Loan Parties shall only be obligated to pay the attorney’s fees provided for under clause (a) of this Section 6.3 that are incurred solely prior to the Agreement Date (but not thereafter) up to a maximum of $250,000 (for the avoidance of doubt, which cap is inclusive of any attorney’s fees incurred pursuant to Section 12.14(a) of the ABL Credit Facility prior to the date hereof by the applicable Affiliate of Deerfield Facility Entity as the ABL Agent under the ABL Credit Facility in connection with negotiating and closing the ABL Credit Facility) (the “Pre-Closing Attorney’s Fees Cap”).

Section 6.4 Governing Law; Venue; Jurisdiction; Service of Process; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement and, unless otherwise expressly stated therein, the other Loan Documents shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed in such State. Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and, unless otherwise expressly stated therein, the other Loan Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan. Each

Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or under the other Loan Documents or in connection herewith or with the other Loan Documents or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO AGENT, REPRESENTATIVE OR OTHER PERSON AFFILIATED WITH OR RELATED TO ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS, AS APPLICABLE, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.4.

Section 6.5 Successors and Assigns. This Agreement shall bind and inure to the respective successors and assigns of the Parties, except that no Loan Party may assign or otherwise transfer all or any part of their rights or obligations (including the Obligations) under the Loan Documents without the prior written consent of all of the Lenders (other than in any Permitted Successor Transaction), and any prohibited assignment by the Loan Parties shall be absolutely void ab initio. Any Lender may assign or transfer its rights or Obligations under the Loan Documents to an Eligible Assignee, so long as (a) with respect to any assignment to a Person mentioned in clause (d) of the definition of “Eligible Assignee”, the amount of such assignment is for Loans in an aggregate principal amount not less than $5,000,000 (or, if less, the entire remaining principal amount of Loans held by such Lender); provided that such threshold amount shall be aggregated between such Persons that are assignees mentioned in such clause (d) of the definition of “Eligible Assignee” that are Affiliates of each other. Upon a Lender’s assignment of any of the Loans held by it in accordance with this Section 6.5, such Lender shall provide notice of the transfer to Borrower (with a copy to Agent) for recordation in the Register pursuant to Section 1.4. Upon receipt of a notice of a permitted transfer of an interest in a Loan, the Borrower shall record the identity of the transferee and other relevant information in the Register and the transferee shall (to the extent of the interests transferred to such transferee) have all the rights and obligations of, and shall be deemed, a Lender with respect to such Loan hereunder or under the other Loan Documents. Notwithstanding anything to the contrary in any Loan Document, no Lender shall assign or transfer, or provide any participation in, any of the Loans or other Obligations to any Loan Party or any of their Affiliates without the written consent of Agent. If a Lender sells participating interests in its Loans or other interests hereunder (any such Person, a “Participant”), (i) such Lender’s obligations hereunder with respect to those sold to the Participant shall remain unchanged for all purposes, (ii) the Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder with respect to those sold to the Participant, and (iii) all amounts payable by the Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender.

In addition to the other rights provided in this Section 6.5, each Secured Party may grant a security interest in, or otherwise assign as collateral, any of its rights under the Loan Documents, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to any holder of, or trustee for the benefit of the holders of, such Secured Party’s Indebtedness or equity securities; provided however that no such security interest or assignment shall release such Secured Party from any of its obligations hereunder or substitute any such holder of a security interest or assignee for such Secured Party as a party hereto.

Section 6.6 Entire Agreement; Amendments.

(a) The Loan Documents contain the entire understanding of the Parties with respect to the matters covered thereby and supersede any and all other written and oral communications, negotiations, commitments and writings with respect thereto.

(b) No amendment, restatement, modification, supplement, change, termination or waiver of any provision of this Agreement or the other Loan Documents (other than the Warrants, the Registration Rights Agreement, any Control Agreement or any similar agreement or any landlord agreement or bailee or mortgagee waiver, each of which may be amended, changed or waived in accordance with the terms thereof), and no consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Borrower, the Agent and the Required Lenders; provided that no such amendment, restatement, modification, change, termination, waiver or consent to this Agreement shall, without the consent of each Lender with Obligations directly and adversely affected thereby, do any of the following: (i) reduce any Loan of such Lender; (ii) postpone the Maturity Date or other scheduled final maturity date of any Loan of such Lender, or postpone the date or reduce the amount of any scheduled payment (but not mandatory prepayment) of principal of any Loan of such Lender; (iii) decrease the interest rate borne by any Loan of such Lender (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to Section 2.7(b)) or the amount of any premium or fees payable hereunder; or (iv) amend this proviso of this Section 6.6 to the extent providing for consent by all directly and adversely affected Lenders in a manner to remove such consent.

(c) No consideration shall be offered or paid (in any form, whether cash, Stock, other property or otherwise) to any Secured Party to amend, restate, supplement, modify or change or consent to a waiver of (or a diversion from) any provision of any of the Loan Documents unless the same consideration also is offered to all of the Lenders under the Loan Documents. For clarification purposes, this provision constitutes a separate right granted to each Lender and is not intended for the Borrower or any other Loan Party to treat the Lenders as a class and shall not be construed in any way as the Lenders acting in concert or otherwise as a group with respect to the purchase, disposition or voting of securities or Stock or otherwise.

Section 6.7 Severability. If any provision of this Agreement or any of the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Section 6.8 Counterparts. This Agreement may be executed in several counterparts, and by each Party on separate counterparts, each of which and any photocopies, facsimile copies and other electronic methods of transmission thereof shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 6.9 Survival; Releases of Guarantees and Liens.

(a) In addition to Section 3.2, this Agreement and all agreements, representations and warranties and covenants made in the Loan Documents, and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall be considered to have been relied upon by the other Parties and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Loan hereunder or thereunder, in each case until termination of such provision in accordance with this Section 6.9, regardless of any investigation made by any such other Party or on its behalf. Agent and the Lenders shall not be deemed to have waived, by reason of making the Loan, any Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lenders may have had notice or knowledge of any such Event of Default or may have had notice or knowledge that such representation or warranty was false or misleading at the time the Disbursement was made.

(b) All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof (and, with respect to Section 3.1(g)(i)(B), the first two sentences of Section 3.1(i), Section 3.1 (y), Section 3.1 (z)(A) and (C), Section 3.1(ee), the first sentence of Section 3.1(mm), Section 3.1(nn), Section 3.1(oo), Section 3.1(rr), Section 3.1(ss) and Section 3.1 (tt), shall continue to be made in accordance with the terms hereof and thereof, including at all times after the execution and delivery hereof and thereof). Such representations and warranties have been or will be relied upon by the Secured Parties, regardless of any investigation made by the Secured Parties or on their behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as either (i) any Loan or any other Obligation hereunder shall remain outstanding, unpaid or unsatisfied or (ii) the Maturity Date has not occurred. Notwithstanding anything to the contrary in the Loan Documents, the obligations of the Loan Parties under Section 2.5 and the obligations of the Loan Parties and the Lenders under this Article 6 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the other Obligations, the expiration or termination of the Warrants or the termination of this Agreement or any of the other Loan Documents or any provision hereof or thereof. For the avoidance of doubt and notwithstanding anything to the contrary in any Loan Documents, (a) the making of the representations and warranties herein or in any other Loan Document that relate to the Warrants or any securities laws shall survive the payment in full of the Loans and any other Obligations until such time that Warrants are fully and completely paid, performed, extinguished and terminated in accordance with their terms, (b) all rights set forth in the Warrants and the Registration Rights Agreement and all transactions contemplated thereby (other than this Agreement and the other Loan Documents with respect to provisions that are not mentioned herein or therein to survive the payment in full of the Loans) shall continue to, and at all times, exist until (i) with respect to the Warrants, such Warrants are fully and completely paid, performed, extinguished and terminated in accordance with their terms and (ii) with respect to the Registration Rights Agreement, such Registration Rights Agreement is fully and completely terminated in accordance with its terms, (c) Sections 5.1(h), (p) and (s) and Section 5.2(xvii) will survive until the end of the Reporting Period, but all other affirmative and negative covenants, events of default, fees, penalties and other provisions not expressly surviving pursuant to this Section 6.9 shall terminate upon the payment in full of the Obligations (not including unasserted contingent indemnification obligations or any Obligations in respect of the Warrants, the Registration Rights Agreement or any Stock) and (d) all Liens granted on the Collateral under any Loan Document shall remain in effect and shall continue to secure the Obligations (but not including any Obligations in respect of the Warrants, the Registration Rights Agreement or any Stock) under the Loan Documents (x) until all of the Obligations (other than unasserted contingent indemnification obligations and other than any Obligations under the Warrants, the Registration Rights Agreement and any Stock in connection therewith) have been paid in full in cash in accordance with such Loan Documents and (y) other than Liens on any Collateral disposed of in a Permitted Disposition or as otherwise agreed in writing by the Required Lenders (or such greater percentage of Lenders required pursuant to Section 6.6) (but such release shall only be for the Liens on such Collateral so disposed in a Permitted Disposition or as may be agreed in writing by the Required Lenders (or such greater percentage of Lenders required pursuant to Section 6.6)).

(c) Upon payment in full of all Obligations (other than unasserted contingent indemnification obligations and other than any Obligations in connection with the Warrants, the Stock underlying such Warrants and the Registration Rights Agreement) in cash in accordance with the Loan Documents, subject to the second sentence of Section 6.22, all Collateral shall be automatically released from the Liens created by the Security Agreement, any other Loan Document or otherwise and all rights of the Secured Parties in the Collateral shall automatically terminate, all without delivery of any instrument or any additional performance by any Person.

(d) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Agent is hereby unconditionally authorized and instructed by each Secured Party (without requirement of notice to or consent of any Secured Party) to take any action to release or terminate any Lien granted under the Loan Documents to secure the Obligations in the Collateral (it being understood and agreed that no security interest is granted under any Loan Document or otherwise in any Obligations, in each case, in respect of (and only in respect of) the Warrants, the Registration Rights Agreement or any underlying Stock in connection therewith) upon (i) payment in full of all Obligations (other than unasserted contingent indemnification obligations and other than the Obligations under the Warrants and the Registration Rights Agreement and any Stock) in cash in accordance with the Loan Documents, (ii) a written agreement by the requisite number of Lenders required by Section 6.6 and (iii) a Permitted Disposition (but solely in the Collateral so disposed of in a Permitted Disposition and not in any other property or assets).

(e) In each case in accordance with this Section 6.9 whereby a Lien on all or a portion of the Collateral is released, the Agent will (and each Lender irrevocably authorizes and instructs the Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of (i) all Collateral from the Liens granted under the Loan Documents upon payment in full of all Obligations (other than unasserted contingent indemnification obligations and other than the Obligations under the Warrants and the Registration Rights Agreement and any Stock) in cash in accordance with the Loan Documents, in each case, in accordance with the terms of the Loan Documents and this Section 6.9, (ii) Collateral permitted to be sold pursuant to clause (d)(ii) of this Section 6.9 (but solely in such Collateral) and (iii) the Liens on that Collateral sold pursuant to a Permitted Disposition (but solely in such Collateral sold pursuant to such Permitted Disposition).

(f) Notwithstanding anything to the contrary in the Loan Documents and for the avoidance of doubt, the holders of the Warrants and parties to the Registration Rights Agreement shall be entitled to exercise all rights and remedies available to them under law and at equity and under the Warrants and the Registration Rights Agreement for any breaches of provisions that survive the payment in full of the Obligations (other than the payment in full of unasserted contingent indemnification obligations and other than Obligations under the Warrants, the Registration Rights Agreement and any Stock).

Section 6.10 No Waiver. Neither the failure of, nor any delay on the part of, any Party in exercising any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein or under any other Loan Document, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder, under any other Loan Document or under any other agreement, document or instrument mentioned herein, preclude other or further exercise thereof or the exercise of any other right, power or privilege; nor shall any waiver of any right, power, privilege or default hereunder, under any other Loan Document or under any agreement, document or instrument mentioned herein, constitute a waiver of any other right, power, privilege or default or constitute a waiver of any default of the same or of any other term or provision. No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to Agent or the Lenders upon any breach, Default or Event of Default under this Agreement, any other Loan Document or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of Agent or the Lenders in respect of any such breach, Default or Event of Default or any acquiescence by it therein, affect or impair any right, power or remedy of Agent or the Lenders in respect of any other breach, Default or any Event of Default. All rights and remedies herein or in the other Loan Documents provided are cumulative and not exclusive of any rights or remedies otherwise provided by (or available at) law or in equity.

Section 6.11 Indemnity.

(a) The Loan Parties shall, at all times, indemnify and hold harmless (the “Indemnity”) the Secured Parties and each of their respective directors, partners, officers, employees, agents, counsel and advisors (each, an “Indemnified Person”) in connection with any losses, claims (including the reasonable attorneys’ fees incurred in defending against such claims), damages, liabilities, penalties or other expenses arising out of, or relating to, the Loan Documents, the extension of credit hereunder or the Loan or the other Obligations or the use or intended use of the Loan or the other Obligations, which an Indemnified Person may incur or to which an Indemnified Person may become subject (each, a “Loss”). The Indemnity shall not apply to the extent that a court or arbitral tribunal of competent jurisdiction issues a final non-appealable judgment that such Loss of an Indemnified Person resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person. The Indemnity is independent of and in addition to any other agreement of any Party under any Loan Document to pay any amount to the Secured Parties, and any exclusion of any obligation to pay any amount under this Section 6.11(a) shall not affect the requirement to pay such amount under any other section hereof or under any other agreement. For the avoidance of doubt, this Section 6.11 shall not apply to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) An Indemnified Person shall have the right to retain its own legal counsel with the fees, costs and expenses of such legal counsel and of such Indemnified Person to be paid by the indemnifying Person. The indemnification required by this Section 6.11 shall be made and paid by such indemnifying Person within ten (10) Business Days of written demand by such Indemnified Person.

(c) No settlement of any Loss shall be entered into by such indemnifying Person without the written consent of the applicable Indemnified Person.

(d) No Loan Party shall, nor shall it permit any of its Subsidiaries, assert, and each Loan Party on behalf of itself and its Subsidiaries, hereby waives, any claim, loss or amount against any Indemnified Person with respect to any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any undertaking or transaction contemplated hereby or thereby. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby.

Section 6.12 No Usury. The Loan Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid or agreed to be paid to Agent or the Lenders for the Loan or the other Obligations exceed the maximum amount permissible under Applicable Law. If from any circumstance whatsoever fulfillment of any provision hereof or any other Loan Document, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance Agent or the Lenders shall ever receive anything which might be deemed interest under Applicable Law, that would exceed the highest lawful rate, such amount that would be deemed excessive interest shall be applied to the reduction of the principal amount owing on account of the Loan or the other Obligations, or if such deemed excessive interest exceeds the unpaid balance of principal of the Loan or the other Obligations, such deemed excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Lenders for the Loan or the other Obligations shall, to the extent permitted by Applicable Law, be deemed to be amortized, prorated, allocated and spread throughout the full term of the Loan and the other Obligations until payment in full so that the deemed rate of interest on account of the Loan and the other Obligations is uniform throughout the term thereof. The terms and provisions of this Section shall control and supersede every other provision of this Agreement, the Notes and the other Loan Documents.

Section 6.13 Specific Performance. The Loan Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of the Loan Documents is not performed in accordance with its specific terms or is otherwise breached, including if the Loan Parties hereto fail to take any action required of them hereunder or thereunder to consummate the transactions contemplated by the Loan Documents. In light of the foregoing, the Loan Parties hereby agree that, until all Obligations have been paid in full in accordance with the Loan Documents, (a) the Secured Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Loan Documents and to enforce specifically the terms and provisions hereof and thereof in the courts described in Section 6.4 without proof of damages or otherwise and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by the Loan Documents and without that right, the Secured Parties would not have entered into the Loan Documents or have provided Loans or Disbursements hereunder or under the other Loan Documents. The Loan Parties hereby agree not to assert (or have any of their Subsidiaries or their attorneys, agents or representatives assert or any other Person on their behalf to assert) that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The Loan Parties hereby acknowledge and agree that any Secured Party seeking an injunction or injunctions to prevent breaches of, or defaults under, the Loan Documents, to prevent any Default or Event of Default and to enforce specifically the terms and provisions of the Loan Documents in accordance with this Section 6.13 shall not be required to provide any bond or other security in connection with any such injunction or other order or proceeding. The remedies available to the Secured Parties pursuant to this Section 6.13 shall be in addition to any other remedy which may be available under the Loan Documents, at law, in equity or otherwise.

Section 6.14 Further Assurances. From time to time, the Loan Parties shall perform any and all acts and execute and deliver to Agent and the Lenders such additional documents, agreements and instruments as may be reasonably requested by Agent or any of the Lenders to carry out the purposes of any Loan Document or to preserve and protect Agent’s or the Lenders’ rights as contemplated therein.

Section 6.15 Agent.

(a) Each Lender hereby irrevocably appoints Deerfield Private Design Fund IV, L.P. (together with any successor Agent appointed by Deerfield Private Design Fund IV, L.P. or any successor Agent that was appointed by the Lenders or any prior Agent) as Agent hereunder and under the other Loan Documents and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Loan Party, (ii) take such other actions on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under the Loan Documents and

(iii) exercise such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects in the absence of gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(c) None of Agent nor any of its directors, officers, employees, attorneys, advisors, representatives or agents shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the Transactions or the transactions contemplated hereby or thereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, non-appealable judgment of a court of competent jurisdiction), or (ii) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of any Loan Party, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations (including the Obligations) hereunder or thereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Loan Party’s Subsidiaries or Affiliates.

(d) Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate and, if it so requests, shall receive confirmation from the Lenders of their obligation to indemnify Agent against any and all liabilities and expenses (including any fees and expenses of counsel to Agent) which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender.

(e) Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default, unless Agent shall have received written notice from a Lender or any Loan Party referring to this Agreement and the other Loan Documents, describing such Event of Default or Default and stating that such notice is a “notice of default.” Agent shall take such action with respect to such Event of Default or Default as may be requested by the Lenders; provided that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable or in the best interest of itself and the Lenders.

(f) Each Lender acknowledges that Agent has not made any representation or warranty to it, and that no act by Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties or any of their Subsidiaries, shall be deemed to constitute any representation or warranty by Agent to any Lender as to any matter, including whether Agent has disclosed material information in its possession. Each Lender represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Loan Parties, and made its own decision to enter into this Agreement and the other Loan Documents and to extend credit to Borrower hereunder and under the other Loan Documents. Each Lender also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary or appropriate to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Loan Parties. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower or any other Loan Party which may come into the possession of Agent.

(g) Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand Agent and its directors, officers, partners, employees, attorneys, advisors, representatives and agents (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of Borrower to do so), according to its applicable Pro Rata Share, from and against any and all losses, claims (including the reasonable attorneys’ fees incurred in defending against such claims), damages, liabilities, penalties or other expenses arising out of, or relating to, any of Agent’s duties, responsibilities or actions set forth in or that taken pursuant to the Loan Documents; provided that no Lender shall be liable for any payment to any such Person of any portion of the foregoing to the extent determined by a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 6.15(g). Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out of pocket expenses incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document or any document contemplated by or referred to herein or therein, to the extent that Agent is not reimbursed for such fees, costs and expenses by or on behalf of the Loan Parties. The undertaking in this Section 6.15(g) shall survive repayment of the Loans and the other Obligations, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement or the other Loan Documents and the resignation or replacement of Agent.

(h) Agent may resign as Agent upon thirty (30) days’ notice to the Lenders. If Agent resigns under this Agreement, the Lenders shall appoint from among the Lenders a successor Agent for such successor Agent and the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent from among the Lenders. Upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor Agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16.15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

Section 6.16 USA Patriot Act. Each Lender that is subject to the USA Patriot Act (and Agent (for itself and not on behalf of any Lender)) hereby notifies the Loan Parties that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or Agent to identify each Loan Party in accordance with the USA Patriot Act.

Section 6.17 Placement Agent. The Borrower and the other Loan Parties shall be solely responsible for the payment of any fees, costs, expenses and commissions of any placement agent, broker or financial adviser relating to or arising out of the transactions contemplated by the Loan Documents. The Borrower and the other Loan Parties shall pay, and hold each of the Secured Parties harmless against, any liability, loss or expense (including attorneys’ fees, costs and expenses) arising in connection with any claim for any such payment.

Section 6.18 No Fiduciary Relationship. No Secured Party has any fiduciary relationship or duty to any Loan Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Loan Parties by virtue of, any Loan Document or any transaction contemplated therein.

Section 6.19 Joint and Several. The obligations of the Loan Parties hereunder and under the other Loan Documents are joint and several. Without limiting the generality of the foregoing, reference is hereby made to Sections 2, 4 and 8.3 of the Security Agreement, to which the obligations of the Loan Parties are subject.

Section 6.20 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Loan Parties and the Secured Parties party hereto (and the indemnitees mentioned herein), and their successors and permitted assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. No Secured Party shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

Section 6.21 Binding Effect. This Agreement shall become effective when it shall have been executed by each of the Loan Parties party hereto, each Lender party hereto and Agent and such executed counterparts have been delivered to Agent pursuant to the terms of this Agreement. Thereafter, it shall be binding upon and inure to the benefit of, each Loan Party party hereto and each Secured Party party thereto and the indemnitees mentioned herein and, in each case, their respective successors and permitted assigns.

Section 6.22 Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of any Loan Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from the Borrower, from any other Loan Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 6.23 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Secured Party, any right, remedy, power or privilege under any Loan Document, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Loan Party, any Affiliate of any Loan Party or any Secured Party shall be effective to amend, modify or discharge any provision of any of the Loan Documents.

Section 6.24 Right of Setoff. Each Secured Party and each of its Affiliates is hereby authorized, without notice or demand (each of which is hereby waived by each Loan Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by any Secured Party or any of its Affiliates to or for the credit or the account of the Borrower or any other Loan Party against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender shall exercise any such right of setoff without the prior consent of Agent. Each Secured Party agrees promptly to notify Agent after any such setoff and application made by such Secured Party or its Affiliates. The rights under this Section 6.24 are in addition to any other rights and remedies (including other rights of setoff) that any Secured Party or any of its Affiliates may have.

Section 6.25 Independent Nature of Secured Parties. The obligations of each Secured Party under the Loan Documents are several and not joint with the obligations of any other Secured Party, and no Secured Party shall be responsible in any way for the performance of the obligations of any other Secured Party under the Loan Documents. Each Secured Party shall be responsible only for its own representations, warranties, agreements and covenants under the Loan Documents. The decision of each Lender to acquire the Securities pursuant to the Loan Documents has been made by such Lender independently of any other Lender and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries which may have been made or given by any other Secured Party or by any agent, attorney, advisor, representative or employee of any other Secured Party, and no Secured Party or any of its agents, attorneys, advisors, representatives or employees shall have any liability to any other Secured Party (or any other Person) relating to or arising from any such information, materials, statements or opinions. Nothing contained in the Loan Documents, and no action taken by any Secured Party pursuant hereto or thereto (including a Lender’s acquisition of Obligations, Notes or Warrants at the same time as any other Secured Party), shall be deemed to constitute the Secured Parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Secured Parties are in any way acting in concert or as a group with respect to such Obligations or the transactions contemplated by any of the Loan Documents. Each Secured Party shall be entitled to independently protect and enforce its rights, including the rights arising out of the Loan Documents, and it shall not be necessary for any other Secured Party to be joined as an additional party in any proceeding for such purpose.

Section 6.26 Sharing of Payments, Etc.If any Lender, directly or through any of its Affiliates, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) (and other than pursuant to Section 6.5) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been applied in accordance with this Agreement; provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (ii) such Lender shall, to the fullest extent permitted by Applicable Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Loan Party in the amount of such participation.

Section 6.27 Confidentiality.

(a) Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any Secured Party or any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or the other Loan Documents or (ii) any actual or prospective party (or its Related Parties) to any transaction under which payments are to be made by reference to the Loan Parties and their obligations, this Agreement, the other Loan Documents or payments hereunder or thereunder, (g) on a confidential basis to (i) any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of any Loan Party or any of its Affiliates, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 6.27(a) or (y) becomes available to any Secured Party or any of its Affiliates on a nonconfidential basis from a source other than the Borrower, or (j) as provided in Section 5.1(q). In addition, the Secured Parties may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Secured Parties in connection with the administration of the Loans and this Agreement and the other Loan Documents.

(b) For purposes of this Section, “Information” means all information received from a Loan Party relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary; provided that, notwithstanding anything to the contrary in the Loan Documents, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such Information is both (y) clearly identified at the time of delivery as confidential and (z) provided to the Secured Parties at a time when the Secured Parties have requested in writing to receive material nonpublic information. Any Person required to maintain the confidentiality of Information as provided in this Section 6.27 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(c) The Loan Parties and their Affiliates agree that they will not issue any press release announcing the transactions contemplated hereby without the prior written consent of the Agent, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under Applicable Law and, in any event the Loan Parties and their Affiliates will provide the Agent with a copy of, and consult with the Agent before issuing, any such press release or other public disclosure with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby and will consider in good faith any comments of the Agent.

Section 6.28 Intercreditor Agreement.

(a) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (a) the Liens granted to the Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the Intercreditor Agreement, (b) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of the Intercreditor Agreement, on the other hand, the terms and provisions of the Intercreditor Agreement, shall control, (c) any Collateral held by (or in the possession or control of) the ABL Agent (or its agents or bailees) shall be held as agent and bailee for security, Lien perfection and control purposes in favor of Agent (for the benefit of the Secured Parties) in accordance with the terms of the Intercreditor Agreement and the Loan Documents, and (d) each Lender (and, by its acceptance of the benefits of any Loan Document, each other Secured Party) hereunder authorizes and instructs Agent to execute the Intercreditor Agreement on behalf of such Lender, and such Lender agrees to be bound by the terms thereof.

(b) Each Lender (and, by its acceptance of the benefits of any Loan Document, each other Secured Party) hereunder authorizes and instructs the Agent, as Agent and on behalf of such Lender or other Secured Party, to enter into one or more intercreditor agreements (including any Intercreditor Agreement) from time to time pursuant to, or as contemplated by, the terms of this Agreement and agrees that it will be bound by the terms and provisions thereof and will take no actions contrary to the terms and provisions thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the first day written above.

BORROWER:

ENDOLOGIX, INC., a Delaware corporation

By:	/s/ Vaseem Mahboob
Name:	Vaseem Mahboob
Title:	Chief Financial Officer

OTHER LOAN PARTIES:

CVD/RMS ACQUISITION CORP., a Delaware corporation

By:	/s/ Vaseem Mahboob
Name:	Vaseem Mahboob
Title:	Chief Financial Officer

NELLIX, INC., a Delaware corporation

By:	/s/ Vaseem Mahboob
Name:	Vaseem Mahboob
Title:	Chief Financial Officer

TRIVASCULAR TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Vaseem Mahboob
Name:	Vaseem Mahboob
Title:	Chief Financial Officer

TRIVASCULAR, INC., a California corporation

By:	/s/ Vaseem Mahboob
Name:	Vaseem Mahboob
Title:	Chief Financial Officer

[Signature Page to Facility Agreement]

TRIVASCULAR CANADA, LLC, a Delaware limited liability company

By:	/s/ Vaseem Mahboob
Name:	Vaseem Mahboob
Title:	Chief Financial Officer

[Signature Page to Facility Agreement]

LENDERS:

DEERFIELD PRIVATE DESIGN FUND III, L.P.

By: Deerfield Mgmt III, L.P., General Partner

By: J.E. Flynn Capital III, LLC, General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD INTERNATIONAL MASTER FUND, L.P.

By: Deerfield Mgmt, L.P., General Partner

By: J.E. Flynn Capital, LLC, General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD PARTNERS, L.P.

By: Deerfield Mgmt, L.P., General Partner

By: J.E. Flynn Capital, LLC, General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD PRIVATE DESIGN FUND IV, L.P.

By: Deerfield Mgmt IV, L.P., General Partner

By: J.E. Flynn Capital IV, LLC, General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

[Signature Page to Facility Agreement]

AGENT:

DEERFIELD PRIVATE DESIGN FUND IV, L.P.

By: Deerfield Mgmt IV, L.P., General Partner

By: J.E. Flynn Capital IV, LLC, General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

[Signature Page to Facility Agreement]

ANNEX A

DISBURSEMENT AMOUNT AND WARRANTS

Lender	Disbursement Amount	% of Total Disbursement Amount	% of Total Warrants
Deerfield Private Design Fund III, L.P.	$40,000,000	33.33%	33.33%
Deerfield Private Design Fund IV, L.P.	$40,000,000	33.33%	33.33%
Deerfield Partners, L.P.	$17,680,000	14.73%	14.73%
Deerfield International Master Fund, L.P.	$22,320,000	18.60%	18.60%

Total	$120,000,000.00	100%	100%

EXHIBIT A

FORM OF LOAN NOTE

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN, FINANCING OR INDEBTEDNESS ARRANGEMENT SECURED BY THE SECURITIES.

THE FOLLOWING INFORMATION IS PROVIDED PURSUANT TO TREAS. REG. SECTION 1.1275-3: THE BORROWER (AS DEFINED BELOW) WILL MAKE AVAILABLE ON REQUEST TO HOLDER(S) OF THIS DEBT INSTRUMENT THE FOLLOWING INFORMATION: ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY.

THIS LOAN NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT IN THE AMOUNT OF $                    .1

LOAN NOTE

Lender:
Principal Amount: $	, 20

FOR VALUE RECEIVED, the undersigned, Endologix, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to the Lender set forth above (the “Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of the Loan (as defined in the Facility Agreement referred to below) of the Lender to the Borrower, payable at such times and in such amounts as are specified in the Facility Agreement.

The Borrower promises to pay interest on the outstanding principal amount of the Loan and any overdue interest from and after the Agreement Date until such outstanding principal amount of the Loan and any overdue interest are paid in full, payable at such times and at such interest rates as are specified in the Facility Agreement. The Borrower promises to pay any Non-Callable Make Whole Amount that is due on the Loan in accordance with the Facility Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

Principal and interest (and any Non-Callable Make Whole Amount) are payable in Dollars to the Lender in the manner set forth in the Facility Agreement.

This Loan Note (this “Loan Note”) is one of the “Loan Notes” and “Notes” referred to in, and is entitled to the benefits of, the Facility Agreement, dated as of April 3, 2017 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Facility Agreement”), by and among

[1]	NTD: number to be calculated and agreed pursuant to Section 2.7 of the Facility Agreement.

EX. A - 1

the Borrower, the other Loan Parties party thereto, the Lenders party thereto and Deerfield Private Design Fund IV, L.P., as agent for the Secured Parties, and the other Loan Documents. Capitalized terms used herein without definition are used as defined in the Facility Agreement.

The Facility Agreement, among other things, (a) provides for the making of a Loan by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrower resulting from such Loan being evidenced by this Loan Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Loan Note upon the happening of certain stated events and also for prepayments pursuant to Section 5.3 of the Facility Agreement on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.

This Loan Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Facility Agreement, including Sections 1.2 (Interpretation) and 6.4 (Governing Law; Venue; Jurisdiction; Service of Process; Waiver of Jury Trial) thereof.

This Loan Note is assignable or transferable only to the extent such assignment or transfer is permitted pursuant to the terms of the Facility Agreement.

Subject to the terms of the Facility Agreement, all payments will be free and clear of, and without deduction or withholding for, any present or future taxes. The Borrower shall pay all and any costs (administrative or otherwise) imposed by the Borrower’s banks, clearing houses, or any other financial institution, in connection with making any payments hereunder.

The Borrower shall pay all costs and expenses (including attorney’s fees) of the Lender incurred in connection with this Note in accordance with Section 6.3 of the Facility Agreement.

Other than those notices required to be provided by the Lender to the Borrower under the terms of the Facility Agreement, the Borrower and every endorser of this Note, or the obligations represented hereby, expressly waives presentment, protest, demand, notice of dishonor or default, and notice of any kind with respect to this Note and the Facility Agreement or the performance of the obligations under this Note and/or the Facility Agreement. No renewal or extension of this Note or the Facility Agreement, no delay in the enforcement of payment of this Note or the Facility Agreement, and no delay or omission in exercising any right or power under this Note or the Facility Agreement shall affect the liability of the Borrower or any endorser of this Note.

No delay or omission by the Lender in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude the full exercise thereof or the exercise of any other power or right. The provisions of this Note may be waived or amended, restated, supplemented or otherwise modified only in a writing signed by the Borrower and the Lender.

This Loan Note shall be governed by, and be construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be performed in such State.

[Signature Page Follows]

EX. A - 2

IN WITNESS WHEREOF, the Borrower has caused this Loan Note to be executed and delivered by its duly authorized officer as of the day and year set forth above.

ENDOLOGIX, INC., a Delaware corporation

By:
Name:
Title:

3

EXHIBIT B

FORM OF PERFECTION CERTIFICATE

                    , 20

Each of the parties signatory hereto hereby represents and warrants to (i) the Agent (as defined in the Facility Agreement defined below) and the Lenders (as defined in the Facility Agreement defined below) with reference to that certain Facility Agreement dated as of the date hereof, by and among the Loan Parties (as defined in the Facility Agreement defined below), the Lenders (as defined in the Facility Agreement defined below) party thereto, and Deerfield Private Design Fund IV, L.P., as the Agent (as amended, restated, supplemented or otherwise modified, the “Facility Agreement”), and (ii) the Agent (as defined in the Credit Agreement defined below) and the Lenders (as defined in the Credit Agreement defined below) with reference to that certain Credit and Security Agreement dated as of the date hereof, by and among the Borrowers (as defined in the Credit Agreement defined below; such Borrowers, collectively with the “Loan Parties” under the Facility Agreement, are referred to as the “Loan Parties” herein except in clause (i) above), the Lenders (as defined in the Credit Agreement defined below) party thereto, and Deerfield ELGX Revolver, LLC, as the Agent (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) (terms that are not defined herein but are defined in such Facility Agreement and/or such Credit Agreement have the same meanings herein as specified therein, as applicable), as follows:

1. NAMES AND OTHER ORGANIZATIONAL RELATED INFORMATION OF LOAN PARTIES AND THEIR SUBSIDIARIES

a. The name of each Loan Party and each of its Subsidiaries, as it appears in such Loan Party’s or Subsidiary’s current Articles of Incorporation, Certificate of Formation or similar organizational document as in effect on this date, is:

Entity Name	Parent/Subsidiary
Sub ☐ Parent ☐ of
Sub ☐ Parent ☐ of
Sub ☐ Parent ☐ of

b. The federal employer identification number of each Loan Party and each of its Subsidiaries is:

Loan Party/Subsidiary	Federal Employer Identification Number

4

c. The Loan Parties and their Subsidiaries, respectively, are formed under the laws of the following jurisdictions:

Loan Party/Subsidiary	State/Country

d. The organizational identification number of each Loan Party issued by its respective jurisdiction of formation is:

Loan Party	Organizational Identification Number

e. Each Loan Party, respectively, transacts business in the following jurisdictions (list jurisdictions other than jurisdictions of formation):

Loan Party	Jurisdiction(s)

f. Each Loan Party, respectively, is duly qualified to transact business as a foreign entity in the following jurisdictions (list jurisdictions other than jurisdictions of formation):

Loan Party	Jurisdiction(s)

g. The following is a list of all other names (including fictitious names, d/b/a’s, trade names or similar names and including former legal names (as defined in Section 9-503(a) of the UCC)) currently used by a Loan Party or any of its Subsidiaries or used by a Loan Party or any of its Subsidiaries within the past five years:

Loan Party/Subsidiary	Name	Period of Use

5

h. The following are the names of all entities which have been merged into any Loan Party or any of its Subsidiaries during the past five years:

Loan Party/Subsidiary	Name of Merged Entity	Year of Merger

i. The following are the names and addresses of all entities from whom any Loan Party or any of its Subsidiaries has acquired any personal property in a transaction not in the ordinary course of business during the past five years, together with the date of such acquisition and the type of personal property acquired (e.g., equipment, inventory, etc.):

Name	Address	Date of Acquisition	Type of Property

2. LOCATIONS OF LOAN PARTIES AND THEIR SUBSIDIARIES

a. The chief executive offices of each Loan Party and each of the Loan Parties’ Subsidiaries, respectively, are presently located at the following addresses:

Complete Street and Mailing Address, including County and Zip Code	Loan Party/Subsidiary

b. The books and records of each Loan Party and those of their Subsidiaries, respectively, are located at the following additional addresses (complete this clause b only if different from clause a above):

Complete Street and Mailing Address, including Zip Code	Loan Party/Subsidiary

c. The following are all the locations where a Loan Party or any of the Loan Parties’ Subsidiaries, respectively, owns or leases, or occupies any real property:

Complete Mailing Address, including Zip Code	Leased/ Owned/ Occupied	Loan Party/Subsidiary

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d. The following are all of the locations where a Loan Party or any of the Loan Parties’ Subsidiaries, respectively, maintains any inventory, equipment or other property:

Complete Address	Loan Party/Subsidiary

e. The following are the names and addresses of all warehousemen, bailees, or other third-parties who have possession of any of the Loan Parties’ inventory or equipment or the inventory or equipment of any of the Loan Parties’ Subsidiaries:

Name	Complete Street and Mailing Address, including Zip Code	Loan Party/Subsidiary

f. The following is a complete list of all other offices or other facilities (other than those described above) where a Loan Party or any of the Loan Parties’ Subsidiaries has done business in the past 5 years.

Complete Address	Loan Party/Subsidiary

3. INTELLECTUAL PROPERTY

a. Set forth below is a list of all patents, copyrights, trademarks, trade names and service marks registered or for which applications are pending in the name of a Loan Party or any of the Loan Parties’ Subsidiaries. Please include the name of such intellectual property, the grant date or application date, as applicable, the registration or application number, as applicable, and the country of such registration or application.

Loan Party/ Subsidiary	Name of Intellectual Property	Registered/ Application Pending	Grant/ Application Date	Registration/ Application Number	Country of Registration/ Application

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b. Set forth below is a list of all licenses, franchise or other agreements relating to trademarks, patents, copyrights and other know-how to which a Loan Party or any of the Loan Parties’ Subsidiaries is a party and that require annual payments in excess of $25,000 individually.

4. INVESTMENT PROPERTY; INSTRUMENTS; ACCOUNTS

a. The following is a complete list of all stocks, bonds, debentures, notes, commodity contracts and other securities (as defined in Article 8 of the Uniform Commercial Code), owned by a Loan Party or any of the Loan Parties’ Subsidiaries:

Name of Issuer	Description and Value of Security	Loan Party/Subsidiary

b. The following are all banks and other financial institutions, securities intermediary or commodity intermediary at which any Loan Party or any of the Loan Parties’ Subsidiaries maintains deposit, securities, commodities or similar accounts, which correctly identifies the name, address and any other relevant contact information with respect to each depository or intermediary, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor:

Bank Name	Address and Other Contact Information	Name in Which Account is Held	Purpose of Account	Complete Account Number

c. The following are all securities or commodity intermediaries at which a Loan Party or any of the Loan Parties’ Subsidiaries maintains securities accounts or commodities accounts:

Securities or Commodities Intermediary Name	Address and Other Contact Information	Name in Which Account is Held	Purpose of Account	Complete Account Number

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d. Does any Loan Party or any of the Loan Parties’ Subsidiaries or is it contemplated that any Loan Party or any of the Loan Parties’ Subsidiaries will regularly receive letters of credit from customers or other third parties to secure payments of sums owed to such company?

e. The following is a list of letters of credit naming a Loan Party or any of the Loan Parties’ Subsidiaries as “beneficiary” thereunder:

LC Number	Name of LC Issuer	LC Applicant	Loan Party/Subsidiary

f. The approximate aggregate total amount of funds, amounts, and other assets of any kind in the                      Account is $                    .

5. INDEBTEDNESS

Set forth below is a list and attached hereto are copies of, all agreements, promissory notes, indentures and other documents relating to any indebtedness for borrowed money of a Loan Party or any of the Loan Parties’ Subsidiaries, including without limitation loan agreements, note indentures, letters of credit, reimbursement agreements, mortgages and guaranties of the indebtedness for borrowed money of others.

Debtor	Creditor	Amount of Indebtedness Outstanding	Maturity Date

6. ENCUMBRANCES

Other than the Liens already described in Section 1.j. above, the property of the Loan Parties and/or any of the Loan Parties’ Subsidiaries is subject to the following Liens or encumbrances:

Loan Party/Subsidiary	Name of Holder of Lien	Description of Property Encumbered

7. LITIGATION; COMMERCIAL TORT CLAIMS

a. The following is a complete list of pending and threatened litigation or claims involving amounts claimed against a Loan Party or any of the Loan Parties’ Subsidiaries in an indefinite amount or in excess of $25,000 in each case:

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b. The following are the only claims (including, without limitation, commercial tort claims) which a Loan Party or any of the Loan Parties’ Subsidiaries has against others (other than claims on accounts receivable), which such Loan Party or Subsidiary is asserting or intends to assert, and in which the potential recovery exceeds $25,000:

8. TAXES

The following tax assessments against any of the Loan Parties or any of the Loan Parties’ Subsidiaries are currently outstanding and unpaid:

Assessing Authority	Amount and Description

9. INSURANCE BROKER

The following brokers handle the Loan Parties’ and the Loan Parties’ Subsidiaries’ property and liability insurance:

Broker	Contact	Telephone	Fax	Email

[remainder of page intentionally left blank]

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The Loan Parties agree to advise you of any change or modification to any of the foregoing information or any supplemental information provided on any continuation pages attached hereto, and, until such notice is received by you, you shall be entitled to rely upon such information and presume it is correct. The Loan Parties acknowledge that your acceptance of this Perfection Certificate and any continuation pages does not imply any commitment on your part to enter into a loan transaction with the Loan Parties, and that any such commitment may only be made by an express written loan commitment, signed by one of your authorized officers. The Loan Parties agree that this Perfection Certificate shall constitute a “Loan Document” under the Facility Agreement and a “Financing Document” under the Credit Agreement.

Dated as of the date first written above

LOAN PARTIES:	ENDOLOGIX, INC., a Delaware corporation

By:
Name:
Title:

CVD/RMS ACQUISITION CORP., a Delaware corporation

By:
Name:
Title:

NELLIX, INC., a Delaware corporation

By:
Name:
Title:

TRIVASCULAR TECHNOLOGIES, INC., a Delaware corporation

By:
Name:
Title:

[Signature Page to Perfection Certificate]

LOAN PARTIES CONTINUED:	TRIVASCULAR, INC., a California corporation

By:
Name:
Title:

TRIVASCULAR CANADA, LLC,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT C

FORM OF WARRANT

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING PURSUANT TO SECTION 4(A)(7) OF THE SECURITIES ACT OR RULE 144 UNDER THE SECURITIES ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4[(a)](1) AND A HALF SALE.” NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. HOLDERS MUST RELY ON THEIR OWN ANALYSIS OF THE INVESTMENT AND ASSESSMENT OF THE RISKS INVOLVED.

Warrant to Purchase shares	Warrant Number:

Warrant to Purchase Common Stock

of

Endologix, Inc.

THIS CERTIFIES that                      or any subsequent holder hereof (“Holder”) has the right to purchase from Endologix, Inc., a Delaware corporation (the “Company”),                      (                ) fully paid and nonassessable shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), subject to adjustment as provided herein, at a price equal to the Exercise Price (as defined in Section 3 below), at any time during the Term (as defined in Section 1 below).

Holder agrees with the Company that this Warrant to Purchase Common Stock of the Company (this “Warrant” or this “Agreement”) is issued and all rights hereunder shall be held subject to all of the conditions, limitations and provisions set forth herein.

1. Date of Issuance and Term.

This Warrant shall be deemed to be issued on                      (“Date of Issuance”). The term of this Warrant begins on the Date of Issuance and ends at 5:00 p.m., New York City time, on the date that is seven (7) years after the Date of Issuance (the “Term”). This Warrant was issued pursuant to that certain Facility Agreement (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Facility Agreement”) by and among the Company and Deerfield Private Design Fund III, L.P., Deerfield Private Design Fund IV, L.P., Deerfield Partners, L.P. and Deerfield International Master Fund, L.P., dated as of April 3, 2017, and in conjunction with that certain Registration Rights Agreement (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Registration Rights Agreement”) by and among the Company and Deerfield Private Design Fund III, L.P., Deerfield Private Design Fund IV, L.P., Deerfield Partners, L.P. and Deerfield International Master Fund, L.P., dated as of April 3, 2017.

Notwithstanding anything herein to the contrary, the Company shall not issue to Holder, and Holder may not acquire, a number of shares of Common Stock upon exercise of this Warrant to the extent that, upon such exercise, the number of shares of Common Stock then beneficially owned by Holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with Holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including shares held by any “group” of which Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein), would exceed 4.985% of the total number of shares of Common Stock then issued and outstanding (the “4.985% Cap”); provided, however, that the 4.985% Cap shall only apply to the extent that the Common Stock is deemed to constitute an “equity security” pursuant to Rule 13d-1(i) promulgated under the Exchange Act. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission (the “SEC”), and the percentage held by Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. Upon the written request of Holder, the Company shall, within two (2) Trading Days, confirm orally and in writing to Holder the number of shares of Common Stock then outstanding.

For purposes hereof:

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “Securities Act”). With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder shall, for purposes hereof, be deemed to be an Affiliate of such Holder.

“Asset Sale” means a transaction covered by the provisions of clause (B) of the definition of “Major Transaction” involving the sale or transfer of all or substantially all of the assets of the Company (including, for the avoidance of doubt, all or substantially all of the assets of the Company and its Subsidiaries (as defined in the Facility Agreement), taken as a whole) in connection with which the Company has announced its intention to liquidate and distribute its assets to stockholders.

“Black-Scholes Value” shall mean the Black-Scholes value of this Warrant, or applicable portion thereof, as determined by use of the Black-Scholes Option Pricing Model using the criteria set forth on Schedule 1 hereto.

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“Business Day” means a day other than a Saturday or Sunday or any other day on which commercial banks are authorized or required by law to close in New York City.

“Cashless Default Exercise” shall mean an exercise of this Warrant as a “Cashless Default Exercise” in accordance with Sections 3(c) and 11(b) hereof.

“Cashless Major Exercise” shall mean an exercise of this Warrant or portion thereof as a “Cashless Major Exercise” in accordance with Sections 3(b) and 5(b)(i) hereof.

“Cash Out Major Transaction” means a Major Transaction in which the consideration payable to holders of Common Stock in connection with the Major Transaction consists solely of cash.

“Eligible Market” means the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the NYSE MKT or, in each case, any successor thereto.

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of a Major Transaction.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Standard Settlement Period” means the standard settlement period for equity trades effected on securities exchanges in the United States, expressed in a number of Trading Days, as in effect on the applicable Date of Exercise (as defined in Section 2(b)).

“Successor Entity” means any Person purchasing the Company’s assets or Common Stock, or any successor entity resulting from such Major Transaction, or if the Warrant is to be exercisable for shares of capital stock of a Parent Entity (as defined above), such Person’s Parent Entity.

“Successor Major Transaction” means either a Takeout Major Transaction or an Asset Sale.

“Successor Major Transaction Consideration” means (i) in the case of a Takeout Major Transaction (other than a Cash Out Major Transaction), the amount of cash and other assets and the number of securities or other property of the Successor Entity or other entity that would be issuable in such Major Transaction, in respect of a number of shares equal to the Successor Major Transaction Conversion Share Amount and (ii) in the case of an Asset Sale or a Cash Out Major Transaction, an amount of cash equal to the Black-Scholes Value of the Warrant.

“Successor Major Transaction Conversion Share Amount” means an amount equal to the Black-Scholes Value of the Warrant (or such applicable portion subject to a Successor Major Transaction Conversion), divided by the closing price of the Common Stock on the principal securities exchange or other securities market on which the Common Stock is then traded on the Trading Day immediately preceding the date on which the applicable Major Transaction is consummated.

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“Takeout Major Transaction” means a transaction covered by the provisions of clause (A) of the definition of “Major Transaction” in which the shares of Common Stock of the Company are converted into the right to receive cash, securities of another entity and/or other assets.

“Trading Day” shall mean any day on which the Common Stock is traded for any period on the NASDAQ Global Select Market (“NasdaqGS”) or, if the NasdaqGS is not the principal trading market for the Common Stock, on the principal securities exchange or other securities market on which the Common Stock is then being traded; provided, however, that during any period in which the Common Stock is not listed or quoted on the NasdaqGS or any other securities exchange or market, the term “Trading Day” shall mean a Business Day.

2. Exercise.

(a) Manner of Exercise. During the Term (or, in respect of a Cashless Major Exercise, the Cashless Major Exercise Period (as defined below)), this Warrant may be Exercised as to all or any lesser number of whole shares of Common Stock covered hereby (the “Warrant Shares” or the “Shares”) by sending to the Company the Exercise Form attached hereto as Exhibit A-1 (the “Exercise Form”) duly completed and executed, and, if applicable, the full Exercise Price (as defined below, which may be satisfied by a Cash Exercise, a Cashless Exercise or a Note Exchange Exercise, as each is defined below) for each share of Common Stock as to which this Warrant is Exercised, at the office of the Company, 2 Musick, Irvine, CA 92618, Attention: Chief Financial Officer; Phone: (949) 595-7200, Email: vmahboob@endologix.com, or at such other office or agency as the Company may designate in writing, by overnight mail or electronic mail (any such exercise of the Warrant being hereinafter called an “Exercise” of this Warrant).

(b) Date of Exercise. The “Date of Exercise” of the Warrant shall, in each case, be the date that the Exercise Form attached hereto as Exhibit A-1, completed and executed, is sent by electronic mail to the Company, provided that the Exercise Price is satisfied as soon as practicable thereafter but in no event later than two (2) Business Days following the date of such electronic mail. Alternatively, the Date of Exercise shall be defined as the date the original Exercise Form is received by the Company, if Holder has not previously sent the Exercise Form by electronic mail. Upon delivery of the Exercise Form to the Company by electronic mail or otherwise, Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been Exercised, irrespective of the date such Warrant Shares are credited to Holder’s or its designee’s Depository Trust Company (“DTC”) account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be; provided, however, that in the event an Exercise Form in respect of a Cashless Major Exercise is delivered prior to the occurrence of the applicable Major Transaction, Holder shall be deemed to have become the holder of record of the shares issuable upon such exercise immediately prior to the consummation of such Major Transaction and the Date of Exercise shall in such event be deemed to have occurred on the date of the occurrence of the Major Transaction. Holder shall not be required to physically surrender this Warrant to the Company until Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days following the date the final Exercise Form is delivered to the Company. Execution and delivery of an Exercise Form with respect to a partial Exercise shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

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(c) Delivery of Common Stock Upon Exercise. Within the earlier of (x) three (3) Trading Days and (y) the number of Trading Days comprising the Standard Settlement Period after any Date of Exercise (but, in the case of a Cash Exercise, within two (2) Business Days following the Company’s receipt of the full Exercise Price, if later) or in the case of a Cashless Default Exercise (as defined in Section 5(b) below), within the period provided in Section 3(c), as applicable (the “Delivery Period”), the Company shall issue and deliver (or cause its transfer agent (the “Transfer Agent”) to issue and deliver) in accordance with the terms hereof to or upon the order of Holder that number of shares of Common Stock (“Exercise Shares”) for the portion of this Warrant exercised as shall be determined in accordance herewith. Upon the Exercise of this Warrant or any part hereof, the Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering an opinion of counsel, to assure that the Transfer Agent shall issue stock certificates in the name of Holder (or its nominee) or such other persons as designated by Holder and in such denominations as Holder shall specify at Exercise, representing the number of shares of Common Stock issuable upon such Exercise. The Company warrants that no instructions other than these instructions have been or will be given to the Transfer Agent and that, unless waived by Holder, this Warrant and the Exercise Shares will be free-trading, and freely transferable, and will not contain or be subject to a legend (or be subject to any stop transfer instruction) restricting the resale or transferability of the Exercise Shares if the Unrestricted Conditions (as defined below) are met.

The Company shall be responsible for paying all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment or issuance made under, from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Warrant.

(d) Delivery Failure. In addition to any other remedies which may be available to Holder, in the event that the Company fails for any reason to effect delivery of the Exercise Shares by the end of the Delivery Period (a “Delivery Failure”), Holder will be entitled to revoke all or part of the relevant Exercise by delivery of a notice to such effect to the Company whereupon the Company and Holder shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation, except that the Failure Payments under Section 10(b) shall be payable through the date such notice of revocation is given to the Company.

(e) Legends.

(i) Restrictive Legend. Holder understands that until such time as this Warrant, the Exercise Shares and the Failure Payment Shares (as defined below) have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 or an exemption from registration under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, this Warrant, the Exercise Shares and the Failure Payment Shares, as applicable, may bear a restrictive legend in substantially the following form (and a stop-transfer order consistent therewith may be placed against transfer of the certificates for such securities):

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“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING PURSUANT TO SECTION 4(A)(7) OF THE SECURITIES ACT OR RULE 144 UNDER SAID ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4[(a)](1) AND A HALF” SALE.” NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

“THE SALE, TRANSFER OR ASSIGNMENT OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN REGISTRATION RIGHTS AGREEMENT DATED AS OF APRIL 3, 2017, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING SECURITIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.”

(ii) Removal of Restrictive Legends. This Warrant and the certificates (or electronic book entries, if applicable) evidencing the Exercise Shares and the Failure Payment Shares, as applicable, shall not contain or be subject to any legend restricting the transfer thereof (including the legend set forth above in subsection 2(e)(i)) or be subject to any stop-transfer instructions: (A) while a registration statement (including a Registration Statement, as defined in the Registration Rights Agreement) covering the sale or resale of such security is effective under the Securities Act, or (B) following any sale of such Warrant, Exercise Shares and/or Failure Payment Shares pursuant to Rule 144, or (C) if such Warrant, Exercise Shares and/or Failure Payment Shares are eligible for sale under Rule 144(b)(1), or (D) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) (collectively, the “Unrestricted Conditions”). The Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the Effective Date, or at such other time as any of the Unrestricted Conditions have been met, if required by the Transfer Agent to effect the issuance of this Warrant, the Exercise Shares or the Failure Payment Shares, as applicable, without a restrictive legend or removal of the legend hereunder. If any of the Unrestricted Conditions are met at the time of issuance of this Warrant, the Exercise Shares or the Failure Payment Shares, then such Warrant, Exercise Shares or Failure Payment Shares, as applicable, shall be issued free of all legends and stop-transfer instructions. The Company agrees that following the Effective Date, or at such time as the Unrestricted Conditions are met or such legend is otherwise no longer required under this Section 2(e), it will, no later than the earlier of (x) three (3) Trading Days and

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(y) the number of Trading Days comprising the Standard Settlement Period following the delivery (the “Unlegended Shares Delivery Deadline”) by Holder to the Company or the Transfer Agent of this Warrant and a certificate representing Exercise Shares and/or Failure Payment Shares, as applicable, issued with a restrictive legend (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to Holder this Warrant and/or a certificate (or electronic transfer) representing such shares that is free from all restrictive and other legends (and stop transfer instructions). For purposes hereof, “Effective Date” shall mean the date that the first Registration Statement that the Company is required to file pursuant to the Registration Rights Agreement has been declared effective by the SEC.

(iii) Sale of Unlegended Shares. Holder agrees that the removal of the restrictive legend from this Warrant and any certificates representing securities as set forth in Section 2(e) above is predicated upon the Company’s reliance that Holder will sell this Warrant or any Exercise Shares and/or any Failure Payment Shares, as applicable, pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if such securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein.

(f) Cancellation of Warrant. This Warrant shall be canceled upon the full Exercise of this Warrant, and, as soon as practical after the Date of Exercise, Holder shall be entitled to receive Common Stock for the number of shares purchased upon such Exercise of this Warrant, and if this Warrant is not Exercised in full, Holder shall be entitled to receive a new Warrant (containing terms identical to this Warrant) representing any unexercised portion of this Warrant in addition to such Common Stock; provided, however, as set forth in Section 2(b), Holder shall not be required to physically surrender this warrant if the Warrant is not Exercised in full.

(g) Holder of Record. Each person in whose name any Warrant for shares of Common Stock is issued shall, for all purposes, be deemed to be Holder of record of such shares on the Date of Exercise, irrespective of the date of delivery of the Common Stock purchased upon the Exercise of this Warrant. Prior to the exercise of this Warrant, nothing in this Warrant shall be construed as conferring upon Holder any rights as a stockholder of the Company.

(h) Delivery of Electronic Shares. In lieu of delivering physical certificates representing the Common Stock issuable upon Exercise or legend removal, or representing Failure Payment Shares, upon written request of Holder, the Company shall use its best efforts to cause the Transfer Agent to electronically transmit the Common Stock issuable upon Exercise to Holder by crediting the account of Holder’s prime broker with DTC through its Deposit/Withdrawal at Custodian (DWAC) system. The time periods for delivery and penalties described herein shall apply to the electronic transmittals described herein. Any delivery not effected by electronic transmission shall be effected by delivery of physical certificates.

(i) Buy-In. In addition to any other rights or remedies available to Holder hereunder or otherwise at law or in equity, if the Company fails to cause its Transfer Agent to deliver to Holder a certificate or certificates, or electronic shares through DWAC, representing the Exercise Shares pursuant to an Exercise on or before the last day of the Delivery Period (other than a failure caused by any incorrect or incomplete information provided by Holder to the Company hereunder), and if after such date Holder is required by its broker to purchase (in an open market transaction or

8

otherwise) or Holder or Holder’s brokerage firm otherwise purchases shares of Common Stock to deliver in satisfaction of a sale by Holder of the Exercise Shares which Holder was entitled to receive upon such Exercise (a “Buy-In”), then the Company shall (1) pay in cash to Holder the amount by which (x) Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Exercise Shares that the Company was required to deliver to Holder in connection with the Exercise at issue by (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of Holder, either reinstate the portion of the Warrant and equivalent number of Exercise Shares for which such Exercise was not honored (and refund the Exercise Price therefor, to the extent paid by Holder, and/or reinstate the principal amount of any indebtedness used to satisfy the applicable Exercise Price) or deliver to Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its Exercise and delivery obligations hereunder. For example, if Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted Exercise to cover the sale of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay Holder $1,000. Holder shall provide the Company written notice indicating the amounts payable to Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon Exercise of the Warrant as required pursuant to the terms hereof.

(j) HSR Submissions. If Holder determines that, in connection with the exercise of this Warrant, it and the Company are required to file Premerger Notification Reports with the Federal Trade Commission (the “FTC”) and the United States Department of Justice (“DOJ”) and observe the Waiting Period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the related rules and regulations promulgated thereunder (collectively, the “HSR Act”), the Company agrees to (i) cooperate with Holder in Holder’s preparing and making such submission and any responses to inquiries of the FTC and DOJ; (ii) prepare and make any submission required to be filed by the Company under the HSR Act and respond to inquiries of the FTC and DOJ in connection therewith; and (iii) reimburse Holder for the cost of the required filing fee for Holder’s submission under the HSR Act. For the avoidance of doubt, Holder shall bear all of its other costs and expenses in connection with such submission, including any attorneys’ fees associated therewith.

3. Payment of Warrant Exercise Price for Cash Exercise or Cashless Exercise; Cashless Major Exercise and Cashless Default Exercise.

(a) Exercise Price. The exercise price shall initially equal $                     per share, subject to adjustment pursuant to the terms hereof (as so adjusted, the “Exercise Price”), including but not limited to Section 5 below.

Payment of the Exercise Price may be made by either of the following, or a combination thereof, at the election of Holder:

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(i) Cash Exercise: Holder may exercise this Warrant in cash, bank or cashier’s check or wire transfer (a “Cash Exercise”);

(ii) Cashless Exercise: In lieu of paying all or any portion of the Exercise Price in cash, Holder, at its option, may exercise this Warrant (in whole or in part) on a cashless basis by making appropriate notation on the applicable Exercise Form, in which event the Company shall issue Holder a number of shares of Common Stock computed using the following formula (a “Cashless Exercise”):

X = Y (A-B)/A

where: X = the number of shares of Common Stock to be issued to Holder.

Y = the number of shares of Common Stock for which this Warrant is being Exercised.

A = the Market Price of one (1) share of Common Stock (for purposes of this Section 3(a)(ii), where “Market Price,” as of any date, means the Volume Weighted Average Price (as defined herein) of the Company’s Common Stock over the ten (10) consecutive Trading Day period immediately preceding the Date of Exercise or other date in question, as applicable.

B = the Exercise Price.

As used herein, the “Volume Weighted Average Price” for any security as of any date means the volume weighted average sale price on the NasdaqGS as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by holders of a majority in interest of the Warrants and the Company (“Bloomberg”) or, if the NasdaqGS is not the principal trading market for such security, the volume weighted average sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or, if no volume weighted average sale price is reported for such security, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed or quoted on the OTC Bulletin Board, the OTCQX Market, the OTCQB Market or on the “pink” market of OTC Markets Group Inc. If the Volume Weighted Average Price cannot be calculated for such security on such date in the manner provided above, the volume weighted average price shall be the fair market value as mutually determined by the Company and Holders of a majority in interest of the Warrants being Exercised for which the calculation of the volume weighted average price is required in order to determine the Exercise Price of such Warrants.

(iii) Note Exchange Exercise: In lieu of paying all or any portion of the Exercise Price in cash, Holder, at its option, may exercise this Warrant (in whole or in part) through a reduction of an amount of principal outstanding under any Notes in accordance with Section 2.3(b) of the Facility Agreement, then held by Holder (a “Note Exchange Exercise”)

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For purposes of Rule 144 and subsection (d)(3)(ii) thereof, it is intended, understood and acknowledged that the Common Stock issuable upon Exercise of this Warrant in a Cashless Exercise transaction or a Note Exchange Exercise transaction shall be deemed to have been acquired at the time this Warrant was issued (in the case of a Cashless Exercise) or at the time the applicable Note was issued (in the case of a Note Exchange Exercise). Moreover, it is intended, understood and acknowledged that the holding period for the Common Stock issuable upon Exercise of this Warrant in a Cashless Exercise transaction or a Note Exchange Exercise transaction shall be deemed to have commenced on the date this Warrant was issued (in the case of a Cashless Exercise) or on the date the applicable Note was issued (in the case of a Note Exchange Exercise). As provided in Section 2(b), Holder shall only be required to physically surrender this Warrant in the event that Holder is exercising this Warrant in full.

(b) Cashless Major Exercise. To the extent Holder shall exercise this Warrant as a Cashless Major Exercise pursuant to Section 5(b)(i) and 5(b)(iii) below, Holder shall send to the Company (in any manner permitted under Section 2(a)) the Exercise Form indicating that Holder is exercising this Warrant (or any portion thereof) pursuant to a Cashless Major Exercise, in which event the Company shall issue a number of shares of Common Stock equal to the Black-Scholes Value of the Warrant (or such applicable portion being exercised) divided by the closing price of the Common Stock on the principal securities exchange or other securities market on which the Common Stock is then traded on the Trading Day immediately preceding the date on which the applicable Major Transaction is consummated, or, if in respect of a Cashless Major Exercise made after the date of consummation of the applicable Major Transaction, on the Trading Day immediately preceding the date on which the exercise form in respect of such Cashless Major Exercise is delivered. As provided in Section 2(b), Holder shall only be required to physically surrender this Warrant in the event that Holder is exercising this Warrant in full. Holder shall be permitted to make successive Cashless Major Exercises and send successive Exercise Forms in respect of a Cashless Major Exercise from time to time at any time during the Cashless Major Exercise Period.

(c) Cashless Default Exercise. To the extent Holder exercises this Warrant as a Cashless Default Exercise pursuant to Section 11(b)(i) below, Holder shall send to the Company (in any manner permitted under Section 2(a)) the Exercise Form indicating that Holder is exercising this Warrant pursuant to a Cashless Default Exercise, in which event the Company shall issue to Holder, within five (5) Trading Days of the applicable Default Notice, a number of shares of Common Stock (which shares shall be valued at the closing price of the Common Stock on the principal securities exchange or other securities market on which the Common Stock is then traded on the Trading Day immediately preceding the date on which the Exercise Form in respect of such Cashless Default Exercise is delivered) equal to the Black-Scholes Value of the remaining unexercised portion of this Warrant (or such portion thereof subject to such exercise) as of the date of such Default Notice (or in the case of an Event of Default referred to in Section 11(a)(vi), on the Trading Day immediately preceding the date the dividend or distribution is declared or, if not first declared, is paid). As provided in Section 2(b), the Holder shall be permitted to make successive Cashless Default Exercises and send successive Exercise Forms in respect of a Cashless Default Exercise, from time to time at any time from and after the date of the applicable Default Notice through the Term of this Warrant.

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(d) Dispute Resolution. In the case of a dispute as to the determination of the closing price or the Volume Weighted Average Price of the Company’s Common Stock or the arithmetic calculation of the Exercise Price, Market Price or the Successor Major Transaction Consideration, or the number of shares issuable upon a Cashless Major Exercise, the Company shall submit the disputed determinations or arithmetic calculations via electronic mail within two (2) Business Days of receipt, or deemed receipt, of the Exercise Form or Major Transaction Early Termination Notice, or other event giving rise to such dispute, as the case may be, to Holder. If Holder and the Company are unable to agree upon such determination or calculation within two (2) Business Days of such disputed determination or arithmetic calculation being submitted to Holder, then the Company shall, within two (2) Business Days submit via electronic mail (i) the disputed determination of the closing price or the Volume Weighted Average Price of the Company’s Common Stock to an independent, reputable investment bank selected by the Company and approved by Holder, which approval shall not be unreasonably withheld, or (ii) the disputed arithmetic calculation of the Exercise Price, Market Price, any Successor Major Transaction Consideration or number of shares issuable upon a Cashless Major Exercise to the Company’s independent, outside registered public accountants. The Company shall use its reasonable best efforts to cause the investment bank or the accountants, as the case may be, to perform the determinations or calculations and notify the Company and Holder of the results no later than five (5) Trading Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountants’ determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error, and the Company and Holder shall each pay one half of the fees and costs of such investment banker or accountant. Notwithstanding the existence of a dispute contemplated by this paragraph, if requested by Holder, the Company shall issue to Holder the Exercise Shares not in dispute in accordance with the terms hereof.

4. Transfer and Registration.

(a) Transfer Rights. Subject to the provisions of Section 8 of this Warrant, this Warrant may be transferred on the books of the Company, in whole or in part, in person or by attorney, upon surrender of this Warrant properly completed and endorsed. This Warrant shall be canceled upon such surrender and, as soon as practicable thereafter, the person to whom such transfer is made shall be entitled to receive a new Warrant or Warrants as to the portion of this Warrant transferred, and Holder shall be entitled to receive a new Warrant as to the portion hereof retained.

(b) Registrable Securities. The Common Stock issuable upon the Exercise of this Warrant entitles Holder (and applicable assignees or transferees of such Common Stock) to registration and other rights pursuant to the Registration Rights Agreement.

5. Adjustments Upon Certain Events.

(a) Recapitalization or Reclassification. If the Company shall at any time effect a stock split, payment of stock dividend, recapitalization, reclassification or other similar transaction of such character that the shares of Common Stock shall be changed into or become exchangeable for a larger or smaller number of shares, then upon the effective date thereof, the number of shares of Common Stock which Holder shall be entitled to purchase upon Exercise of this Warrant, shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of Common Stock by reason of such stock split, payment of stock dividend,

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recapitalization, reclassification or similar transaction, and the Exercise Price shall be, in the case of an increase in the number of shares, proportionally decreased and, in the case of decrease in the number of shares, proportionally increased. The Company shall give Holder the same notice it provides to holders of Common Stock of any transaction described in this Section 5(a).

(b) Rights Upon Major Transaction.

(i) Major Transaction. In the event that a Major Transaction occurs, then (1) in the case of a Successor Major Transaction, Holder, at its option, may elect to cause the conversion of this Warrant (a “Successor Major Transaction Conversion”), in whole or in part, into the right to receive the Successor Major Transaction Consideration, upon consummation of the Major Transaction, and (2) in the case of all other Major Transactions, Holder shall have the right to exercise this Warrant (or any portion thereof), at any time and from time to time following the occurrence of such event, as a Cashless Major Exercise. In the event Holder shall not have exercised any of its rights under clauses (1) or (2) above within the applicable time periods set forth herein, then the Major Transaction shall be treated as an Assumption (as defined below) in accordance with Section 5(b)(ii) below unless Holder waives its rights under this Section 5(b) with respect to such Major Transaction. Each of the following events shall constitute a “Major Transaction”:

(A) a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, (1) following which the holders of Common Stock immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, combination or event either (a) no longer hold a majority of the shares of Common Stock or (b) no longer have the ability to elect a majority of the board of directors of the Company or (2) as a result of which shares of Common Stock shall be changed into (or the shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity (collectively, a “Change of Control Transaction”);

(B) the sale or transfer, in one transaction or a series of related transactions, of (I) all or substantially all of the assets of the Company (including, for the avoidance of doubt, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole) to any Person other than a wholly-owned subsidiary of the Company or (II) assets of the Company (including, for the avoidance of doubt, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole) for a purchase price equal to more than 50% of the Equity Value (as defined below) of the Company. For purposes of this clause (B), “Equity Value” shall mean (I) the product of (x) the number of issued and outstanding shares of Common Stock on the date the Company delivers the Major Transaction Notice (defined below) multiplied by (y) the per share closing price of the Common Stock on such date on the NasdaqGS as reported by, or based upon data reported by, Bloomberg or, if the NasdaqGS is not the principal trading market for such security, the closing sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg;

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(C) a purchase, tender or exchange offer made to the holders of outstanding shares of Common Stock, such that following such purchase, tender or exchange offer a Change of Control Transaction shall have occurred;

(D) the liquidation, bankruptcy, insolvency, dissolution or winding-up (or the occurrence of any analogous proceeding) affecting the Company;

(E) the shares of Common Stock cease to be listed, traded or publicly quoted on the NasdaqGS and are not promptly re-listed or requoted on the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Market or the NASDAQ Capital Market; or

(F) the Common Stock ceases to be registered under Section 12 of the Exchange Act.

(ii) Assumption. Any assumption of Company obligations under this paragraph shall be referred to herein as an “Assumption.” Unless otherwise provided in writing by Holder, the Company shall not consummate a Major Transaction in which the Company is not the surviving entity or as a result of which the Company has a new Parent Entity, unless (A) each Person acquiring the Company’s assets or Common Stock (or Parent Entity thereof, as applicable), or any other successor entity resulting from such Major Transaction (in each case, a “Successor Entity”), assumes in writing all of the obligations of the Company under this Warrant, the Facility Agreement (but, other than with respect to the Company’s obligations pursuant to Section 5.1(e) and 5.1(p) of the Facility Agreement and the other provisions of the Facility Agreement that expressly survive the repayment of the Loans (which shall be assumed in any Assumption), only if there are outstanding Loans under the Facility Agreement immediately following the consummation of the Major Transaction) and the Registration Rights Agreement in accordance with the provisions of this Section 5(b)(ii) pursuant to written agreements in form and substance reasonably satisfactory to Holder and approved by Holder prior to the consummation of such Major Transaction (such approval not to be unreasonably withheld or delayed), including agreements to deliver to Holder in exchange for its Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Warrants, that, among other things, (1) is exercisable for the appropriate number of shares of the Successor Entity’s capital stock (without regard to the 4.985% Cap or any other restriction or limitation on exercise, provided that such instrument shall contain a limitation on exercise comparable to that contained in the second paragraph of Section 1 of this Warrant), (2) has an exercise price similar to the then-effective Exercise Price (taking into account any conversion or exchange ratio applicable to the Common Stock in the Major Transaction) and exercise price adjustment provisions similar to those in the Warrants; or (3) entitles Holder to such additional securities or other consideration as Holder would be entitled pursuant to Section 5(b)(i) in connection with the Major Transaction; and (4) provides for registration rights similar to those provided by the Registration Rights Agreement, in each case reasonably satisfactory to Holder, and (B) the Successor Entity (including

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its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. For the avoidance of doubt, Holders’ reasonable satisfaction referred to in the immediately preceding sentence shall be construed only to apply to confirmation that the warrant or other comparable security and registration rights agreement delivered to Holder upon an assumption hereunder shall conform to the requirements of this Section 5(b)(ii), and this Section 5(b)(ii) shall not be construed as granting consent or approval rights to Holder with respect to the terms of such Major Transaction or to permit Holder to demand any additional consideration in respect of this Warrant other than as provided herein. Upon the occurrence of any Major Transaction, any Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Major Transaction, the provisions of this Warrant and the Registration Rights Agreement referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Major Transaction, the Successor Entity shall deliver to Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the Major Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the exercise of the Warrants prior to such Major Transaction, such shares of publicly traded common stock (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Warrant. The provisions of this Section shall apply similarly and equally to successive Major Transactions and shall be applied without regard to any limitations on the exercise of this Warrant other than any applicable beneficial ownership limitations.

(iii) Major Transaction Notice; Major Transaction Early Termination Right; Notice of Cashless Major Exercise. At least thirty (30) days prior to the consummation of any Major Transaction, but, in any event, within five (5) Trading Days following the first to occur of (x) the date of the public announcement of such Major Transaction if such announcement is made before 4:00 p.m., New York City time, or (y) the day following the public announcement of such Major Transaction if such announcement is made on and after 4:00 p.m., New York City time, the Company shall deliver written notice thereof via electronic mail and overnight courier to Holder (a “Major Transaction Notice”). At any time during the period beginning after Holder’s receipt of a Major Transaction Notice in respect of a Successor Major Transaction and ending five (5) Trading Days prior to the consummation of such Major Transaction (the “Early Termination Period”), Holder may elect a Successor Major Transaction Conversion by delivering written notice thereof (“Major Transaction Early Termination Notice”) to the Company, which Major Transaction Early Termination Notice shall indicate the portion of the Warrant (with reference to the number of shares of Common Stock issuable upon a Cash Exercise of such portion, without regard to the 4.985% Cap) that Holder is electing to be treated as a Successor Major Transaction Conversion. The portion of this Warrant subject to early termination pursuant to this Section 5(b)(iii), shall be converted into the right to receive the Successor Major Transaction Consideration

To the extent Holder shall elect to effect a Cashless Major Exercise in respect of a Major Transaction, Holder shall deliver its Exercise Form in accordance with Section 3(b), at any time and from time to time following receipt by Holder of the Major Transaction Notice until the later of (x) the Term of this Warrant and (y) the one-year anniversary of the applicable Major Transaction (the “Cashless Major Exercise Period”). For the avoidance of doubt, Holder shall be permitted to make successive Cashless Major Exercises and send successive Exercise Forms in respect of a Cashless Major Exercise from time to time at any time during the Cashless Major Exercise Period.

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(iv) Escrow; Payment of Successor Major Transaction Consideration. Following the receipt of a Major Transaction Early Termination Notice in respect of a Successor Major Transaction from Holder, the Company shall not effect a Successor Major Transaction with respect to which Holder has elected a Successor Major Transaction Conversion unless either (A) it obtains, as a condition precedent to such Major Transaction, the written agreement of the Successor Entity that payment of the Successor Major Transaction Consideration shall be made to Holder concurrently with consummation of such Successor Major Transaction, or (B) it shall place the Successor Major Transaction Consideration into an escrow account with an independent escrow agent, and shall instruct the escrow agent to deliver the Successor Major Transaction Consideration to Holder, concurrently with the consummation of the Major Transaction. Notwithstanding clauses (A) and (B) above, Holder shall be treated on a pari passu basis with, and shall not have priority to payments to, the holders of Common Stock in connection with a Major Transaction. For purposes of determining the amount required to be placed in escrow pursuant to the provisions of this subsection (iv) and without affecting the amount of the actual Successor Major Transaction Consideration, the calculation of the price referred to in clause (1) of the first column of Schedule 1 hereto with respect to Stock Price shall be determined based on the Closing Market Price (as defined on Schedule I) of the Common Stock on the Trading Day immediately preceding the date that the Successor Major Transaction Consideration is deposited with the escrow agent.

(v) Injunction. Following the receipt of a Major Transaction Early Termination Notice from Holder, in the event that the Company attempts to consummate a Successor Major Transaction without either (1) placing the Successor Major Transaction Consideration in escrow in accordance with subsection (iv) above, or (2) obtaining the written agreement of the Successor Entity as described in subsection (iv) above, Holder shall have the right to apply for an injunction in any state or federal court sitting in the City of New York, Borough of Manhattan to prevent the closing of such Major Transaction until the Successor Major Transaction Consideration is delivered to Holder.

An early termination required by this Section 5(b) shall be made in accordance with the provisions of Section 12. To the extent an early termination required by this Section 5(b) is deemed or determined by a court of competent jurisdiction to be prepayments of the Warrant by the Company, such early termination shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 5, until the Successor Major Transaction Consideration is paid in full, this Warrant may be exercised, in whole or in part, by Holder into shares of Common Stock, or in the event the Exercise Date is after the consummation of the Major Transaction, shares of publicly traded common stock (or their equivalent) of the Successor Entity pursuant to Section 5(b). The parties hereto agree that in the event of the Company’s early termination of any portion of the Warrant under this Section 5(b), Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for Holder. Accordingly, any premium due under this Section 5(b) is intended by the parties to be, and shall be deemed, a commercially reasonable estimate of Holder’s actual loss of its investment opportunity and not as a penalty.

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(c) Exercise Price Adjusted. As used in this Warrant, the term “Exercise Price” shall mean the purchase price per share specified in Section 3(a) of this Warrant, until the occurrence of an event stated in this Section 5 or otherwise set forth in this Warrant, and thereafter shall mean said price as adjusted from time to time in accordance with the provisions of said subsection. No adjustment made pursuant to any provision of this Section 5 shall have the net effect of increasing the aggregate Exercise Price payable hereunder or, except as expressly provided in Section 5(a), otherwise increasing the Exercise Price.

(d) Adjustments: Additional Shares, Securities or Assets. In the event that at any time, as a result of an adjustment made pursuant to this Section 5 or otherwise, Holder shall, upon Exercise of this Warrant, become entitled to receive shares and/or other securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section 5.

(e) Notice of Adjustments. Whenever the Exercise Price and/or number or type of securities issuable upon Exercise is adjusted pursuant to the terms of this Warrant, the Company shall promptly mail to Holder a notice (an “Exercise Price Adjustment Notice”) setting forth the Exercise Price and/or number or type of securities issuable upon Exercise after such adjustment and setting forth a statement of the facts requiring such adjustment. The Company shall, upon the written request at any time of Holder, furnish to Holder a like Warrant setting forth (i) such adjustment or readjustment, (ii) the Exercise Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon Exercise of the Warrant. For purposes of clarification, whether or not the Company provides an Exercise Price Adjustment Notice pursuant to this Section 5(e), upon the occurrence of any event that leads to an adjustment of the Exercise Price, Holder would be entitled to receive a number of Exercise Shares based upon the new Exercise Price, as adjusted, for exercises occurring on or after the date of such adjustment, regardless of whether Holder accurately refers to the adjusted Exercise Price in the Exercise Form.

6. Fractional Interests.

No fractional shares or scrip representing fractional shares shall be issuable upon the Exercise of this Warrant, but on Exercise of this Warrant, Holder may purchase only a whole number of shares of Common Stock. If, on Exercise of this Warrant, Holder would be entitled to a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon Exercise shall be the next higher whole number of shares.

7. Reservation of Shares.

From and after the date hereof, the Company shall at all times reserve for issuance such number of authorized and unissued shares of Common Stock (or other securities substituted therefor as herein above provided) as shall be sufficient for the Exercise of this Warrant and payment of the Exercise Price. If at any time the number of shares of Common Stock authorized and reserved for issuance

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is below the number of shares sufficient for the Exercise of this Warrant (a “Share Authorization Failure”) (based on the Exercise Price in effect from time to time), the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including calling a special meeting of stockholders to authorize additional shares to meet the Company’s obligations under this Section 7, in the case of an insufficient number of authorized shares, and using its best efforts to obtain stockholder approval of an increase in such authorized number of shares. The Company covenants and agrees that upon the Exercise of this Warrant, all shares of Common Stock issuable upon such Exercise shall be duly and validly issued, fully paid and nonassessable and not subject to preemptive rights, rights of first refusal or similar rights of any Person. The Company covenants and agrees that all shares of Common Stock issuable upon Exercise of this Warrant shall be approved for listing on the NasdaqGS, or, if the NasdaqGS is not the principal trading market for the Common Stock, such principal market on which the Common Stock is traded or listed.

B. Restrictions on Transfer.

(a) Registration or Exemption Required. This Warrant has been issued in a transaction exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) of the Securities Act and Rule 506 thereunder and exempt from registration or qualification under applicable state securities (or “blue sky”) laws. None of the Warrant, the Exercise Shares or Failure Payment Shares may be pledged, transferred, sold or assigned except pursuant to an effective registration statement or an exemption to the registration requirements of the Securities Act and applicable state laws, including Section 4(a)(7) of the Securities Act or a so-called “4[(a)](1) and a half” transaction.

(b) Assignment. Subject to Section 8(a), Holder may sell, transfer, assign, pledge, or otherwise dispose of this Warrant, in whole or in part. Holder shall deliver a written notice to the Company, substantially in the form of the Assignment attached hereto as Exhibit B, indicating the Person or Persons to whom the Warrant shall be assigned and the respective number of warrants to be assigned to each assignee. The Company shall effect the assignment within three (3) Business Days of its receipt of a completed and executed form of Assignment (the “Transfer Delivery Period”), and shall deliver to the assignee(s) designated by Holder a Warrant or Warrants of like tenor and terms entitling Holder to purchase the appropriate number of shares. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant, and shall be enforceable by any such Holder. For avoidance of doubt, in the event Holder notifies the Company that such sale or transfer is a so called “4[(a)](1) and half” transaction, the parties hereto agree that a legal opinion from outside counsel for Holder delivered to counsel for the Company substantially in the form attached hereto as Exhibit C shall be the only requirement to satisfy an exemption from registration under the Securities Act to effectuate such “4[(a)](1) and half” transaction.

9. Noncircumvention.

The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other

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voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

10. Events of Failure; Definition of Black Scholes Value.

(a) Definition.

The occurrence of each of the following shall be considered to be an “Event of Failure.”

(i) A Delivery Failure occurs, where a “Delivery Failure” shall be deemed to have occurred if the Company fails to use its best efforts to deliver Exercise Shares to Holder within any applicable Delivery Period (other than due to the limitation contained in the second paragraph of Section 1);

(ii) A Legend Removal Failure occurs, where a “Legend Removal Failure” shall be deemed to have occurred if the Company fails to use its best efforts to issue this Warrant and/or Exercise Shares without a restrictive legend, or fails to use it best efforts to remove a restrictive legend, when and as required under Section 2(e) hereof;

(iii) a Transfer Delivery Failure occurs, where a “Transfer Delivery Failure” shall be deemed to have occurred if the Company fails to use its best efforts to deliver a Warrant within any applicable Transfer Delivery Period; and

(iv) a Registration Failure (as defined below).

For purpose hereof, “Registration Failure” means that (A) the Company fails to file with the SEC on or before the Filing Deadline (as defined in the Registration Rights Agreement) any Registration Statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement, (B) the Company fails to use its reasonable best efforts to obtain effectiveness with the SEC, prior to the Registration Deadline (as defined in the Registration Rights Agreement), and if such Registration Statement does not become effective prior to the Registration Deadline, as soon as possible thereafter, of any Registration Statement (as defined in the Registration Rights Agreement) that is required to be filed pursuant to Section 2(a) of the Registration Rights Agreement, or fails to use its reasonable best efforts to keep such Registration Statement current and effective as required in Section 3 of the Registration Rights Agreement, (C) the Company fails to file any additional Registration Statement required to be filed pursuant to Section 2(a)(ii) of the Registration Rights Agreement on or before the Additional Filing Deadline or fails to use its reasonable best efforts to cause such new Registration Statement to become effective on or before the Additional Registration Deadline, and if such effectiveness does not occur within such period, as soon as possible thereafter, (D) the Company fails to file any amendment to any Registration Statement, or any additional Registration Statement required to be filed pursuant to Section 3(b) of the Registration Rights Agreement within thirty (30) days of the applicable Registration Trigger Date (as defined in the Registration Rights Agreement), or fails to use its reasonable best efforts to cause such amendment and/or new Registration Statement to become effective within ninety

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(90) days of the applicable Registration Trigger Date, and, if such effectiveness does not occur within such period, as soon as possible thereafter, (E) any Registration Statement required to be filed under the Registration Rights Agreement, after its initial effectiveness and during the Registration Period (as defined in the Registration Rights Agreement), lapses in effect or, other than on a day during an Allowable Grace Period (as defined in the Registration Rights Agreement), sales of all of the Registrable Securities (as defined in the Registration Rights Agreement) cannot otherwise be made thereunder (whether by reason of the Company’s failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement, the Company’s failure to file and use its reasonable best efforts to obtain effectiveness with the SEC of an additional Registration Statement or amended Registration Statement required pursuant to Sections 2(a)(ii) or 3(b) of the Registration Rights Agreement, as applicable, or otherwise), or (F) the Company fails to provide a commercially reasonable written response to any comments to any Registration Statement submitted by the SEC within twenty-five (25) days of the date that such SEC comments are received by the Company.

(b) Failure Payments; Black-Scholes Determination. The Company understands that any Event of Failure (as defined above) could result in economic loss to Holder. In the event that any Event of Failure occurs, as compensation to Holder for such economic loss, the Company agrees to pay to Holder an amount payable, at the Company’s option, either (i) in cash or (ii) in shares of Common Stock that are valued for these purposes at the Volume Weighted Average Price on the date of such calculation (“Failure Payments” and such shares, “Failure Payment Shares”), in each case equal to the total economic loss of Holder determined on a commercially reasonable basis in connection with such Event of Failure for the relevant period (as recalculated on the first Business Day of each month thereafter for as long as Failure Payments shall continue to accrue) from the date of such Event of Failure until the Event of Failure is cured; provided, however, that in the event the Company elects to make Failure Payments in Failure Payment Shares, the Company shall issue, and Holder shall only receive, up to such number of shares of Common Stock in respect of Failure Payments such that Holder and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) shall not collectively beneficially own greater than 4.985% of the total number of shares of Common Stock of the Company then issued and outstanding, and the balance of such Failure Payments shall be paid in cash. For purposes of clarification, it is agreed and understood that Failure Payments shall continue to accrue following any Event of Default until the applicable Default Amount is paid in full. The Company shall satisfy any Failure Payments under this Section pursuant to Section 10(c) below. Failure Payments are in addition to any Shares that Holder is entitled to receive upon Exercise of this Warrant.

(c) Payment of Accrued Failure Payments. The Failure Payments and Failure Payment Shares representing accrued Failure Payments for each Event of Failure shall be paid or issued and delivered, as the case may be, on or before the fifth (5th) Business Day of each month following a month in which Failure Payments accrued. Nothing herein shall limit Holder’s right to pursue actual damages (to the extent in excess of the Failure Payments) for the Company’s Event of Failure, and Holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief). Notwithstanding the above, if

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a particular Event of Failure results in an Event of Default pursuant to Section 11 hereof, then the Failure Payment, for that Event of Failure only, shall be considered to have been satisfied upon payment to Holder of an amount equal to the greater of (i) the Failure Payment, or (ii) the Default Amount, payable in accordance with Section 11.

(d) Maximum Interest Rate. Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to Holder and thereby refunded to the Company.

11. Default.

(a) Events Of Default. Each of the following events shall be considered to be an “Event of Default,” unless waived by Holder:

(i) Failure To Effect Registration. With respect to all Registration Failures, a Registration Failure occurs and remains uncured for a period of more than forty-five (45) days (or sixty (60) days in the case where the Company (i) has, by the Filing Deadline (as defined the Registration Rights Agreement) filed a Registration Statement (as defined in the Registration Rights Agreement) covering this Warrant and the number of shares required by the Registration Rights Agreement, and (ii) has responded in writing to any comments to the Registration Statement that the Company has received from the SEC, within ten (10) Business Days of such receipt, and nevertheless the SEC has not declared effective a Registration Statement covering the this Warrant and the Shares by the Registration Deadline (as defined in the Registration Rights Agreement)), and such Registration Failure relates solely to the Company’s failure to have the Registration Statement declared effective by the Registration Deadline (as defined in the Registration Rights Agreement) and with respect to a Registration Failure provided in clause (E) of the definition of “Registration Failure,” such Registration Failure occurs and remains uncured for a period of more than forty-five (45) days.

(ii) Failure To Deliver Common Stock. A Delivery Failure (as defined above) occurs and remains uncured for a period of more than twenty (20) days; or at any time, the Company announces or states in writing that it will not honor its obligations to issue shares of Common Stock to Holder upon Exercise by Holder of the Exercise rights of Holder in accordance with the terms of this Warrant.

(iii) Legend Removal Failure. A Legend Removal Failure (as defined above) occurs and remains uncured for a period of twenty (20) days;

(iv) Transfer Delivery Failure. A Transfer Delivery Failure (as defined above) occurs and remains uncured for a period of twenty (20) days;

(v) Corporate Existence; Major Transaction. (A) The Company has failed to (1) place the Successor Major Transaction Consideration into escrow and instruct the escrow agent to release the Successor Major Transaction Consideration to the Holder pursuant to Section 5(b)(iii), or (2) obtain the written agreement of the Successor Entity and cause the Successor Entity to make

21

payment as described in Section 5(b)(iii), (B) the Successor Major Transaction Consideration is not paid contemporaneously with the consummation of the Successor Major Transaction, or (C) with respect to a Major Transaction that is to be treated as an Assumption under the terms hereof, the Company has failed to meet the Assumption requirements of Section 5(b)(i); or

(vi) Section 13 Breach. During the Dividend Restriction Period, the Company declares or pays any dividend or distribution of any kind to the holders of Common Stock of the Company.

(b) Mandatory Early Termination.

(i) Mandatory Early Termination Amount; Cashless Default Exercise. The Company shall notify Holder in writing within two (2) Business Days of the occurrence of an Event of Default. If any Events of Default shall occur then, at the option of Holder, such option exercisable through the delivery of written notice to the Company by such Holder (the “Default Notice”), the Company shall have the right to terminate the outstanding amount of this Warrant and pay to Holder (a “Mandatory Early Termination”), in full satisfaction of its obligations hereunder by delivery of a notice to such effect to Holder within two (2) Business Days following receipt of the Default Notice, an amount payable in cash (the “Mandatory Early Termination Amount” or the “Default Amount”) equal to the Black-Scholes Value of the remaining unexercised portion of this Warrant on the date of such Default Notice (or in the case of an Event of Default referred to in Section 11(a)(vi), on the Trading Day immediately preceding the date the dividend or distribution is declared or, if not first declared, is paid). In the event the Company does not exercise its right to consummate a Mandatory Early Termination, then Holder shall have the right to exercise this Warrant, at any time and from time to time, pursuant to a Cashless Default Exercise in accordance with Section 3(c) above.

The Mandatory Early Termination Amount shall be payable within five (5) Business Days following the date of the applicable Default Notice.

(ii) Liquidated Damages. The parties hereto acknowledge and agree that the sums payable as Failure Payments or pursuant to a Mandatory Early Termination shall constitute partial liquidated damages and not penalties. The parties further acknowledge that (i) the amount of loss or damages likely to be incurred by Holder is incapable or is difficult to precisely estimate, (ii) the amounts specified bear a reasonable proportion and are not plainly or grossly disproportionate to the probable loss likely to be incurred by Holder, and (iii) the parties are sophisticated business parties and have been represented by sophisticated and able legal and financial counsel and negotiated this Agreement at arm’s length.

Upon the occurrence of an Event of Default, the Default Amount, together with all other amounts payable hereunder, shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including legal fees and expenses, of collection, and Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

(c) Posting Of Bond. In the event that any Event of Default occurs hereunder, the Company may not raise as a legal defense (in any Lawsuit, as defined below, or otherwise) or justification to such Event of Default any claim that such Holder or any one associated or affiliated

22

with such Holder has been engaged in any violation of law, unless the Company has posted a surety bond (a “Surety Bond”) for the benefit of such Holder in the amount of 130% of the aggregate Surety Bond Value (as defined below) of all of Holder’s Warrants (the “Bond Amount”), which Surety Bond shall remain in effect until the completion of litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent Holder obtains judgment.

For purposes hereof, a “Lawsuit” shall mean any lawsuit, arbitration or other dispute resolution filed by either party herein pertaining to any of this Warrant, the Facility Agreement, the Registration Rights Agreement or any other Loan Document (as defined in the Facility Agreement).

“Surety Bond Value,” for the Warrants shall mean 130% of the of the Black-Scholes Value of the remaining unexercised portion of this Warrant on the Trading Day immediately preceding the date that such bond goes into effect.

(d) Injunction And Posting Of Bond. In the event that the Event of Default referred to in subsection (a) of this Section 11 pertains to the Company’s failure to deliver unlegended shares of Common Stock to Holder pursuant to a Warrant Exercise, legend removal request, or otherwise, the Company may not refuse such unlegended share delivery based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, unless an injunction from a court, on prior notice to Holder, restraining and or enjoining Exercise of all or part of said Warrant shall have been sought and obtained by the Company and the Company has posted a Surety Bond for the benefit of such Holder in the amount of the Bond Amount, which Surety Bond shall remain in effect until the completion of litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent Holder obtains judgment.

(e) Remedies, Other Obligations, Breaches And Injunctive Relief. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, the Facility Agreement, the Registration Rights Agreement and any other Loan Document, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach (including a breach or threatened breach of Section 13), the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

12. Holder’s Early Terminations.

(a) Mechanics of Holder’s Early Terminations. In the event that the Company does not deliver the applicable Successor Major Transaction Consideration or Default Amount or the Exercise Shares in respect of an election of a Successor Major Transaction Conversion, Cashless Major Exercise, Cashless Default or Exercise, as the case may be, to Holder within the time period or as otherwise required pursuant to the terms hereof, at any time thereafter Holder shall have the

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option, upon notice to the Company, in lieu of an election of a Successor Major Transaction Conversion, Cashless Major Exercise, Cashless Default Exercise or Exercise, as the case may be, to require the Company to promptly return to Holder all or any portion of this Warrant that was submitted for election of a Successor Major Transaction Conversion, Cashless Major Exercise, Cashless Default Exercise or Exercise, as the case may be. Upon the Company’s receipt of such notice, (x) the applicable election of Successor Major Transaction Conversion, Cashless Major Exercise, Cashless Default Exercise or Exercise, as the case may be, shall be null and void with respect to such applicable portion of this Warrant, (y) the Company shall immediately return this Warrant, or issue a new Warrant to Holder representing the portion of this Warrant that was submitted for election of Successor Major Transaction Conversion, Cashless Major Exercise, Cashless Default Exercise or Exercise, as the case may be, and (z) the Exercise Price of this Warrant or such new Warrant shall be adjusted to the Exercise Price as in effect on the date on which the applicable election of Successor Major Transaction Conversion, Cashless Major Exercise, Cashless Default Exercise or Exercise, as the case may be, is voided. Holder’s delivery of a notice voiding an election of a Successor Major Transaction Conversion, Cashless Major Exercise, Cashless Default Exercise or Exercise, as the case may be, and exercise of its rights following such notice shall not affect the Company’s obligations to make any Failure Payments which have accrued prior to the date of such notice with respect to the Warrant subject to such notice.

13. Dividend Restrictions.

Until the earlier of the expiration of the Term and the date Holder Exercises this Warrant in full (the “Dividend Restriction Period”), the Company shall not declare or pay any dividend or distribution of any kind to the holders of Common Stock of the Company.

14. Benefits of this Warrant.

Nothing in this Warrant shall be construed to confer upon any person other than the Company and Holder any legal or equitable right, remedy or claim under this Warrant and this Warrant shall be for the sole and exclusive benefit of the Company and Holder.

15. Governing Law.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, stockholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby

24

irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

16. Loss of Warrant.

Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

17. Notice or Demands.

Except as otherwise provided herein, notices or demands pursuant to this Warrant to be given or made by Holder to or on the Company shall be sufficiently given or made if sent by overnight delivery with a nationally recognized overnight courier service, certified or registered mail, return receipt requested, postage prepaid, and addressed, until another address is designated in writing by the Company, to the address set forth in Section 2(a) above. To the extent any notice or demand pursuant to this Warrant can be made by electronic mail, such notice or demand given or made by Holder to or on the Company shall be sufficiently given or made if it is sent by electronic mail to the addresses that the Company shall designate in writing from time to time. Notices or demands pursuant to this Warrant to be given or made by the Company to or on Holder shall be sufficiently given or made if sent by overnight delivery with a nationally recognized overnight courier service or certified or registered mail, return receipt requested, postage prepaid, and addressed, to the address of Holder set forth in the Company’s records, until another address is designated in writing by Holder.

18. Construction.

Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits are to Articles, Sections, Schedules or Exhibits contained in or attached to this Warrant, (b) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (c) the use of the word “including” in this Warrant shall be by way of example rather than limitation.

19. Signatures.

In the event that any signature to this Warrant or any amendment hereto is delivered by electronic mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof. Notwithstanding the foregoing, the

25

Company shall be obligated to deliver to Holder an original signature to this Warrant. At the request of any party, each other party shall promptly re-execute an original form of this Warrant or any amendment hereto and deliver the same to the other party. No party hereto shall raise the use of electronic mail delivery of a “.pdf” format data file to deliver a signature to this Warrant or any amendment hereto or the fact that such signature was transmitted or communicated through the use of electronic mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

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IN WITNESS WHEREOF, the undersigned has executed this Warrant as of the date first written above.

ENDOLOGIX, INC.

By:
Print Name:
Title:

27

EXHIBIT A-1

EXERCISE FORM FOR WARRANT

TO: [                    ]

CHECK THE APPLICABLE BOX:

☐	Cash Exercise, Cashless Exercise or Note Exchange Exercise

The undersigned hereby irrevocably exercises Warrant Number          (the “Warrant”) with respect to [            ] shares of Common Stock (the “Common Stock”) of Endologix, Inc., a Delaware corporation (the “Company”). [IF APPLICABLE: The undersigned hereby encloses $         as payment of the Exercise Price.]

☐ The undersigned is exercising the Warrant with respect to [            ] shares of Common Stock pursuant to a Cashless Exercise, and hereby makes payment of the Exercise Price with respect to such shares in full, all in accordance with the conditions and provisions of the Warrant applicable to such Cashless Exercise.

☐ The undersigned is exercising the Warrant with respect to [            ] shares of Common Stock pursuant to a Note Exchange Exercise. The undersigned hereby agrees to cancel $         of principal outstanding under Notes of the Company held by Holder in satisfaction of the Exercise Price in accordance with the conditions and provisions of the Warrant applicable to such Note Exchange Exercise.

☐

Cashless Major Exercise

The undersigned hereby irrevocably exercises the Warrant with respect to         % of the Warrant currently outstanding pursuant to a Cashless Major Exercise in accordance with the terms of the Warrant.

☐	Cashless Default Exercise The undersigned hereby irrevocably exercises the Warrant pursuant to a Cashless Default Exercise, in accordance with the terms of the Warrant.

1. The undersigned requests that any stock certificates for such shares be issued free of any restrictive legend, if appropriate, and, if requested by the undersigned, a warrant representing any unexercised portion hereof be issued, pursuant to the Warrant in the name of the undersigned and delivered to the undersigned at the address set forth below.

2. Capitalized terms used but not otherwise defined in this Exercise Form shall have the meaning ascribed thereto in the Warrant.

Dated:

Signature

Print Name

Address

28

NOTICE

The signature to the foregoing Exercise Form must correspond to the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.

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EXHIBIT B

ASSIGNMENT

(To be executed by the registered holder

desiring to transfer the Warrant)

FOR VALUE RECEIVED, the undersigned holder of the attached warrant (the “Warrant”) hereby sells, assigns and transfers unto the person or persons below named the right to purchase                      shares of the Common Stock of [                    ], a Delaware corporation, evidenced by the attached Warrant and does hereby irrevocably constitute and appoint                      attorney to transfer the said Warrant on the books of the Company, with full power of substitution in the premises.

Dated:
Signature

Fill in for new registration of Warrant:

Name

Address

Please print name and address of assignee (including zip code number)

NOTICE

The signature to the foregoing Assignment must correspond to the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.

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EXHIBIT C

FORM OF OPINION

            , 20

[                    ]

Re: [                ] (the “Company”)

Dear Sir:

[                    ] (“[                    ]”) intends to transfer                      Warrants (the “Warrants”) of the Company to                     (“                    ”) without registration under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, we have examined and relied upon the truth of representations contained in an Investor Representation Letter attached hereto and have examined such other documents and issues of law as we have deemed relevant.

Based on and subject to the foregoing, we are of the opinion that the transfer of the Warrants by                      to                      may be effected without registration under the Securities Act, provided, however, that the Warrants to be transferred to                      contain a legend restricting its transferability pursuant to the Securities Act and that transfer of the Warrants is subject to a stop order.

The foregoing opinion is furnished only to                      and may not be used, circulated, quoted or otherwise referred to or relied upon by you for any purposes other than the purpose for which furnished or by any other person for any purpose, without our prior written consent.

Very truly yours,

31

[FORM OF INVESTOR REPRESENTATION LETTER]

            , 20

[                    ]

Gentlemen:

                     (“        ”) has agreed to purchase                      Warrants (the “Warrants”) of [                ] (the “Company”) from [                     ] (“[                     ]”). We understand that the Warrants are “restricted securities.” We represent and warrant that                      is a sophisticated institutional investor that would qualify as an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

             represents and warrants as of the date hereof as follows:

1. That it is acquiring the Warrants and the shares of common stock, $0.001 par value per share underlying such Warrants (the “Exercise Shares”) solely for its account for investment and not with a view to or for sale or distribution of said Warrants or Exercise Shares or any part thereof in violation of the Securities Act.                      also represents that the entire legal and beneficial interests of the Warrants and Exercise Shares                      is acquiring is being acquired for, and will be held for, its account only;

2. That the Warrants and the Exercise Shares must be held indefinitely unless they are registered under the Securities Act or an exemption from such registration is available.                      recognizes that the Company has no obligation to register the Warrants, or to comply with any exemption from such registration;

3. That neither the Warrants nor the Exercise Shares may be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met;

We acknowledge that the Company will place stop orders with respect to the Warrants and the Exercise Shares, and if a registration statement is not effective, the Exercise Shares shall bear the following restrictive legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING PURSUANT TO SECTION 4(A)(7) OF THE SECURITIES ACT OR RULE 144 UNDER SAID ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4[(a)](1) AND A HALF” SALE. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

“THE SALE, TRANSFER OR ASSIGNMENT OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN REGISTRATION RIGHTS AGREEMENT DATED AS OF APRIL 3, 2017, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING SECURITIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.”

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At any time and from time to time after the date hereof,                      shall, without further consideration, execute and deliver to [                     ] or the Company such other instruments or documents and shall take such other actions as they may reasonably request to carry out the transactions contemplated hereby.

Very truly yours,

33

Schedule 1

Black-Scholes Value

	Calculation Under Sections 3(b) and 5(b)(iii)	Calculation Under Section 10(b) or 11(b)

Remaining Term	Number of calendar days from date of public announcement of the Major Transaction until the last date on which the Warrant may be exercised.	Number of calendar days from the date of the Event of Failure, or in the case of an Event of Default, the date of the Default Notice, until the last date on which the Warrant may be exercised.

Interest Rate	A risk-free interest rate corresponding to the US$ LIBOR/Swap rate for a period equal to the Remaining Term.	A risk-free interest rate corresponding to the US$ LIBOR/Swap rate for a period equal to the Remaining Term.

Cost to Borrow	Zero	Zero

Volatility

If the first public announcement of the Major Transaction is made at or prior to 4:00 p.m., New York City time, the arithmetic mean of the historical volatility for the 10, 30 and 50 Trading Day periods ending on the date of such first public announcement, obtained from the HVT or similar function on Bloomberg.

If the first public announcement of the Major Transaction is made after 4:00 p.m., New York City time, the arithmetic mean of the historical volatility for the 10, 30 and 50 Trading Day periods ending on the next succeeding Trading Day following the date of such first public announcement, obtained from the HVT or similar function on Bloomberg.

The arithmetic mean of the historical volatility for the 10, 30 and 50 Trading Day periods ending on the date of such determination, obtained from the HVT or similar function on Bloomberg.

Stock Price	As selected by Holder in its commercially reasonable discretion in order to produce a commercially reasonable result, any of: (1) the closing price of the Common Stock on NYSE, or, if that is not the principal trading market for the Common Stock, such principal market on which the Common Stock is traded or listed (the “Closing Market Price”) on the Trading Day immediately preceding the date on which a Major Transaction is consummated, (2) the first Closing Market Price following the first public announcement of a Major Transaction, (3) the Closing Market Price as of the date immediately preceding the first public announcement of the Major Transaction or (4) the cash amount payable per share of Common Stock. The Company and Holder acknowledge and agree that any of the above will produce a commercially reasonable result.	The volume Weighted Average Price on the date of such determination.

Dividends	Zero.	Zero.

Strike Price	Exercise Price as defined in section 3(a).	Exercise Price as defined in section 3(a).

EXHIBIT D

DEERFIELD / ENDOLOGIX

CLOSING CHECKLIST

Facility Agreement Parties:

Term Borrower	Endologix, Inc., a Delaware corporation

Term Guarantors (collectively with the Term Borrower, the “Loan Parties”)	See attached Schedule A

Term Lenders	Deerfield Private Design Fund IV, L.P.; Deerfield International Master Fund, L.P.; Deerfield Partners, L.P.; and Deerfield Private Design Fund III, L.P.

Term Agent	Deerfield Private Design Fund IV, L.P.

Katten	Katten Muchin Rosenman LLP, Counsel to Term Agent

SYCR	Stradling Yocca Carlson & Rauth, P.C., Counsel to the Loan Parties

ABL Agreement Parties:

ABL Borrowers (also referred to as the “Credit Parties”)	Endologix, Inc., a Delaware corporation, and as listed on attached Schedule A

ABL Lender	Deerfield ELGX Revolver, LLC

ABL Agent	Deerfield ELGX Revolver, LLC

Katten	Katten Muchin Rosenman LLP, Counsel to ABL Agent

SYCR	Stradling Yocca Carlson & Rauth, P.C., Counsel to the Credit Parties

FACILITY AGREEMENT DOCUMENTS AND DELIVERABLES:

	Document	Responsible Party	Signatures	Status
A.	DEBT DOCUMENTS – AGREEMENTS
1.	Facility Agreement	Katten	☐ Term Borrower ☐ Term Guarantors ☐ Term Agent ☐ Term Lenders	Final and Executed

2.	Annexes to Facility Agreement

3.	Disbursement Amount and Warrants	Katten	N/A	In final form

4.	Schedules to Facility Agreement

5.	Schedule P-1—Existing Investments	Loan Parties/SYCR	N/A	In final form

6.	Schedule 2.4—List of Agreement Date Lenders and Such Lenders’ Wire Instructions and Information for Notices	Katten/Agent	N/A	In final form

	Document	Responsible Party	Signatures	Status
7.	Schedule 3.1(d)—Existing Liens	Loan Parties/SYCR	N/A	In final form

8.	Schedule 3.1(f)—Existing Indebtedness	Loan Parties/SYCR	N/A	In final form

9.	Schedule 3.1(h)—Litigation	Loan Parties/SYCR	N/A	In final form

10.	Schedule 3.1(m)—Real Estate	Loan Parties/SYCR	N/A	In final form

11.	Schedule 3.1(x)—Borrower’s Subsidiaries	Loan Parties/SYCR	N/A	In final form

12.	Schedule 3.1(z)—Borrower’s Outstanding Shares of Stock, Options and Warrants	Loan Parties/SYCR	N/A	In final form

13.	Schedule 3.1(aa)—Material Contracts	Loan Parties/SYCR	N/A	In final form

14.	Schedule 3.1(dd)—Environmental	Loan Parties/SYCR	N/A	In final form

15.	Schedule 3.1(ff)—Labor Relations	Loan Parties/SYCR	N/A	In final form

16.	Schedule 3.1(gg)—Jurisdiction of Organization, Legal Name, Organizational Identification Number and Chief Executive Office	Loan Parties/SYCR	N/A	In final form

17.	Schedule 5.1(y)—Post-Closing Requirements	Loan Parties/SYCR	N/A	In final form

18.	Schedule 5.2(iv)—Contingent Obligations	Loan Parties/SYCR	N/A	In final form

19.	Schedule 5.2(vii)—Transactions with Affiliates	Loan Parties/SYCR	N/A	In final form

20.	Exhibits to Facility Agreement

21.	Exhibit A—Form of Loan Note	Katten	N/A	In final form

22.	Exhibit B—Form of Perfection Certificate	Katten	N/A	In final form

23.	Exhibit C—Form of Warrant	Katten	N/A	In final form

24.	Exhibit D—Closing Checklist	Katten	N/A

25.	Exhibit E—Form of Registration Rights Agreement	Katten	N/A	In final form

26.	Exhibit F—Form of Compliance Certificate	Katten	N/A	In final form

27.	Original Notes in favor of each Term Lender	Katten	☐ Term Borrower	Final and Executed

28.	Guaranty and Security Agreement	Katten	☐ Term Borrower ☐ Term Guarantors ☐ Term Agent	Final and Executed

29.	Schedules to Guaranty and Security Agreement	SYCR

4

	Document	Responsible Party	Signatures	Status
30.	Schedule 1–Pledged Equity and Pledged Debt Instruments	Loan Parties/SYCR	N/A	In final form

31.	Schedule 1A—Pledged Investmetn Property	Loan Parties/SYCR	N/A	In final form

32.	Schedule 2—Filings and Perfection	Loan Parties/SYCR	N/A	In final form

33.	Schedule 3—Grantor Information	Loan Parties/SYCR	N/A	In final form

34.	Schedule 4—Places of Business/Location of Collateral	Loan Parties/SYCR	N/A	In final form

35.	Schedule 5—Commercial Tort Claims	Loan Parties/SYCR	N/A	In final form

36.	Perfection Certificate	Katten (form)/Loan Parties/SYCR (substance)	☐ Term Borrower ☐ Term Guarantors	Final and Executed

37.	Original Warrants in favor of each Term Lender	Katten	☐ Term Borrower	Final and Executed

38.	Registration Rights Agreement	Katten	☐ Term Borrower ☐ Term Lenders	Final and Executed

39.	UCC-1 Financing Statements for each Loan Party	Katten	N/A	In final form

40.	Patent Security Agreement(s)	Katten	☐ Applicable Term Borrower(s) ☐ Term Agent	Final and Executed

41.	Schedule to Patent Security Agreement(s)	SYCR		In final form

42.	Trademark Security Agreement(s)	Katten	☐ Applicable Term Borrower(s) ☐ Term Agent	Final and Executed

43.	Schedule to Trademark Security Agreement(s)	SYCR		In final form

44.	Receipt by ABL Agent of original Certificates for certificated Equity Interests and Equity Interests Powers and Language in Intercreditor Agreement that ABL Agent is holding such Collateral also on behalf of Term Agent for the benefit of Term Agent and Term Lenders	Katten/SYCR		Process confirmed

45.	Executed Insurance Certificates of the Loan Parties and their Subsidiaries evidencing liability and casualty insurance, naming Term Agent on behalf of the Secured Parties as additional insured (liability insurance) or lender’s loss payee (casualty insurance) and providing for 30 days’ prior written notice before any such policy may be modified or cancelled (or 10 days’ prior written notice in the case of failure to pay any premiums thereunder)	SYCR	☐ Insurance Broker (for insurance certificates)	In final form

5

	Document	Responsible Party	Signatures	Status
46.	Intercreditor Agreement	Katten	☐ Term Borrower ☐ ABL Borrowers ☐ Term Agent ☐ Term Lenders ☐ ABL Agent ☐ ABL Lender	Final and Executed

47.	Written notice requesting the Disbursement of the proposed date of funding and satisfying the conditions in Section 2.2(a) of the Facility Agreement	Loan Parties/SYCR	☐ Term Borrower	Final and Executed

48.	A. Funds Flow	Loan Parties/SYCR

49.	Irrevocable Proxies	Katten		Final and Executed

B.	CERTIFICATES AND MISCELLANEOUS

50.	Lien Searches and IP Searches for Loan Parties	SYCR	N/A	Complete

51.	Secretary’s Certificate of each Loan Party, attaching Organization Documents, resolutions, incumbency and good standings	SYCR	See attached Schedule A	In final form

	A. Certificate of Incorporation or Formation	SYCR	See attached Schedule A	See attached Schedule A

	B. Bylaws or Operating Agreement	SYCR	See attached Schedule A	See attached Schedule A

	C. Resolutions	SYCR	See attached Schedule A	See attached Schedule A

	D. Incumbency	SYCR	See attached Schedule A	See attached Schedule A

	E. Good Standings	SYCR	See attached Schedule A	See attached Schedule A

52.

Agreement Date Officer’s Certificate from an Authorized Officer of Endologix, Inc. certifying to each of the following:

a)     The conditions set forth in Section 2.2(a) have been satisfied and the terms set forth in Section 2.2(a) have been completely complied with

b)     No Default or Event of Default shall have occurred or would result from the Disbursement or the use of the proceeds therefrom

c)     All of the representations and warranties in the Loan Documents are true and correct

d)     All conditions set forth in Section 4.1 of the Facility Agreement have been satisfied

		SYCR	☐ Endologix, Inc.	Final and Executed

6

	Document	Responsible Party	Signatures	Status
53.	Solvency Certificate	SYCR	☐ Term Borrower	Final and Executed

54.	Legal Opinion of the Loan Parties	SYCR	☐ SYCR	Final and Executed

55.	Receipt by the Term Agent and the Term Lenders of any fees required to be paid on or before the Agreement Date	Loan Parties	N/A

56.	Payment by Loan Parties of all costs and expenses required to be paid on the Agreement Date (including pursuant to Sections 2.7(a) and 6.3 of the Facility Agreement) to the Term Agent	Loan Parties	N/A

57.	Receipt by Term Agent and Term Lenders at least 3 Business Days prior to the Agreement Date all KYC and anti-money laundering rules and regulations	Loan Parties	☐ Loan Parties

58.	Transfer Agent Letter as to shares outstanding	Loan Parties	☐ Transfer Agent	Final and Executed

59.	Payoff of MidCap

	A. Payoff Letter	Loan Parties	☐ MidCap ☐ Loan Parties	Final and Executed

	B. UCC-3s	Loan Parties/MidCap	N/A	In final form

	C. DACA Terminations	Loan Parties

	a. SVB	Loan Parties	☐ MidCap	Final and Executed

	b. BoA	Loan Parties	☐ MidCap	Final and Executed

	c. Wells Fargo	Loan Parties	☐ MidCap	Final and Executed

	D. Landlord Waiver Terminations	Loan Parties

	a. Sonoma	Loan Parties	☐ MidCap	Final and Executed

	b. Northwestern	Loan Parties	☐ MidCap	Final and Executed

	c. FedEx (bailee)	Loan Parties	☐ MidCap	Final and Executed

7

	Document	Responsible Party	Signatures	Status
C.	POST-CLOSING ITEMS
60.

Landlord/Bailee Waivers

•    2 Musick, Irvine, County of Orange, CA 92618 U.S.A.

•    3910 Brickway Blvd., Santa Rosa, County of Sonoma, CA 95403 U.S.A.

•    5025 Tuggle Road, Memphis, TN 38118

•    [Foreign Locations]

		Loan Parties/SYCR	☐ Applicable Loan Parties ☐ Applicable Landlord ☐ Term Agent ☐ ABL Agent

61.	Account Control Agreements • Wells Fargo • Bank of America • Silicon Valley Bank • [Foreign Accounts]	Loan Parties/SYCR	☐ Applicable Loan Parties ☐ Applicable Bank ☐ Term Agent ☐ ABL Agent

62.	Executed Insurance Endorsements of the Loan Parties and their Subsidiaries evidencing liability and casualty insurance, naming Term Agent on behalf of the Secured Parties as additional insured (liability insurance) or lender’s loss payee (casualty insurance) and providing for 30 days’ prior written notice before any such policy may be modified or cancelled (or 10 days’ prior written notice in the case of failure to pay any premiums thereunder)	SYCR	☐ Insurance Carriers (for insurance endorsements)	Final and Executed

ABL AGREEMENT DOCUMENTS AND DELIVERABLES

	Document	Responsible Party	Signatures	Status
A.	DEBT DOCUMENTS – AGREEMENTS

1.	Credit and Security Agreement	Katten	☐ ABL Borrowers ☐ ABL Agent ☐ ABL Lender	Final and Executed

2.	Annexes to Facility Agreement

3.	Annex A –Commitment Annex	Katten	N/A	In final form

4.	Schedules to Facility Agreement

5.	Schedule 3.1—Existence, Organizational ID Numbers, Foreign Qualification, Prior Names	Credit Parties/SYCR	N/A	In final form

6.	Schedule 3.4—Capitalization	Credit Parties/SYCR	N/A	In final form

7.	Schedule 3.6—Litigation	Credit Parties/SYCR	N/A	In final form

8.	Schedule 3.15—Broker’s Fees	Credit Parties/SYCR	N/A	In final form

8

	Document	Responsible Party	Signatures	Status
9.	Schedule 3.17—Material Contracts	Credit Parties/SYCR	N/A	In final form

10.	Schedule 3.18—Environmental Compliance	Credit Parties/SYCR	N/A	In final form

11.	Schedule 4.9—Notice of Litigation and Defaults	Credit Parties/SYCR	N/A	In final form

12.	Schedule 4.22—Post-Closing Items	Credit Parties/SYCR	N/A	In final form

13.	Schedule 5.1—Debt; Contingent Obligations	Credit Parties/SYCR	N/A	In final form

14.	Schedule 5.2—Liens	Credit Parties/SYCR	N/A	In final form

15.	Schedule 5.7—Permitted Investments	Credit Parties/SYCR	N/A	In final form

16.	Schedule 5.8—Affiliate Transactions	Credit Parties/SYCR	N/A	In final form

17.	Schedule 5.11—Business Description	Credit Parties/SYCR	N/A	In final form

18.	Schedule 5.14—Deposit Accounts and Securities Accounts	Credit Parties/SYCR	N/A	In final form

19.	Schedule 6.2—Minimum Net Revenue	Credit Parties/SYCR	N/A	In final form

20.	Schedule 8.2(b)—Exceptions to Healthcare Representations and Warranties	Credit Parties/SYCR	N/A	In final form

21.	Schedule 9.1—Collateral	Credit Parties/SYCR	N/A	In final form

22.	Schedule 9.2—Location of Collateral	Credit Parties/SYCR	N/A	In final form

23.	Schedule 9.2(vii)—Governmental Authority Account Debtors	Credit Parties/SYCR	N/A	In final form

24.	Exhibits to Credit Agreement

25.	Exhibit A—Closing Checklist	Katten	N/A

26.	Exhibit B—Form of Compliance Certificate	Katten	N/A	In final form

27.	Exhibit C—Borrowing Base Certificate	Katten	N/A	In final form

28.	Exhibit D—Form of Notice of Borrowing	Katten	N/A	In final form

29.	Original Notes in favor of each ABL Lender	Katten	☐ ABL Borrower	Final and Executed

30.	Pledge Agreement	Katten	☐ ABL Borrowers ☐ Pledgees ☐ ABL Agent	Final and Executed

31.	Schedules to Pledge Agreement	SYCR		In final form

9

	Document	Responsible Party	Signatures	Status
32.	Perfection Certificate	Katten (form)/Credit Parties/SYCR (substance)	See above	See above

33.	UCC-1 Financing Statements for each Credit Party	Katten	N/A

34.	Delivery of original Certificates for certificated Equity Interests and Equity Interests Powers	Katten		See above

35.	Executed Insurance Certificates of the Credit Parties and their Subsidiaries evidencing liability and casualty insurance, naming the ABL Agent on behalf of the Secured Parties as additional insured (liability insurance) or lender’s loss payee (casualty insurance) and providing for 30 days’ prior written notice before any such policy may be modified or cancelled (or 10 days’ prior written notice in the case of failure to pay any premiums thereunder)	SYCR	☐ Insurance Broker	In final form

36.	Intercreditor Agreement	Katten	See above	See above

37.	Patent Security Agreement(s)	Katten	☐ Applicable ABL Borrower(s) ☐ ABL Agent	Final and Executed

38.	Schedule to Patent Security Agreement(s)	SYCR		In final form

39.	Trademark Security Agreement(s)	Katten	☐ Applicable ABL Borrower(s) ☐ ABL Agent	Final and Executed

40.	Schedule to Trademark Security Agreement(s)	SYCR		In final form

B.	CERTIFICATES AND MISCELLANEOUS

41.	Lien Searches and IP Searches for Credit Parties	SYCR	N/A	See above

42.	Secretary’s Certificate of each Credit Party, attaching Organization Documents, resolutions, incumbency and good standings	SYCR	See attached Schedule A	In final form

	A. Certificate of Incorporation or Formation	SYCR	See attached Schedule A	See attached Schedule A

	B. Bylaws or Operating Agreement	SYCR	See attached Schedule A	See attached Schedule A

	C. Resolutions	SYCR	See attached Schedule A	See attached Schedule A

	D. Incumbency	SYCR	See attached Schedule A	See attached Schedule A

10

	Document	Responsible Party	Signatures	Status
	E. Good Standings	SYCR	See attached Schedule A	See attached Schedule A

43.

Agreement Date Officer’s Certificate from an Authorized Officer of Endologix, Inc. certifying to each of the following:

a)    Since December 31, 2016, the absence of any MAE

b)    The representations and warranties of each Credit Party contained in the Financing Documents are true, correct and complete on and as of the Closing Date, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty is true and correct as of such earlier date

c)    All conditions set forth in Section 7.1 of the Facility Agreement have been satisfied

d)    Immediately after such borrowing and after application of the proceeds thereof or after such issuance, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit

e)    Immediately before and after such advance or issuance, no Default or Event of Default shall have occurred and be continuing

		SYCR	☐ Endologix, Inc.	See above

44.	Solvency Certificate	SYCR	☐ ABL Borrower	Final and Executed

45.	Borrowing Base Certificate	SYCR	☐ [ABL Borrower]

46.	Legal Opinion of the Credit Parties	SYCR	☐ SYCR	Final and Executed

47.	Receipt by the ABL Agent and the ABL Lender of any fees, costs and expenses required to be paid on or before the Closing Date	Credit Parties	N/A

48.	Receipt by ABL Agent and ABL Lender at least 3 Business Days prior to the Agreement Date all KYC and anti-money laundering rules and regulations	Credit Parties	☐ Credit Parties

11

	Document	Responsible Party	Signatures	Status
49.	Payoff of MidCap	See above	See above	See above

C.	POST-CLOSING ITEMS

50.	Landlord/Bailee Waivers	Credit Parties/SYCR	See above	See above

51.	Account Control Agreements	Credit Parties/SYCR	See above	See above

52.	Cortland Documentation (including KYC items)	Cortland	TBD

53.	Setting up of Cash Dominion Mechanics	ABL Agent	N/A

54.	Executed Insurance Endorsements of the Credit Parties and their Subsidiaries evidencing liability and casualty insurance, naming the ABL Agent on behalf of the Secured Parties as additional insured (liability insurance) or lender’s loss payee (casualty insurance) and providing for 30 days’ prior written notice before any such policy may be modified or cancelled (or 10 days’ prior written notice in the case of failure to pay any premiums thereunder)	SYCR	☐ Insurance Carriers	In final form

12

Schedule A

Secretary’s Certificates

Borrower/Guarantor		Loan Party/Credit Party	Certificate of Formation / Articles of Organization	Operating Agreement / Bylaws	Resolutions	Incumbency	Good Standings
Facility Agreement	ABL Agreement
Borrower	Borrower	Endologix, Inc., a Delaware corporation	Received	Received	Final and Executed	In final form	Received

Guarantor	Borrower	CVD/RMS Acquisition Corp., a Delaware corporation	Received	Received	Final and Executed	In final form	Received

Guarantor	Borrower	Nellix, Inc., a Delaware corporation	Received	Received	Final and Executed	In final form	Received

Guarantor	Borrower	TriVascular Technologies, Inc., a Delaware corporation	Received	Received	Final and Executed	In final form	Received

Guarantor	Borrower	TriVascular, Inc., a California corporation	Received	Received	Final and Executed	In final form	Received

Guarantor	Borrower	Trivascular Canada, LLC, a Delaware limited liability company	Received	Received	Final and Executed	In final form	Received

EXHIBIT E

FORM OF REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of             , 20    , by and among Endologix, Inc., a Delaware corporation (the “Company”), and Deerfield Private Design Fund IV, L.P., Deerfield International Master Fund, L.P., Deerfield Partners, L.P. and Deerfield Private Design Fund III, L.P. (each individually, a “Lender” and together, the “Lenders”).

WHEREAS:

A. In connection with the Facility Agreement, of even date herewith, by and among the parties hereto, the other Loan Parties (as defined therein) and Deerfield Private Design Fund IV, L.P., as agent for itself and the Lender (the “Facility Agreement”) (i) the Company has agreed, upon the terms and subject to the conditions contained therein, to issue and sell the Warrants (as defined below) to the Lenders in the amounts described in the Facility Agreement, each of which Warrants is exercisable into shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and (ii) the Company may issue shares of Common Stock to satisfy obligations to pay interest due and payable under the Facility Agreement, upon the terms and conditions and subject to the limitations and conditions set forth therein; and

B. To induce the Lenders to execute and deliver the Facility Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “Securities Act”), and applicable state securities laws;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each of the Lenders hereby agree as follows:

1. DEFINITIONS.

a. As used in this Agreement, the following terms shall have the following meanings:

(i) “Additional Filing Deadline” means, with respect to any Registration Statements that may be required pursuant to Section 2(a)(ii), (A) the first date or time that such Registrable Securities may then be included in a Registration Statement if such Registration Statement is required because the SEC shall have notified the Company in writing that certain Registrable Securities were not eligible for inclusion on a previously filed Registration Statement, or (B) if such additional Registration Statement is required for a reason other than as described in (A) above, the twentieth (20th) day following the date on which the Company first knows, or reasonably should have known, that such additional Registration Statement is required.

(ii) “Additional Registration Deadline” means, with respect to any additional Registration Statement(s) required pursuant to Section 2(a)(ii), the thirtieth (30th) day following (A) the first date or time that such Registrable Securities may then be included in a Registration Statement if such Registration Statement is required because the SEC shall have notified the Company in writing that certain Registrable Securities were not eligible for inclusion on a previously filed Registration Statement, or (B) if such additional Registration Statement is required for a reason other than as described in (A) above, the fortieth (40th) day following the date on which the Company first knows, or reasonably should have known, that such additional Registration Statement(s) is required.

(iii) “Investor” means any Lender and any transferee or assignee who agrees to become bound by the provisions of this Agreement in accordance with Section 10 hereof.

(iv) “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder, and any successor statute.

(v) “FINRA” means the Financial Industry Regulatory Authority (or successor thereto).

(vi) “Filing Deadline,” for the Registration Statement required pursuant to Section 2(a)(i), shall mean the date that is thirty (30) calendar days following the Agreement Date (as defined in the Facility Agreement), and, for each Registration Statement required pursuant to Section 2(a)(ii) shall mean the Additional Filing Deadline.

(vii) “Person” means and includes any natural person, partnership, joint venture, corporation, trust, limited liability company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

(viii) “Prospectus” means (i) any prospectus (preliminary or final) included in any Registration Statement, as may be amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference in such prospectus, and (ii) any “free writing prospectus” as defined in Rule 405 under the Securities Act relating to any offering of Registrable Securities pursuant to a Registration Statement.

(ix) “Register,” “Registered,” and “Registration” refer to a registration effected by preparing and filing a Registration Statement or Statements in compliance with the Securities Act and pursuant to Rule 415, and the declaration or ordering of effectiveness of such Registration Statement by the United States Securities and Exchange Commission (the “SEC”).

(x) “Registrable Securities,” for a given Registration, means (a) any shares of Common Stock (the “Warrant Shares”) issued or issuable upon exercise of, or otherwise pursuant to, the Warrants (without giving effect to any limitations on exercise set forth in the Warrants), (b) any shares of Common Stock issued or issuable pursuant to Section 2.6 of the Facility Agreement and Exhibit 2.6 thereto, (c) any shares of capital stock issued or issuable as a dividend on or in exchange for or otherwise with respect to any of the foregoing, (d) any additional shares of Common Stock issuable in connection with any anti-dilution provisions in the Warrants, (e) any other shares of Common Stock issuable pursuant to the terms of the Warrants, the Facility Agreement or this Registration Rights Agreement, and (f) any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to any of the foregoing.

(xi) “Registration Deadline” shall mean, for purposes of the Registration Statement required pursuant to Section 2(a)(i), the earlier of (i) the date that is seventy-five (75) days after the date that the applicable Registration Statement is actually filed or (ii) the date that is seventy-five (75) days after the applicable Filing Deadline and, with respect to any Registration Statement required pursuant to Section 2(a)(ii), the Additional Registration Deadline.

(xii) “Registration Statement(s)” means any registration statement(s) of the Company filed under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, all amendments and supplements to such Registration Statement, including post-effective amendments, and all exhibits to, and all material incorporated by reference in, such Registration Statement.

(xiii) “Rule 415” means Rule 415 under the Securities Act or any successor rule providing for the offering of securities on a continuous basis

(xiv) “Warrants” means the warrants issued by the Company pursuant to the Facility Agreement.

2. REGISTRATION.

a. MANDATORY REGISTRATION. (i) Following the Agreement Date, the Company shall prepare, and, on or prior to the applicable Filing Deadline, file with the SEC a Registration Statement (the “Mandatory Registration Statement”) on Form S-3 (or, if Form S-3 is not then available, on such form of Registration Statement as is then available to effect a registration of the Registrable Securities, subject to the consent of the Investors, which consent shall not be unreasonably withheld) covering the resale of the Registrable Securities, which Registration Statement, to the extent allowable under the Securities Act and the rules and regulations promulgated thereunder (including Rule 416), shall state that such Registration Statement also covers such indeterminate number of additional shares of Common Stock as may become issuable upon exercise of or otherwise pursuant to the Warrants or the Warrant Shares to prevent dilution resulting from stock splits, stock dividends, stock issuances or similar transactions. The number of shares of Common Stock initially included in such Registration Statement shall be no less than the aggregate number of Warrant Shares that are then issuable upon exercise of or otherwise pursuant to the Warrants, without regard to any limitations on the Investors’ ability to exercise the Warrants. Each Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided to (and shall be subject to the approval, which shall not be unreasonably withheld or delayed, of) the Investors and their counsel prior to its filing or other submission.

(ii) If for any reason, despite the Company’s use of its best efforts to include all of the Registrable Securities in the Registration Statement filed pursuant to Section 2 (a)(i) above (and subject to Section 3(q) below), the SEC does not permit all of the Registrable Securities to be included in, or for any other reason any Registrable Securities are not then included in, such Registration Statement, then the Company shall prepare, and, as soon as practicable but in no event later than the Additional Filing Deadline, file with the SEC an additional Registration Statement covering the resale of all Registrable Securities not already covered by an existing and effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415.

b. PIGGY-BACK REGISTRATIONS. If at any time prior to the expiration of the Registration Period (as hereinafter defined) the Company shall determine (i) to file with the SEC a registration statement under the Securities Act relating to an offering for its own account or for the account of any other holder of its equity securities (other than securities being registered on Form S-4 or Form S-8 or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans), and/or (ii) otherwise to effect an underwritten offering of any securities of the Company of a type included in a then effective Registration Statement, the Company shall send to each Investor written notice of such determination and, if within fifteen (15) days after the effective date of such notice, the Investor shall so request in writing, the Company shall include in such Registration Statement and/or include in such underwritten offering, as applicable, all or any part of such Investor’s Registrable Securities that the Investor requests to be registered and/or included in the underwritten offering, as applicable, except that if, in connection with any underwritten offering for the account of the Company, the managing underwriter(s) thereof shall impose a limitation on the number of Registrable Securities which may be included in such offering because, in such underwriter(s)’ judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then the Company shall be obligated to include in such underwritten offering only such limited portion of the Registrable Securities with respect to which the Investor has requested inclusion hereunder as the underwriter(s) shall permit;

provided, however, that the Company shall not exclude any Registrable Securities unless the Company has first excluded all outstanding securities to be sold for the accounts of any holders of the Company’s equity securities which are not entitled by contract to inclusion of such securities in an underwritten offering or are not entitled to pro rata inclusion with the Registrable Securities; and

provided, further, however, that, after giving effect to the immediately preceding proviso, any exclusion of Registrable Securities shall be made pro rata with holders of other securities having the contractual right to include such securities in such underwritten offering other than holders of securities entitled to inclusion of their securities in such underwritten offering by reason of demand registration rights. No right to registration of Registrable Securities under this Section 2(b) shall be construed to limit any registration required under Section 2(a) hereof. If an Investor’s Registrable Securities are included in an underwritten offering pursuant to this Section 2(b), then such Investor shall, unless otherwise agreed by the Company, offer and sell such Registrable Securities in such underwritten offering using the same underwriter or underwriters and, subject to the provisions of this Agreement, on the same terms and conditions as other shares of Common Stock included in such underwritten offering. Notwithstanding anything to the contrary set forth herein, the rights of the Investors pursuant to this Section 2(b) shall only be available in the case of an underwritten offering or in the event the Company fails to timely file, obtain effectiveness or maintain effectiveness of any Registration Statement to be filed pursuant to Section 2(a) in accordance with the terms of this Agreement.

3. OBLIGATIONS OF THE COMPANY. In connection with any registration of the Registrable Securities hereunder, the Company shall have the following obligations:

a. The Company shall prepare promptly, and file with the SEC as soon as practicable after such registration obligation arises hereunder (but in no event later than the applicable Filing Deadline), a Registration Statement with respect to the number of Registrable Securities provided in Section 2(a), as applicable, and thereafter use its reasonable best efforts to cause each such Registration Statement relating to Registrable Securities to become effective as soon as possible after such filing, but in any event shall use its reasonable best efforts to cause each such Registration Statement relating to Registrable Securities to become effective no later than the Registration Deadline, and shall thereafter use its reasonable best efforts to keep the Registration Statement current and effective pursuant to Rule 415 at all times until such date as is the earlier of (i) the date on which all of the Registrable Securities included in such Registration Statement have been sold and (ii) assuming all of the Warrants will be exercised pursuant to Cash Exercises (as defined in the Warrants), the date on which all of the Registrable Securities included in such Registration Statement (in the opinion of counsel to the Investors) may be immediately sold to the public without registration or restriction (including without limitation as to volume by each holder thereof), and without compliance with any “current public information” requirement, pursuant to Rule 144 under the Securities Act (the “Registration Period”), which Registration Statement (including any amendments or supplements thereto and prospectuses contained therein), except for information provided in writing by an Investor pursuant to Section 4(a), shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading. In the event that Form S-3 is not available for the registration of the resale of any Registrable Securities hereunder (but, for the avoidance of doubt, without in any way affecting the Company’s obligation to register the resale of the Registrable Securities on such other form as is available, as provided in Section 2(a)), (i) the Company shall undertake to file, within twenty (20) days of such time as such form is available for such registration, a post-effective amendment to the Registration Statement then in effect, or otherwise file a Registration Statement on Form S-3, registering such Registrable Securities on Form S-3; provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement (or post-effective amendment) on Form S-3 covering such Registrable Securities has been declared effective by the SEC, and (ii) the Company shall provide that any Registration Statement on Form S-1 filed hereunder shall incorporate documents by reference (including by way of forward incorporation by reference) to the maximum extent possible.

b. The Company shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to each Registration Statement and the prospectus used in connection with each Registration Statement as may be necessary to keep each Registration Statement current and effective at all times during the Registration Period, and, during the Registration Period, shall comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of the Company covered by each Registration Statement until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Registration Statement. In the event that on any Trading Day (as defined below) (the “Registration Trigger Date”) the number of shares available under the Registration Statements filed pursuant to this Agreement is insufficient to cover all of the Registrable Securities issued or issuable upon exercise of or otherwise pursuant to the Warrants, including any additional shares of Common Stock issued in connection with any anti-dilution provisions contained in the Warrants, without giving effect to any limitations on the Investors’ ability to exercise the Warrants, the Company shall amend the Registration Statements, or file a new Registration Statement (on the short form available therefor, if applicable), or both, so as to cover the total number of Registrable Securities so issued or issuable (without giving effect to any limitations on exercise contained in the Warrants) as of the Registration Trigger Date as soon as practicable, but in any event within twenty (20) days after the Registration Trigger Date. The Company shall use its best efforts to cause such amendment and/or new Registration Statement to become effective as soon as practicable following the filing thereof, but in any event the Company shall cause such amendment and/or new Registration Statement to become effective within sixty (60) days of the Registration Trigger Date or as promptly as practicable in the event the Company is required to increase its authorized shares. “Trading Day” shall mean any day on which the Common Stock is traded for any period on the NASDAQ Global Select Market (the “NasdaqGS”), or if not the NasdaqGS, the principal securities exchange or other securities market on which the Common Stock is then being traded.

c. The Company shall furnish to each Investor and its legal counsel (i) promptly after the same is prepared and publicly distributed, filed with the SEC or received by the Company, one copy of each Registration Statement and any amendment thereto, each preliminary prospectus and prospectus and each amendment or supplement thereto, and, in the case of a Registration Statement referred to in Section 2(a), each letter written by or on behalf of the Company to the SEC or the staff of the SEC, and each item of correspondence from the SEC or the staff of the SEC, in each case relating to such Registration Statement (other than any portion of any thereof which contains information for which the Company has sought or intends to seek confidential treatment or which relates to Company matters that are in the reasonable judgment of the Company not relevant to the Investor’s interests with respect to the Registrable Securities), and (ii) such number of copies of a prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as an Investor may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Investor; provided that the Company may determine in its reasonable judgment to provide any such copies in electronic form only. The Company will promptly notify each of the Investors by electronic mail of the effectiveness of each Registration Statement or any post-effective amendment. The Company will promptly respond to any and all comments received from the SEC, with a view towards causing each Registration Statement or any amendment thereto to be declared effective by the SEC as soon as practicable and, as soon as practicable, but in no event later than three (3) business days, following the resolution or clearance of all SEC comments or, if applicable, following notification by the SEC that any such Registration Statement or any amendment thereto will not be subject to review, shall file a request for acceleration of effectiveness of such Registration Statement to a time and date not later than two (2) business days after the submission of such request. No later than the first business day after such Registration Statement becomes effective, the Company will file with the SEC the final prospectus included therein pursuant to Rule 424 (or successor thereto) under the Securities Act.

d. The Company shall use its reasonable best efforts to (i) register and qualify, in any jurisdiction where registration and/or qualification is required, the Registrable Securities covered by the Registration Statements under such other securities or “blue sky” laws of such jurisdictions in the United States as the Investors shall reasonably request, (ii) prepare and file in those jurisdictions such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be reasonably necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be reasonably necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(d), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction.

e. As promptly as practicable after becoming aware of such event, the Company shall notify each Investor that holds Registrable Securities of the happening of any event, of which the Company has knowledge, as a result of which the prospectus included in any Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly prepare a supplement or amendment to any Registration Statement to correct such untrue statement or omission, and deliver such number of copies of such supplement or amendment to each Investor as such Investor may reasonably request.

f. The Company shall use its reasonable best efforts to prevent the issuance of any stop order or other suspension of effectiveness of any Registration Statement, and, if such an order is issued, to obtain the withdrawal of such order at the earliest possible moment and to notify each Investor that holds Registrable Securities (and, in the event of an underwritten offering, the managing underwriters) of the issuance of such order and the resolution thereof.

g. The Company shall permit a single firm of counsel designated by the Investors (“Legal Counsel”) to review such Registration Statement and all amendments and supplements thereto (as well as all requests for acceleration or effectiveness thereof), a reasonable period of time prior to their filing with the SEC (not less than five (5) business days but not more than eight (8) business days) and not file any documents in a form to which Legal Counsel reasonably objects and will not request acceleration of such Registration Statement without prior notice to Legal Counsel.

h. The Company shall hold in confidence and not make any disclosure of information concerning an Investor provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this or any other agreement. The Company agrees that it shall, upon learning that disclosure of such information concerning any Investor is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to such Investor prior to making such disclosure, and allow such Investor, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

i. The Company shall use its reasonable best efforts to cause all the Registrable Securities covered by each Registration Statement to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange, and, to arrange for at least two market makers to register with the Financial Industry Regulatory Authority, Inc. (“FINRA”) as such with respect to such Registrable Securities.

j. The Company shall provide a transfer agent and registrar, which may be a single entity, for the Registrable Securities not later than the effective date of the initial Registration Statement.

k. The Company shall cooperate with each Investor that holds Registrable Securities being offered and the managing underwriter or underwriters with respect to an applicable Registration Statement, if any, to facilitate the timely (i) preparation and delivery of certificates (not bearing any restrictive legends) representing Registrable Securities to be offered pursuant to such Registration Statement, and enable such certificates to be registered in such names and in such denominations or amounts, as the case may be, or (ii) crediting of the Registrable Securities to be offered pursuant to a Registration Statement to the applicable account (or accounts) with The Depository Trust Company through its Deposit/Withdrawal At Custodian (DWAC) system, in any such case as such Investor or the managing underwriter or underwriters, if any, may reasonably request. Within three (3) business days after a Registration Statement which includes Registrable Securities becomes effective, the Company shall deliver, and shall cause legal counsel selected by the Company to deliver, to the transfer agent for the Registrable Securities (with copies to each Investor) an appropriate instruction and an opinion of such counsel in the form required by the transfer agent in order to issue the Registrable Securities free of restrictive legends.

l. At the reasonable request of an Investor, the Company shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement and any prospectus used in connection with the Registration Statement as may be necessary in order to change the plan of distribution set forth in such Registration Statement.

m. The Company shall not, and shall not agree to, allow the holders of any securities of the Company to include any of their securities (other than Registrable Securities) in any Registration Statement filed pursuant to Section 2(a) hereof or any amendment or supplement thereto under Section 3(b) hereof without the consent of Investors holding a majority-in-interest of the then outstanding Registrable Securities. In addition, the Company shall not include any securities for its own account or the account of others in any Registration Statement filed pursuant to Section 2(a) hereof or any amendment or supplement thereto filed pursuant to Section 3(b) hereof without the consent of Investors holding a majority-in-interest of the then outstanding Registrable Securities.

n. Reserved.

o. The Company shall comply with all applicable laws related to a Registration Statement and offering and sale of securities and all applicable rules and regulations of governmental authorities in connection therewith (including the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC).

p. If required by the FINRA Corporate Financing Department, the Company shall promptly effect a filing with FINRA pursuant to FINRA Rule 5110 (or successor thereto) with respect to the public offering contemplated by resales of securities under the Registration Statement (an “Issuer Filing”), and pay the filing fee required by such Issuer Filing. The Company shall use its reasonable best efforts to pursue the Issuer Filing until FINRA issues a letter confirming that it does not object to the terms of the offering contemplated by the Registration Statement.

q. If at any time the SEC advises the Company in writing that the offering of some or all of the Registrable Securities in a Registration Statement is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act, the Company shall use its reasonable best efforts to persuade the SEC that the offering contemplated by a Registration Statement is a bona fide secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Investors is an “underwriter.” The Investors shall have the right to participate or have their respective counsel participate in any meetings or discussions with the SEC regarding the SEC’s position and to comment or have their respective counsel comment on any written submission made to the SEC with respect thereto. No such written submission shall be made to the SEC to which any Investor’s counsel reasonably objects. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 3(q), the SEC refuses to alter its position, the Company shall remove from the Registration Statement such portion of the Registrable Securities as the SEC requires in writing be removed therefrom. Any such cut-back imposed by the SEC as contemplated by this Section 3(q) shall be imposed on a pro rata basis (based upon the Registrable Securities held by each of the Investors), first, to the Registrable Securities that are not Warrant Shares until all of such Registrable Securities are removed from the Registration Statement, and only then to the Warrant Shares, unless otherwise required by the SEC.

r. Notwithstanding anything to the contrary in Section 3(e), at any time after the effective date of the applicable Registration Statement, the Company may delay the disclosure of material non-public information concerning the Company the disclosure of which at the time is not, in the good faith opinion of the Board of Directors of the Company and its counsel, in the best interest of the Company and not, in the opinion of counsel to the Company, otherwise required (a “Grace Period”); provided, that the Company shall (i) promptly notify the Investors in writing of the existence of material non-public information giving rise to a Grace Period (provided that in each notice the Company shall not disclose the content of such material non-public information to any Investor unless otherwise requested in writing by such Investor) and the date on which the Grace Period will begin, and (ii) as soon as such date may be determined, promptly notify the Investors in writing of the date on which the Grace Period ends; and, provided, further, that (A) no Grace Period shall exceed forty-five (45) consecutive days, (B) during any three hundred sixty five (365) day period, such Grace Periods shall not exceed an aggregate of seventy-five (75) days, (C) the first day of any Grace Period must be at least ten (10) business days after the last day of any prior Grace Period and (D) no Grace Period shall be in effect on any day during any period beginning on (and including) the date that is ten (10) business days prior to any issuance by the Company of Common Stock pursuant to Section 2.7 of the Facility Agreement and Exhibit 2.7 thereto and ending on (and including) the date that is fifteen (15) business days after such issuance (each Grace Period that satisfies all of the requirements of this Section 3(r) being referred to as an “Allowable Grace Period”). For purposes of determining the length of a Grace Period above, the Grace Period shall begin on and include the date the Investors receive the notice referred to in clause (i) and shall end on and include the later of the date the Investors receive the notice referred to in clause (ii) and the date referred to in such notice. The provisions of Section 3(e) hereof shall not be applicable during the period of any Allowable Grace Period, Failure Payments (as defined in the Warrants) shall not accrue on any day during an Allowable Grace Period, and the unavailability of a Registration Statement for resales of the Registrable Securities on any day during an Allowable Grace Period shall not constitute a “Registration Failure” (as defined in the Warrants). Upon expiration of the Grace Period, the Company shall again be bound by the first sentence of Section 3(e) with respect to the information giving rise thereto unless such material non-public information is no longer applicable.

4. OBLIGATIONS OF THE INVESTOR. In connection with the registration of the Registrable Securities, each Investor shall have the following obligations:

a. It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of an Investor that such Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request. At least five (5) business days prior to the first anticipated filing date of a Registration Statement, the Company shall notify each Investor of the information the Company requires from such Investor. Any such information shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading. An Investor must provide such information to the Company at least two (2) business days prior to the first anticipated filing date of such Registration Statement if such Investor elects to have any Registrable Securities included in the Registration Statement.

b. Each Investor, by such Investor’s acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of a Registration Statement hereunder, unless such Investor has notified the Company in writing of such Investor’s election to exclude all of the Investor’s Registrable Securities from such Registration Statement.

c. In the event of an underwritten offering pursuant to Section 2(b) in which any Registrable Securities of any Investor are to be included, such Investor agrees to enter into and perform the Investor’s obligations under an underwriting agreement, in usual and customary form, including customary indemnification and contribution obligations (as applicable to selling security holders generally), with the managing underwriter of such offering and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Investor Registrable Securities.

d. Each Investor agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3(e) or 3(f), such Investor will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Investor’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(e) or 3(f).

e. Each Investor agrees that it will promptly notify the Company of any material changes in the information set forth in a Registration Statement furnished by or regarding such Investor, other than changes in the number of shares beneficially owned.

5. REGISTRATION FAILURE. In the event of a Registration Failure (as defined in the Warrants), the Investors shall be entitled to Failure Payments (as defined in the Warrants) and such other rights as set forth in the Warrants.

6. EXPENSES OF REGISTRATION. All reasonable expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to Sections 2 and 3, including, without limitation, all registration, listing and qualification fees, printers and accounting fees, and the fees and disbursements of counsel for the Company shall be borne by the Company. The Company shall also reimburse the Investors for the reasonable fees and disbursements of Legal Counsel in the aggregate amount up to $25,000 per registration in connection with registrations pursuant to Section 2 or 3 of this Agreement.

7. INDEMNIFICATION. In the event any Registrable Securities are included in a Registration Statement under this Agreement:

a. The Company will indemnify, hold harmless and defend (i) each Investor, (ii) the directors, officers, partners, managers, members, employees, agents of each Investor, and each Person who controls any Investor within the meaning of the Securities Act or the Exchange Act, if any, (iii) any underwriter (as defined in the Securities Act) for each Investor in connection with an underwritten offering pursuant to Section 2(b) hereof, and (iv) the directors, officers, partners, employees and each Person who controls any such underwriter within the meaning of the Securities Act or the Exchange Act, if any (each, an “Indemnified Person”), against any joint or several losses, claims, damages, liabilities or expenses (collectively, together with actions, proceedings or inquiries by any regulatory or self-regulatory organization, whether commenced or threatened, in respect thereof, “Claims”) to which any of them may become subject insofar as such Claims arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in any Registration Statement, or any amendment as supplement thereto, or any filing made under state securities laws as required hereby, or the omission or alleged omission to state therein a material fact required to be stated or necessary to make the statements therein not misleading; (ii) any untrue statement or alleged untrue statement of a material fact contained in any Prospectus, or any amendment or supplement thereto, or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in the light of the circumstances under which the statements therein were made, not misleading; or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other law, including any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities (the matters in the foregoing clauses (i) through (iii) being, collectively, “Violations”). The Company shall reimburse the Indemnified Person, promptly as such expenses are incurred and are due and payable, for any reasonable legal fees and other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 7(a) shall not apply to a Claim arising out of or based upon a Violation to the extent that such Violation occurs in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of any Indemnified Person expressly for use in connection with the preparation of such Registration Statement or any such amendment thereof or supplement thereto, or (B) to any amounts paid in settlement of any Claim effected without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by any of the Investors pursuant to Section 10.

b. Promptly after receipt by an Indemnified Person under this Section 7 of notice of the commencement of any action (including any governmental action), such Indemnified Person shall, if a Claim in respect thereof is to be made against the Company under this Section 7, deliver to the Company a written notice of the commencement thereof, and the Company shall have the right to participate in, and, to the extent the Company so desires, to assume control of the defense thereof with counsel mutually satisfactory to the Company and the Indemnified Person, as the case may be;

provided, however, that an Indemnified Person shall have the right to retain its own counsel with the reasonable fees and expenses to be paid by the Company, if, in the reasonable opinion of counsel for such Indemnified Person, the representation by such counsel of the Indemnified Person and the Company would be inappropriate due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding. The Company shall pay for only one separate legal counsel for the Indemnified Persons, and such legal counsel shall be selected by the Investors. The failure to deliver written notice to the Company within a reasonable time of the commencement of any such action shall not relieve the Company of any liability to the Indemnified Person under this Section 7, except to the extent that the Company is actually prejudiced in its ability to defend such action, and shall not relieve the Company of any liability to the Indemnified Person otherwise than pursuant to this Section 7. The Company shall not, without the prior written consent of the Indemnified Persons, consent to entry of any judgment or enter into any settlement or other compromise with respect to any Claim in respect of which indemnification or contribution may be or has been sought hereunder (whether or not any such Indemnified Party is an actual or potential party to such action or claim) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Persons of a full release from all liability with respect to such Claim or which includes any admission as to fault or culpability on the part of any Indemnified Person. The indemnification required by this Section 7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as any expense, loss, damage or liability is incurred.

c. Each Investor will indemnify, hold harmless and defend (i) the Company, and (ii) the directors, officers, partners, managers, members, employees, or agents of the Company, if any (each, a “Company Indemnified Person”), against any Claims to which any of them may become subject insofar as such Claims arise out of or are based upon any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other law, including any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities, which occurs due to the inclusion by the Company in a Registration Statement of false or misleading information about an Investor, where such information was furnished in writing to the Company by or on behalf of such Investor expressly for the purpose of inclusion in such Registration Statement. Notwithstanding anything herein to the contrary, the indemnity agreement contained in this Section 7(c) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Investors, which consent shall not be unreasonably withheld or delayed; and provided, further, however, that an Investor shall be liable under this Section 7(c) for only that amount of a Claim as does not exceed the net amount of proceeds received by such Investor as a result of the sale of Registrable Securities pursuant to such Registration Statement.

d. Promptly after receipt by a Company Indemnified Person under this Section 7 of notice of the commencement of any action (including any governmental action), such Company Indemnified Person shall, if a Claim in respect thereof is to be made against any Investor under this Section 7, deliver to such Investor a written notice of the commencement thereof, and such Investor shall have the right to participate in, and, to the extent such Investor so desires, to assume control of the defense thereof with counsel mutually satisfactory to such Investor and such Company Indemnified Person.

8. CONTRIBUTION. If for any reason the indemnification provided for in Section 7(a) or 7(c) (as applicable) is unavailable to an Indemnified Person or Company Indemnified Person (as applicable) or insufficient to hold it harmless, other than as expressly specified therein, then the indemnifying party shall contribute to the amount paid or payable by the Indemnified Person or Company Indemnified Person (as applicable) as a result of the Claim in such proportion as is appropriate to reflect the relative fault of the Indemnified Person or Company Indemnified Person (as applicable) and the indemnifying party (provided that the relative fault of any Company Indemnified Person shall be deemed to include the fault of all other Company Indemnified Persons), as well as any other relevant equitable considerations. No Person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person not guilty of such fraudulent misrepresentation. In no event shall the contribution obligation of an Investor be greater in amount than the net amount of proceeds received by such Investor as a result of the sale of Registrable Securities giving rise to such contribution obligation pursuant to the applicable Registration Statement (net of the aggregate amount of any damages or other amounts such Investor has otherwise been required to pay (pursuant to Section 7(c) or otherwise) by reason of such Investor’s untrue or alleged untrue statement or omission or alleged omission).

9. REPORTS UNDER THE 1934 ACT. With a view to making available to the Investors the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Investors to sell securities of the Company to the public without registration, the Company agrees to:

a. make and keep public information available, as those terms are understood and defined in Rule 144;

b. file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

c. so long as any of the Investors owns Registrable Securities, promptly upon request, furnish to such Investor (i) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act as required for applicable provisions of Rule 144, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested to permit such Investor to sell such Registrable Securities pursuant to Rule 144 without registration.

10. ASSIGNMENT OF REGISTRATION RIGHTS. The rights under this Agreement shall be automatically assignable by each Investor to any transferee of all or any portion of the Registrable Securities if: (i) such Investor agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment, (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee, and (b) the securities with respect to which such registration rights are being transferred or assigned, and (iii) at or before the time the Company receives the written notice contemplated in clause (ii) of this sentence, the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein as applicable to the Investors. In the event that the Company receives written notice from an Investor that it has transferred all or any portion of its Registrable Securities pursuant to this Section, the Company shall have up to ten (10) days to file any amendments or supplements necessary to keep a Registration Statement current and effective pursuant to Rule 415, and the commencement date of any Event of Failure (as defined in the Warrants) or Event of Default (as defined in the Warrants) under the Warrants caused thereby will be extended by ten (10) days. Each Investor shall at all times comply with the restrictions on transfer set forth in Section 8 of the Warrant (to the extent applicable to such Investor), which provisions are hereby incorporated by reference and made a part hereof.

11. AMENDMENT OF REGISTRATION RIGHTS. Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with written consent of the Company and the holders of a majority in interest of then-outstanding Registrable Securities. Any amendment or waiver effected in accordance with this Section 11 shall be binding upon each of the Investors and the Company.

12. MISCELLANEOUS.

a. A Person is deemed to hold, and be a holder of, shares of Common Stock or other Registrable Securities whenever such Person owns of record or beneficially through a “street name” holder such shares of Common Stock or other Registrable Securities (or the Warrants or other securities upon exercise, conversion or exchange of which such Registrable Securities are directly or indirectly issuable, without giving effect to any limitations on exercise, conversion or exchange of the Warrants or other securities), and solely for purposes hereof, Registrable Securities shall be deemed outstanding to the extent they are directly or indirectly issuable upon exercise, conversion or exchange of the Warrants or other outstanding securities, Registrable Securities, without giving effect to any limits on exercise, conversion or exchange of the Warrants or other securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from the registered owner of such Registrable Securities (or the Warrants or other securities upon exercise, conversion or exchange of which such Registrable Securities are directly or indirectly issuable).

b. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by electronic mail and shall be effective five days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by electronic mail, in each case addressed to a party. The addresses for such communications shall be:

If to the Company:

Endologix, Inc.

2 Musick

Irvine, CA 92618

Email: vmahboob@endologix.com

Attn: Vaseem Mahboob, Chief Financial Officer

With copy to:

Stradling Yocca Carlson & Rauth, P.C.

660 Newport Center Drive, Suite 1600

Newport Beach, CA 92660

Email: lcohn@sycr.com; mlawhead@sycr.com

Attn:    Lawrence B. Cohn

            Michael L. Lawhead

If to an Investor:

c/o Deerfield Mgmt, L.P.

780 Third Avenue, 37th Floor

New York, NY 10017

Fax: (212) 599-1248

Email:

Attn: David J. Clark, Esq.

With a copy to:

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, NY 10022

Fax: (212) 940-8776

Email: mark.fisher@kattenlaw.com and mark.wood@kattenlaw.com

Attn: Mark I. Fisher, Esq.

Mark D. Wood, Esq.

Each party shall provide notice to the other party of any change in address.

c. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

d. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, borough of Manhattan. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provision of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

e. This Agreement, the Warrants and the Facility Agreement (including all schedules and exhibits thereto) constitute the entire agreement among the parties hereto with respect to the subject matter hereof. This Agreement, the Warrants and the Facility Agreement (including all schedules and exhibits thereto) supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

f. Subject to the requirements of Section 10 hereof, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto, and the provisions of Sections 7 and 8 hereof shall inure to the benefit of, and be enforceable by, each Indemnified Person and Company Indemnified Person (as applicable).

g. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

h. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by electronic transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

i. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other parties may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

j. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Investors by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for breach of its obligations hereunder will be inadequate and agrees, in the event of a breach or threatened breach by the Company of any of the provisions hereunder, that the Investors shall be entitled, in addition to all other available remedies in law or in equity, to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of showing economic loss and without any bond or other security being required.

k. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

l. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

m. In the event an Investor shall sell or otherwise transfer any of such holder’s Registrable Securities, each transferee shall be allocated a pro rata portion of the number of Registrable Securities included in a Registration Statement for such transferor.

n. There shall be no oral modifications or amendments to this Agreement. This Agreement may be modified or amended only in writing.

o. The Company shall not grant any Person any registration rights with respect to shares of Common Stock or any other securities of the Company other than registration rights that will not adversely affect the rights of the Investors hereunder (including by limiting in any way the number of Registrable Securities that could be included in any Registration Statement pursuant to Rule 415) and shall not otherwise enter into any agreement that is inconsistent with the rights granted to the Investors hereunder.

p. The obligations of each Investor hereunder are several and not joint with the obligations of any other Investor, and no provision of this Agreement is intended to confer any obligations on any Investor vis-à-vis any other Investor. Nothing contained herein, and no action taken by any Investor pursuant hereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein.

q. Unless the context otherwise requires, (i) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits contained in or attached to this Agreement, (ii) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, and (ii) the use of the word “including” in this Agreement shall be by way of example rather than limitation.

[Remainder of page left intentionally blank]

[Signature page follows]

IN WITNESS WHEREOF, the undersigned Investors and the Company have caused this Registration Rights Agreement to be duly executed as of the date first written above.

COMPANY:

ENDOLOGIX, INC., a Delaware corporation

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned Investors and the Company have caused this Registration Rights Agreement to be duly executed as of the date first written above.

INVESTORS:

DEERFIELD PRIVATE DESIGN FUND IV, L.P.

By: Deerfield Mgmt IV, L.P., General Partner

By: J.E. Flynn Capital IV, LLC, General Partner

By:
Name:	James E. Flynn
Title:	President

DEERFIELD PRIVATE DESIGN FUND III, L.P.

By: Deerfield Mgmt III, L.P., General Partner

By: J.E. Flynn Capital III, LLC, General Partner

By:
Name:	James E. Flynn
Title:	President

DEERFIELD INTERNATIONAL MASTER FUND, L.P.

By: Deerfield Mgmt, L.P., General Partner

By: J.E. Flynn Capital, LLC, General Partner

By:
Name:	James E. Flynn
Title:	President

DEERFIELD PARTNERS, L.P.

By: Deerfield Mgmt, L.P., General Partner

By: J.E. Flynn Capital, LLC, General Partner

By:
Name:	James E. Flynn
Title:	President

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

_______________, 2017

Deerfield Private Design Fund IV, L.P.

c/o Deerfield Management Company, L.P.

780 Third Avenue, 37th Floor

New York, New York 10017

Ladies and Gentlemen:

The undersigned, ENDOLOGIX, INC., a Delaware corporation (“Borrower”) pursuant to Section 5.1(h) of the Facility Agreement dated as of April 3, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Facility Agreement”) between Borrower, the other Loan Parties, Deerfield Private Design Fund IV, L.P. (in its capacity as agent for the Secured Parties, the “Agent”) and the “Lenders” from time to time party thereto, hereby delivers this Compliance Certificate. Capitalized terms used but not otherwise defined herein are used herein as defined in the Facility Agreement.

Borrower hereby certifies and warrants to Agent and the Lenders that attached hereto as Annex I is a true, correct and complete copy of its [10-Q][10-K] filing (the “Report”) made with the United States Securities and Exchange Commission (the “SEC”). The Report complies in all material respects with the applicable requirements of the Exchange Act and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements included in the Report comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, consistently applied [(subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and lack of footnote disclosures)]2, and fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the dates hereof and the consolidated results of their operations, cash flows and changes in stockholders equity for the periods presented [(subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments and lack of footnote disclosures)]3.

[2]	The bracketed information shall only be included with a 10-Q filing, but not with a 10-K filing.
[3]	The bracketed information shall only be included with a 10-Q filing, but not with a 10-K filing.

Borrower further certifies to Agent and the Lenders that as of the date hereof (a) no Default or Event of Default or (b) event of default under the ABL Debt Documents or the Convertible Note Documents, in each case, has occurred and is continuing or, if such a Default, Event of Default or event of default has occurred and is continuing, set forth below is a description of the nature and period of existence of such Default, Event of Default or event of default and what action Borrower has taken, is undertaking and proposes to take with respect thereto.

As of the last Business Day of each calendar month in the period covered by the Report, the Borrower has had at least $10,000,000 of cash and Cash Equivalents maintained in deposit accounts and securities accounts of the Borrower subject to Control Agreements reasonably satisfactory to the Agent (or, to the extent in compliance, and in accordance, with the provisions in Section 5.1(k) of the Facility Agreement in the Merrill Lynch Securities Account) in compliance with the provisions and terms of Section 5.1(k) of the Facility Agreement.

[Signature follows on next page.]

IN WITNESS WHEREOF, Borrower has caused this Compliance Certificate to be executed and delivered by its Responsible Officer on the date first set forth above.

ENDOLOGIX, INC., a Delaware corporation

By:
Name:
Title:

ANNEX I

TO

COMPLIANCE CERTIFICATE

[See Attached]

Schedule P-1

Existing Investments

Name of Issuer	Description and Value of Security	Loan Party/Subsidiary
Cianna Medical, Inc.	8,677 Shares of Series A Preferred Stock	Endologix, Inc.

RMS/Endologix Sideways Merger Corp.	100 Shares of Common Stock	Endologix, Inc.

ELGX International Holdings GP	Unspecified Number of Partnership Interests	Endologix, Inc.

Endologix Bermuda, L.P.	Unspecified Number of Partnership Interests	Endologix, Inc.

Endologix Singapore Private Limited	Unspecified Number of Company Interests	Endologix, Inc.

Endologix New Zealand Co.	Unspecified Number of Company Interests	Endologix, Inc.

Endologix International Holdings B.V.	Unspecified Number of Company Interests	Endologix Bermuda, L.P.

Endologix Poland spolkda z ograniczona odpowiedzialnoscia	Unspecified Number of Company Interests	Endologix International Holdings B.V.

Endologix International B.V.	Unspecified Number of Company Interests	Endologix International Holdings B.V.

Endologix Italia S.r.l	Unspecified Number of Company Interests	Endologix International Holdings B.V.

TriVascular Sales LLC	1,000 Units of Membership Interests	TriVascular, Inc.

TriVascular Italia Sarl	Unspecified Number of Company Interests	TriVascular, Inc.

TriVascular Germany GmbH	Unspecified number of Company Interests	TriVascular, Inc.

TriVascular Switzerland Sárl	Unspecified number of Company Interests	TriVascular, Inc.

Schedule 2.4

List of Agreement Date Lenders and Such Lenders’ Wire Instructions and Information for Notices

Name of Lender	Wire Instructions/ Address for Payments to Lender	Information for Notices
Deerfield Partners, L.P.	Citibank, N.A. New York ABA # 021-000-089 A/C Morgan Stanley & Co. NY A/C # 38890774 Sub A/C Deerfield Partners, L.P. Sub A/C # 038-036208

Deerfield Partners, L.P.

c/o Deerfield Management Company, L.P.

780 Third Avenue, 37th Floor

New York, NY 10017

Facsimile: 212-599-3075

E-mail: dclark@deerfield.com

Attn: David J. Clark, Esq.

With a copy to (which shall not be deemed to constitute notice):

Katten Muchin Rosenman LLP

575 Madison Avenue

New York NY 10022-2585

Facsimile: (212) 894-5877

E-mail: mark.fisher@kattenlaw.com and mark.wood@kattenlaw.com

Attn: Mark I. Fisher, Esq.

Attn: Mark D. Wood, Esq.

Deerfield International Master Fund, L.P.	Citibank, N.A. New York ABA # 021-000-089 A/C Morgan Stanley & Co. NY A/C # 38890774 Sub A/C Deerfield International Master Fund, L.P. Sub A/C # 038-CDFCZ3

Deerfield International Master Fund, L.P.

c/o Deerfield Management Company, L.P.

780 Third Avenue, 37th Floor

New York, NY 10017

Facsimile: 212-599-3075

E-mail: dclark@deerfield.com

Attn: David J. Clark, Esq.

With a copy to (which shall not be deemed to constitute notice):

Katten Muchin Rosenman LLP

575 Madison Avenue

New York NY 10022-2585

Facsimile: (212) 894-5877

E-mail: mark.fisher@kattenlaw.com and mark.wood@kattenlaw.com

Attn: Mark I. Fisher, Esq.

Attn: Mark D. Wood, Esq.

Name of Lender	Wire Instructions/ Address for Payments to Lender	Information for Notices
Deerfield Private Design Fund III, L.P.	Citibank, N.A. New York ABA # 021-000-089 A/C Morgan Stanley & Co. NY A/C # 38890774 Sub A/C Deerfield Private Design Fund III, L.P. Sub A/C # 038CDKGC9

Deerfield Private Design Fund III, L.P.

c/o Deerfield Management Company, L.P.

780 Third Avenue, 37th Floor

New York, NY 10017

Facsimile: 212-599-3075

E-mail: dclark@deerfield.com

Attn: David J. Clark, Esq.

With a copy to (which shall not be deemed to constitute notice):

Katten Muchin Rosenman LLP

575 Madison Avenue

New York NY 10022-2585

Facsimile: (212) 894-5877

E-mail: mark.fisher@kattenlaw.com and mark.wood@kattenlaw.com

Attn: Mark I. Fisher, Esq.

Attn: Mark D. Wood, Esq.

Deerfield Private Design Fund IV, L.P.	Citibank, N.A. New York ABA # 021-000-089 A/C Morgan Stanley & Co. NY A/C # 38890774 Sub A/C Deerfield Private Design Fund IV, L.P. Sub A/C # 038CDNH16

Deerfield Private Design Fund IV, L.P.

c/o Deerfield Management Company, L.P.

780 Third Avenue, 37th Floor

New York, NY 10017

Facsimile: 212-599-3075

E-mail: dclark@deerfield.com

Attn: David J. Clark, Esq.

With a copy to (which shall not be deemed to constitute notice):

Katten Muchin Rosenman LLP

575 Madison Avenue

New York NY 10022-2585

Facsimile: (212) 894-5877

E-mail: mark.fisher@kattenlaw.com and mark.wood@kattenlaw.com

Attn: Mark I. Fisher, Esq.

Attn: Mark D. Wood, Esq.

Schedule 3.1(d)

Existing Liens

None.

Schedule 3.1(f)

Existing Indebtedness

None.

Schedule 3.1(h)

Litigation

Barry Lucido, etc. v. TriVascular Technologies, Inc., et al., Superior Court of the State California, County of Sonoma, Case No. SCV 258123. The complaint sought, among other things, rescissory and compensatory damages, and attorneys’ fees and expenses. On January 25, 2016, the defendants entered into a memorandum of understanding with the plaintiffs providing for the settlement of all claims in both actions. In December 2016, the defendants entered into a stipulation and agreement of compromise, settlement and release with respect to this matter and the dismissal thereof. The final settlement hearing is scheduled for June 2017.

Vicky Nguyen v. Endologix, Inc., et al. (Filed January 3, 2017 in the United States District Court, Central District of California; Case No. 2:17-cv-00017); and Kodgi Ahmed v. Endologix, Inc., et al. (Filed January 11, 2017 in the United States District Court, Central District of California; Case No. 8:17-cv-00061). These putative securities class actions are brought against defendants Endologix, Inc., John McDermott, and Vaseem Mahboob. The putative class period is August 2, 2016 through November 16, 2016. The lawsuits allege that the defendants made misleading statements about the prospects for approval by the FDA of the Nellix medical product in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The lawsuits allege that on November 16, 2016, Endologix announced that the FDA had requested additional data from Endologix to assess Nellix for approval and that Endologix’s stock fell approximately 20% on this news. The lawsuits seek damages, interest, attorneys’ fees, expert fees, costs, and other relief the Court may deem appropriate. Endologix intends to file a motion to dismiss the lawsuits after the Court appoints a lead plaintiff and the lead plaintiff files a consolidated complaint.

Steven M. Ortiz v. Endologix, Inc. This wage and hour class action lawsuit was filed by former employee Steven M. Ortiz entitled Steven M. Ortiz. v. Endologix, Inc., Orange County Superior Court Case No. 30-2016-00873893-CU-OE-CXC. The case was filed on September 9, 2016 and involves the following claims that the plaintiff seeks to certify as a class action: failure to pay all overtime wages owing; failure to provide meal periods and failure to pay meal period premiums; failure to pay all wages owed at time of termination seeking waiting time penalties under Labor Code section 203; failure to provide accurate wage statements; and violations of Business and Professions Code section 17200. The case also alleges claims for penalties under the Private Attorneys General Act of 2004. Endologix and the plaintiff held a mediation in March 2017 regarding this matter and are negotiating the terms of a final settlement agreement.

Samuels v. TriVascular, Inc., in the United States District Court for the Northern District of California, Civil Action No. 3:13-cv-02261-EMC. In this action, Dr. Shaun L.W. Samuels filed a complaint asserting patent infringement of United States Patent No. 6,007,575 (the “’575 patent”) in connection with TriVascular’s Ovation Prime® Abdominal Stent Graft System for the treatment of aortic abdominal aneurysms. TriVascular filed an answer and counterclaims, asserting various defenses and asserting counterclaims. Dr. Samuels filed a second amended complaint on August 13, 2015, adding individual defendants, Michael A. Chobotov, Ph.D.; Robert G. Whirley, Ph.D.; and Joseph W. Humphrey, Ph.D. TriVascular filed an answer and counterclaims on August 27, 2015, asserting various defenses and asserting counterclaims that Dr. Samuels’s patent is not infringed and is invalid, as well as certain breach of contract claims based on previous agreements with Dr. Samuels. On November 3, 2015, the court held a claim construction hearing to construe certain claims of the ‘575 patent, and issued a claim construction order on November 12, 2015.

On December 17, 2015, the court then entered (based on the parties stipulation) an order and final judgment of non-infringement of the ‘575 patent, providing that TriVascular and the individual defendants did not infringe the ‘575 patent and staying TriVascular’s second through fifth counterclaims pending Dr. Samuels’s appeal of the judgment of non-infringement. On January 12, 2016, Dr. Samuels filed a notice of appeal to the court of appeals for the federal circuit. After briefing, the appeal was argued before a panel of the federal circuit on November 1, 2016. On November 3, 2016, the federal circuit affirmed the district court’s judgment summarily, without writing an opinion. The federal circuit’s mandate was issued on December 12, 2016. TriVascular filed a motion for attorney fees, which the district court denied on February 22, 2017. The district court also ordered the parties to file a stipulation of dismissal of TriVascular’s counterclaims two through five without prejudice, as well as a stipulated final judgment disposing of the case, by March 2017. The parties filed the foregoing stipulations and are awaiting a final disposition from the district court.

Schedule 3.1(m)

Real Estate

Owned Real Property:

Loan Party or Subsidiary	Complete street and mailing address, including zip code
N.A.

Leased Real Property:

Loan Party or Subsidiary	Complete street and mailing address, including zip code	Landlord name and contact information
Endologix, Inc.	2 Musick, Irvine, County of Orange, California 92618 U.S.A.	The Northwestern Mutual Life Insurance Company

Endologix International Holdings B.V.	Burgemeester Burgerslaan 40, 5245 NH Rosmalen, The Netherlands	N.A.

TriVascular Technologies, Inc.	3910 Brickway Blvd., Santa Rosa, County of Sonoma, CA 95403 U.S.A.	Sonoma Airport Properties LLC

Endologix Singapore Private Limited	50 Ubi Crescent #01-03 Ubi Techpark Singapore 408568	Somnotec (S) Pte Ltd., 50 Ubi Crescent #01-03 Ubi Techpark Singapore 408568

Subleased Real Property:

Loan Party or Subsidiary	Complete street and mailing address, including zip code	Landlord and sublandlord name and contact information
N.A.

Other Real Property Operated or Occupied:

Loan Party or Subsidiary	Complete street and mailing address, including zip code	Nature of use
N.A.

Schedule 3.1(x)

Borrower’s Subsidiaries

Parent	Percentage ownership	Name of Subsidiary	Jurisdiction of Subsidiary	Date of formation of Subsidiary	Federal employer ID no. of Subsidiary	Organizational identification no. of Subsidiary
Endologix, Inc.	100%	Nellix, Inc.	Delaware	03/20/2001	94-3398416	3359980

Endologix, Inc.	100%	CVD/RMS Acquisition Corp.	Delaware	12/13/1998	33-0928438	2955166

Endologix, Inc.	100%	RMS/Endologix Sideways Merger Corp.	Delaware	05/30/2002	03-0512974	3530477

Endologix, Inc.	100%	Endologix Singapore Private Limited	Singapore	01/13/2015	N.A.	N.A.

Endologix, Inc.	100%	ELGX International Holdings GP	Cayman Islands	07/05/2011	N.A.	N.A.

Endologix, Inc.	100%	Endologix New Zealand Co.	New Zealand	05/31/2012	N.A.	N.A.

Endologix, Inc. ELGX International Holdings GP	99% 1%	Endologix Bermuda L.P.	Bermuda	07/24/2012	N.A.	N.A.

Endologix International Holdings B.V.	100%	Endologix Poland spolkda z ograniczona odpowiedzialnoscia	Poland	03/26/2015	N.A.	N.A.

Endologix Bermuda L.P.	100%	Endologix International Holdings B.V.	The Netherlands	08/22/2011	N.A.	N.A.

Endologix International Holdings B.V.	100%	Endologix Italia S.r.l.	Italy	06/04/2012	N.A.	N.A.

Endologix International holdings B.V.	100%	Endologix International B.V.	The Netherlands	08/22/2011	N.A.	N.A.

Endologix, Inc.	100%	TriVascular Technologies, Inc.	Delaware	07/11/2007	87-0807313	4387054

TriVascular Technologies, Inc.	100%	TriVascular, Inc.	California	01/05/1998	68-0402620	C2065374

TriVascular, Inc.	100%	TriVascular Sales, LLC	Texas	08/23/2012	46-0859179	0801644988

TriVascular, Inc.	100%	TriVascular Canada, LLC	Delaware	11/25/2014	N.A.	5647226

Parent	Percentage ownership	Name of Subsidiary	Jurisdiction of Subsidiary	Date of formation of Subsidiary	Federal employer ID no. of Subsidiary	Organizational identification no. of Subsidiary
TriVascular, Inc.	100%	TriVascular Germany GmbH	Germany	05/14/2012	N.A.	N.A.

TriVascular, Inc.	100%	TriVascular Switzerland Sarl	Switzerland	04/30/2010	N.A.	N.A.

TriVascular, Inc.	100%	TriVascular Italia S.R.L.	Italy	04/08/2010	N.A.	N.A.

Schedule 3.1(z)

Borrower’s Outstanding Shares of Stock, Options and Warrants

Name of Issuer	Authorized Securities	Issued and Outstanding Securities	Certificated (Yes or No)	Loan Party/Subsidiary Owner
Endologix, Inc.[4]	135,000,000 Shares of Common Stock, $0.001 par value	82,925,280 Shares of Common Stock	Yes	N.A.
	5,000,000 Shares of Preferred Stock, $0.001 par value, undesignated	Zero Shares of Preferred Stock	Yes, when issued	N.A.

Nellix, Inc.	1,000 Shares of Common Stock, $0.001 par value	100 Shares of Common Stock	Yes	Endologix, Inc.

CVD/RMS Acquisition Corp.	100 Shares of Common Stock, $0.001 par value	100 Shares of Common Stock	Yes	Endologix, Inc.

RMS/Endologix Sideways Merger Corp.	100 Shares of Common Stock, $0.001 par value	100 Shares of Common Stock	Yes	Endologix, Inc.

TriVascular Technologies, Inc.	1,000 Shares of Common Stock, $0.001 par value	100 Shares of Common Stock	Yes	Endologix, Inc.

ELGX International Holdings GP	Unspecified Number of Partnership Interests	Unspecified Number of Partnership Interests	No	Endologix, Inc.

Endologix Bermuda, L.P.	Unspecified Number of Partnership Interests	Unspecified Number of Partnership Interests	No	Endologix, Inc.

Endologix Singapore Private Limited	Unspecified Number of Company Interests	Unspecified Number of Company Interests	No	Endologix, Inc.

Endologix New Zealand Co.	Unspecified Number of Company Interests	Unspecified Number of Company Interests	No	Endologix, Inc.

TriVascular, Inc.	100 Shares of Common stock, $0.01 par value	100 Shares of Common Stock	No	TriVascular Technologies, Inc.

[4]	As disclosed in the Annual Report on Form 10-K of Endologix, Inc., as filed with the U.S. Securities and Exchange Commission on March 1, 2017, and available on EDGAR.

Name of Issuer	Authorized Securities	Issued and Outstanding Securities	Certificated (Yes or No)	Loan Party/Subsidiary Owner
Endologix International Holdings B.V.	Unspecified Number of Company Interests	Unspecified Number of Company Interests	No	Endologix Bermuda, L.P.

Endologix Poland spolkda z ograniczona odpowiedzialnoscia	Unspecified Number of Company Interests	Unspecified Number of Company Interests	No	Endologix International Holdings B.V.

Endologix International B.V.	Unspecified Number of Company Interests	Unspecified Number of Company Interests	No	Endologix International Holdings B.V.

Endologix Italia S.r.l	Unspecified Number of Company Interests	Unspecified Number of Company Interests	No	Endologix International Holdings B.V.

TriVascular Sales LLC	1,000 Units of Membership Interests	1,000 Units of Membership Interests	No	TriVascular, Inc.

TriVascular Canada, LLC	1,000 Units of Membership Interests	1,000 Units of Membership Interests	No	TriVascular, Inc.

TriVascular Italia Sarl	Unspecified Number of Company Interests	Unspecified Number of Company Interests	No	TriVascular, Inc.

TriVascular Germany GmbH	Unspecified number of Company Interests	Unspecified number of Company Interests	No	TriVascular, Inc.

TriVascular Switzerland Sárl	Unspecified number of Company Interests	Unspecified number of Company Interests	No	TriVascular, Inc.

Options and Equity Incentive/Compensation Plans:

Equity Awards: The Borrower’s 2015 Stock Incentive Plan (the “2015 Plan”) authorizes the grant of equity awards to purchase up to 6.8 million shares of Common Stock. As of December 31, 2016, approximately 8.3 million shares were reserved for issuance under outstanding stock options, including stock options granted under equity compensation plans preceeding the 2015 Plan, and 1.3 million shares were subject to unvested restricted stock awards. The outstanding stock options have exercise prices ranging from $1.64 to $17.60 and a weighted average exercise price of $9.22.

Amended and Restated 2006 Employee Stock Purchase Plan (the “ESPP”): As of December 31, 2016, approximately 4.6 million shares were available for issuance under the ESPP.

Non-Plan Inducement Grants: In connection with its merger with TriVascular Technologies, Inc., the Borrower issued non-plan inducement stock options to purchase 1.3 million shares of Common Stock at an exercise price of $7.53 per share, and non-plan inducement restricted stock units for 0.3 million shares of Common Stock.

Warrants:

In connection with its merger with TriVascular Technologies, Inc., Borrower assumed 35,094 unexercised out-of-the-money warrants of TriVascular Technologies, Inc., 24,272 of which have an exercise price of $12.58 per share and 10,822 of which have an exercise price of $28.21 per share.

Convertible Notes:

2.25% Convertible Notes: On December 10, 2013, Borrower issued $86.3 million aggregate principal amount of 2.25% Convertible Notes. The initial conversion rate of the 2.25% Convertible Notes is 41.6051 shares of Common Stock per $1,000 principal amount of 2.25% Convertible Notes, which represents an initial conversion price of approximately $24.04 per share. The 2.25% Convertible Notes are not convertible as of the Agreement Date.

3.25% Convertible Notes: On November 2, 2015, Borrower issued $125.0 million aggregate principal amount of 3.25% Convertible Notes. The initial conversion rate of the 3.25% Convertible Notes is 89.4314 shares of Common Stock per $1,000 principal amount of 3.25% Convertible Notes, which represents an initial conversion price of approximately $11.18 per share. The 3.25% Convertible Notes are not convertible as of the Agreement Date.

Other Rights to Securities of Borrower:

In connection with its merger with Nellix, Inc. (“Nellix”), Borrower agreed to issue shares of Common Stock to the former stockholders of Nellix upon Borrower’s receipt of FDA approval to sell Borrower’s Nellix EVAS System in the United States (the “PMA Milestone”). The number of shares of Common Stock issuable to the former stockholders of Nellix upon achievement of the PMA Milestone shall equal the quotient obtained by dividing $15.0 million by the average per share closing price of Common Stock on The Nasdaq Global Select Market for each of the 30 consecutive trading days ending with the fifth trading day immediately preceding the date of Borrower’s receipt of FDA approval to sell Borrower’s Nellix EVAS System in the United States, subject to a stock price floor of $4.50 per share, but not subject to a stock price ceiling.

Schedule 3.1(aa)

Material Contracts

•	Cross License Agreement dated as of October 26, 2011, by and between Endologix, Inc. and Bard Peripheral Vascular, Inc.

•	Settlement Agreement, dated October 16, 2012 by and among Endologix, Inc., Cook Incorporated, Cook Group and Cook Medical, Inc.

•	Standard Industrial/Commercial Multi-Tenant Lease - Net, for 2 Musick, Irvine, California and 35 Hammond, Irvine, dated June 12, 2013, by and between Endologix, Inc. and The Northwestern Mutual Life Insurance Company.

Schedule 3.1(dd)

Environmental

None.

Schedule 3.1(ff)

Labor Relations

None.

Schedule 3.1(gg)

Jurisdiction of Organization, Legal Name, Organizational Identification Number and Chief Executive Office

Loan Party	Jurisdiction of organization	All other jurisdictions of organization of Loan Party for 5 years preceding the Agreement Date	Legal name	All other legal names of Loan Party for 5 years preceding the Agreement Date	Organizational identification no.	Location of chief executive office or sole place of business
Endologix, Inc.	Delaware	N.A.	Same as loan party name at left	N.A.	2338745	2 Musick, Irvine, County of Orange, California 92618 U.S.A.

Nellix, Inc.	Delaware	N.A.	Same as loan party name at left	N.A.	3359980	2 Musick, Irvine, County of Orange, California 92618 U.S.A.

CVD/RMS Acquisition Corp.	Delaware	N.A.	Same as loan party name at left	N.A.	2955166	2 Musick, Irvine, County of Orange, California 92618 U.S.A.

TriVascular Technologies, Inc.	Delaware	N.A.	Same as loan party name at left	N.A.	4387054	3910 Brickway Blvd., Santa Rosa, County of Sonoma, CA 95403 U.S.A

TriVascular, Inc.	California	N.A.	Same as loan party name at left	N.A.	C2065374	3910 Brickway Blvd., Santa Rosa, County of Sonoma, CA 95403 U.S.A

TriVascular Canada, LLC	Delaware	N.A.	Same as loan party name at left	N.A.	5647226	3910 Brickway Blvd., Santa Rosa, County of Sonoma, CA 95403 U.S.A

Schedule 5.1(y)

Post-Closing Requirements

The Loan Parties shall satisfy and complete each of the following obligations, or provide Agent each of the items listed below, as applicable, on or before the date indicated below, all to the satisfaction of Agent in its reasonable discretion:

1. Within forty-five (45) days after the Agreement Date (or such later date as Agent may agree in its sole discretion), ensure that each deposit account and securities account (other than Excluded Accounts and other than the Merrill Lynch Securities Account) maintained by any Loan Party shall be subject to a Control Agreement, or any other documentation determined by Agent to be reasonably necessary to grant a perfected security interest in the funds or investment property maintained in any such deposit account or securities account, each of which shall be in form and substance reasonably satisfactory to Agent.

2. The Loan Parties shall use commercially reasonable efforts to, by the date that is sixty (60) days following the Agreement Date (or such later date as Agent may agree in writing in its sole discretion), provide Agent with landlord’s agreement, consignment agreements, landlord waivers, and/or bailee waivers (as applicable), each of which shall be reasonably satisfactory in form and substance to Agent, for each of the following locations: (a) 3910 Brickway Blvd., Santa Rosa, CA 95403, (b) 5025 Tuggle Road, Memphis, TN 38118 and (c) 2 Musick, Irvine, CA 92618.

3. The Loan Parties shall, by the date that is thirty (30) days after the Agreement Date (or such later date as Agent may agree in writing in its sole discretion), provide Agent with endorsements to the Loan Parties’ property insurance policies naming Agent as lender loss payee and endorsements to the Loan Parties’ liability insurance policies naming Agent as additional insured and, in each case, notices of cancellation as set forth in Section 5.1(e).

4. The Loan Parties shall, within sixty (60) days after the Agreement Date (or such later date as Agent may agree in writing in its sole discretion), either (a) provide Agent with evidence reasonably satisfactory to it that Trivascular Sales LLC has been dissolved or (b) make TriVascular Sales LLC a Guarantor and have TriVascular Sales LLC provide a Lien in its Collateral to Agent for the benefit of the Secured Parties and to execute and deliver all agreements, instruments and documents and take such other actions reasonably requested by Agent in respect thereof.

5. Within forty-five (45) days after the Agreement Date (or such later date as Agent may agree in writing in its sole discretion), the Loan Parties shall have made all requisite filings to cause their patents currently registered in the name of Radiance Medical Systems (serial numbers 08/877593 (Microcapsules for Site-Specific Delivery) and 08/965900 (Radiation Delivery Catheter) to be registered in the name of Endologix, Inc.

6. The Loan Parties shall, within forty-five (45) days after the Agreement Date (or such later date as Agent may agree in writing in its sole discretion), make RMS/Endologix Sideways Merger Corp. a Guarantor and have RMS/Endologix Sideways Merger Corp. provide a Lien in its Collateral to Agent for the benefit of the Secured Parties and to execute and deliver all agreements, instruments and documents and take such other actions reasonably requested by Agent in respect thereof.

The Loan Parties’ failure to complete and satisfy any of the above obligations on or before the date indicated above (or such later date as Agent may agree in writing in its sole discretion), or the Loan Parties’ failure to deliver any of the above listed items on or before the date indicated above (or such later date as Agent may agree in writing in its sole discretion), shall constitute an immediate and automatic Event of Default.

Schedule 5.2(iv)

Contingent Obligations

•	Base Capped Call Confirmation, dated December 4, 2013, between the Borrower and Bank of America, N.A.

•	Additional Capped Call Confirmation, dated December 5, 2013, between the Borrower and Bank of America, N.A.

The capped call transactions contemplated by the documents listed above relate to the 2.25% Convertible Notes. The capped call transactions are expected to reduce the potential dilution and/or offset the potential cash payments that the Borrower may be required to make in excess of the principal amount upon conversion of the 2.25% Convertible Notes in the event that the market price per share of the Borrower’s common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions, which initially corresponds to the $24.04 conversion price of the 2.25% Convertible Notes. The Borrower will not be required to make any cash payments to Bank of America, N.A. upon the exercise of the options that are a part of the capped call transactions, but rather will be entitled to receive from Bank of America, N.A. a number of shares of the Borrower’s common stock and/or an amount of cash based on the amount by which the market price per share of Common Stock of the Borrower, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions during the relevant valuation period.

Schedule 5.2(vii)

Transactions with Affiliates

Investments of Inventory pursuant to clause (j) of the definition of Permitted Investments.